Exhibit 4

ANNEX I

TO THAT CERTAIN THIRD AMENDMENT TO CREDIT AGREEMENT

DATED AS OF JULY 28, 2008

TWELFTH AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of July 25, 2006

among

AIRGAS, INC.,

AIRGAS CANADA INC. and RED-D-ARC LIMITED,

as Borrowers

CERTAIN SUBSIDIARIES OF AIRGAS, INC.

FROM TIME TO TIME PARTY HERETO,

as Guarantors

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as U.S. Agent

and

THE BANK OF NOVA SCOTIA,

as Canadian Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

THE BANK OF NEW YORK,

THE BANK OF NOVA SCOTIA,

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Co-Book Managers,

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Computation of Time Periods	30
1.3	Accounting Terms	30
ARTICLE II.A U.S. DOLLAR CREDIT FACILITIES		31
2A.1	U.S. Revolving Loans	31
2A.2	Competitive U.S. Loan Subfacility	33
2A.3	U.S. Letter of Credit Subfacility	34
2A.4	U.S. Swingline Loan Subfacility	38
2A.5	U.S. Term Loan	40
ARTICLE II.B FOREIGN CURRENCY LOANS		43
2B.1	Foreign Currency Loans	43
2B.2	Exchange Rates; Currency Equivalents	45
2B.3	Additional Alternative Currencies	45
2B.4	Change of Currency	46
2B.5	Foreign Borrowers	46
ARTICLE III CANADIAN DOLLAR CREDIT FACILITIES		47
3.1	Canadian Revolving Loans	47
3.2	Canadian Swingline Loan Subfacility	48
3.3	Canadian Letter of Credit Subfacility	49
3.4	Bankers’ Acceptances	53
3.5	Removal of a Canadian Borrower	55
3.6	Reset Mechanism	55
3.7	Certain Waivers	56
ARTICLE IV OTHER PROVISIONS RELATING TO CREDIT FACILITIES		56
4.1	Default Rate	56
4.2	Extension and Conversion	56
4.3	Prepayments	58
4.4	Termination and Reduction of Commitments; Increase of Commitments	60
4.5	Fees	63
4.6	Capital Adequacy	65
4.7	Inability To Determine Interest Rate	66
4.8	Illegality	67
4.9	Requirements of Law	67
4.10	Taxes	69
4.11	Indemnity	70
4.12	Payments Generally; Agents’ Clawback	71
4.13	Sharing of Payments	73
4.14	Computations; Allocation of Payments Post-Acceleration	73
ARTICLE V CONDITIONS		75
5.1	Closing Conditions	75
5.2	Conditions to all Extensions of Credit	76
ARTICLE VI REPRESENTATIONS AND WARRANTIES		78
6.1	Financial Condition	78
6.2	No Change	78
6.3	Organization; Existence; Compliance with Law	79
6.4	Power; Authorization; Enforceable Obligations	79
6.5	No Legal Bar	79
6.6	No Material Litigation	79
6.7	No Default	79
6.8	Ownership of Property; Liens	80

i

6.9	Intellectual Property	80
6.10	No Burdensome Restrictions	80
6.11	Taxes	80
6.12	ERISA	80
6.13	Governmental Regulations, Etc.	81
6.14	Subsidiaries	82
6.15	Purpose of Loans and Letters of Credit	82
6.16	Environmental Matters	82
6.17	Solvency	83
6.18	Perfection of Security Interests in the Collateral	83
6.19	Perfection Information	83
ARTICLE VII AFFIRMATIVE COVENANTS		84
7.1	Information Covenants	84
7.2	Preservation of Existence and Franchises	85
7.3	Books and Records	86
7.4	Compliance with Law	86
7.5	Payment of Taxes and Other Indebtedness	86
7.6	Insurance	86
7.7	Maintenance of Property	86
7.8	Use of Proceeds	86
7.9	Audits/Inspections	86
7.10	Financial Covenants	87
7.11	[Reserved]	87
7.12	Additional Guarantors	87
7.13	Pledged Assets	87
7.14	Receivables Financing Further Assurances	89
ARTICLE VIII NEGATIVE COVENANTS		89
8.1	Indebtedness	89
8.2	Liens	89
8.3	Nature of Business	89
8.4	Consolidation, Merger, Amalgamation or Sale	90
8.5	Investments	91
8.6	Restricted Payments	92
8.7	Payments of Indebtedness, Etc.	92
8.8	Fiscal Year; Organizational Documents	93
8.9	Limitation on Restricted Actions	93
8.10	Subsidiary Stock	93
8.11	No Further Negative Pledges	93
8.12	Transactions with Affiliates	94
ARTICLE IX EVENTS OF DEFAULT		94
9.1	Events of Default	94
9.2	Acceleration; Remedies	97
ARTICLE X AGENCY PROVISIONS		98
10.1	Appointment and Authority	98
10.2	Rights as a Lender	98
10.3	Exculpatory Provisions	98
10.4	Reliance by the Agents	99
10.5	Delegation of Duties	99
10.6	Resignation of Agents	99
10.7	Non-Reliance on Agents and Other Lenders	100
10.8	No Other Duties; Etc.	101
10.9	U.S. Agent May File Proofs of Claim	101
10.10	Collateral and Guaranty Matters	102

ARTICLE XI MISCELLANEOUS		102
11.1	Notices and Other Communications; Facsimile Copies	102
11.2	Right of Set-Off	103
11.3	Benefit of Agreement	103
11.4	No Waiver; Remedies Cumulative	106
11.5	Payment of Expenses, Etc.	107
11.6	Amendments, Waivers and Consents	108
11.7	Counterparts	109
11.8	Headings	110
11.9	Survival	110
11.10	Governing Law; Submission to Jurisdiction; Venue	110
11.11	Severability	111
11.12	Entirety	111
11.13	Binding Effect; Termination	112
11.14	Confidentiality	112
11.15	Conflict	113
11.16	USA PATRIOT Act Notice	113
11.17	Replacement of Lenders	113
11.18	Designation as Senior Debt	114
11.19	No Advisory or Fiduciary Responsibility	114
11.20	Judgment Currency	114
ARTICLE XII GUARANTY		115
12.1	The Guaranty	115
12.2	Obligations Unconditional	116
12.3	Reinstatement	117
12.4	Certain Additional Waivers	117
12.5	Remedies	117
12.6	Rights of Contribution	118
12.7	Guarantee of Payment; Continuing Guarantee	118
12.8	Collateral and Guarantor Release Date; Subsequent Collateralization Date	118

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1A	Excluded Asset Dispositions
Schedule 1.1B	Existing Canadian Letters of Credit
Schedule 1.1C	Existing U.S. Letters of Credit
Schedule 1.1D	Mandatory Cost Formulae
Schedule 1.1E	Liens
Schedule 2.1(a)	Lenders and Commitments
Schedule 5.1(d)	Legal Opinions
Schedule 6.14	Subsidiaries
Schedule 6.19	Perfection Information
Schedule 8.1	Indebtedness
Schedule 8.5	Investments
Schedule 11.1	Certain Notices

Exhibits

Exhibit 2A.1(b)(i)	Form of Notice of U.S. Borrowing
Exhibit 2B.1(b)(i)	Form of Notice of Foreign Currency Borrowing
Exhibit 2B.5(a)	Form of Foreign Borrower Request and Assumption Agreement
Exhibit 2B.5(b)	Form of Foreign Borrower Notice
Exhibit 3.1(b)(i)	Form of Notice of Canadian Borrowing
Exhibit 4.2	Form of Notice of Extension/Conversion
Exhibit 4.4	Form of New Commitment Agreement
Exhibit 7.1(c)	Form of Officer’s Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3	Form of Assignment and Assumption

TWELFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS TWELFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 25, 2006 (the “Credit Agreement”), is by and among AIRGAS, INC., a Delaware corporation (“Airgas” and also a “Borrower”), AIRGAS CANADA INC., a Canada corporation, and RED-D-ARC LIMITED, an Ontario corporation, (each a “Canadian Borrower” and together with Airgas and the Foreign Borrowers from time to time party hereto, the “Borrowers”), the Guarantors from time to time party hereto, the several lenders identified on the signature pages hereto as Lenders and such other lenders as may from time to time become a party hereto as Lenders (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “U.S. Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Lenders (in such capacity, the “Canadian Agent”).

W I T N E S S E T H

WHEREAS, Airgas, the Canadian Borrowers and the Guarantors are parties to a Eleventh Amended and Restated Credit Agreement dated as of January 14, 2005 (as amended, supplemented or otherwise modified from time to time until (but not including) the date of this Credit Agreement, the “Existing Credit Agreement”) with the banks, financial institutions and other institutional lenders party thereto, Bank of America, N.A., as United States administrative agent for such lenders, and Canadian Imperial Bank of Commerce, as Canadian administrative agent for such lenders.

WHEREAS, the parties to this Credit Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows.

WHEREAS, the Credit Parties have requested that the (i) U.S. Revolving Lenders agree to extend credit to Airgas in an aggregate principal amount of up to $991,000,000, (ii) U.S. Term Lenders agree to extend credit to Airgas in an aggregate principal amount of up to $600,000,000 and (iii) Canadian Lenders agree to extend credit to the Canadian Borrowers in an aggregate principal amount of up to C$40,000,000, each for the purposes set forth in this Credit Agreement. The Lenders have indicated their willingness to agree to extend credit to Airgas and the Canadian Borrowers from time to time in such amount on the terms and conditions of this Credit Agreement

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acceptance Fee” means an amount equal to the product of (a) the Applicable Percentage for Bankers’ Acceptances as of the date of acceptance; (b) the aggregate Face Amount of Bankers’ Acceptances accepted by a Canadian Lender on the date of acceptance of the requested Bankers’ Acceptances; and (c) a fraction (i) the numerator of which is the term to maturity in days of such Bankers’ Acceptances, and (ii) the denominator of which is 365 days.

“Acquisition”, by any Consolidated Party, means the acquisition (whether or not involving a merger or consolidation) by such Consolidated Party of, to the extent not constituting a Consolidated Capital Expenditure, all or a majority of the Capital Stock or all or substantially all of the Property or a line of business or division of another Person.

“Additional Commitment” means, with respect to any Person which executes a New Commitment Agreement in accordance with Section 4.4(b), the commitment of such Lender in an aggregate principal amount up to the amount specified in such New Commitment Agreement (i) to (A) make U.S. Revolving Loans in accordance with the provisions of Section 2A.1(a), (B) purchase participation interests in U.S. Letters of Credit in accordance with the provisions of Section 2A.3(c), and (C) purchase participation interests in the U.S. Swingline Loans in accordance with the provisions of Section 2A.4(b)(iii), and/or (ii) to make U.S. Term Loans in accordance with the provisions of Section 2A.5(a) and/or (iii) to (A) make Canadian Revolving Loans in accordance with the provisions of Section 3.1(a), (B) purchase participation interests in Canadian Letters of Credit in accordance with the provisions of Section 3.3(c) and (C) accept Bankers’ Acceptances in accordance with the provisions of Section 3.4(a).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the U.S. Agent or the Canadian Agent, as applicable.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the equity interest in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means the U.S. Agent and the Canadian Agent.

“Airgas” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Applicable Percentage” means, for purposes of calculating the applicable rate for any day for any U.S. Base Rate Loan, any Eurocurrency Loan, any Peso Rate Loan or any Canadian Base Rate Loan, the Acceptance Fee, the U.S. Revolving Commitment Unused Fee, the U.S. Term Commitment Unused Fee, the Canadian Unused Fee, the Foreign Currency Commitment Unused Fee, the issuance fee for standby U.S. Letters of Credit, the drawing fee for trade U.S. Letters of Credit, the issuance fee for standby Canadian Letters of Credit, the drawing fee for trade Canadian Letters of Credit, the appropriate applicable percentage, corresponding to the higher of the long term credit ratings of Airgas by S&P and Moody’s in effect as of such date:

Applicable Percentages

Pricing Level	Long term credit rating	Eurocurrency Loans and Peso Rate Loans	U.S. Base Rate Loans	Canadian Base Rate Loans	Bankers’ Acceptances	Issuance Fees for standby U.S. Letters of Credit and standby Canadian Letters of Credit	Drawing Fees for trade U.S. Letters of Credit and trade Canadian Letters of Credit	U.S. Revolving Commitment Unused Fee, U.S. Term Commitment Unused Fee, Canadian Unused Fee and Foreign Currency Commitment Unused Fee
I	> BBB/ >Baa2	0.500%	0.00%	0.00%	0.500%	0.500%	0.2500%	0.100%
II	BBB-/Baa3	0.625%	0.00%	0.00%	0.625%	0.625%	0.3125%	0.125%
III	BB+/Ba1	0.750%	0.00%	0.00%	0.750%	0.750%	0.3750%	0.175%
IV	BB/Ba2	1.250%	0.250%	0.250%	1.250%	1.250%	0.6250%	0.275%
V	< BB- or unrated by S&P / < Ba3 or unrated by Moody’s	1.750%	0.750%	0.750%	1.750%	1.750%	0.8750%	0.375%

In the event that the long term credit ratings of Airgas by S&P and Moody’s for any day differ by more than one Pricing Level (or if Airgas is unrated by either S&P or Moody’s), the Applicable Percentage for such day shall be the appropriate applicable percentage corresponding to the Pricing Level which is one Pricing Level lower (with Pricing Level I begin the highest and Pricing Level V being the lowest) than the Pricing Level corresponding to the higher of the long term credit ratings of Airgas by S&P and Moody’s in effect as of such date.

“Applicable Time” means, with respect to any borrowing and payment in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the U.S. Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of such borrowing or payment.

“Applicant Foreign Borrower” has the meaning specified in Section 2B.5.

“Application Period” means, in respect of any Asset Disposition, the period of 360 days (or such shorter period as provided for reinvestment of the proceeds thereof under any Junior Financing Documentation) following the consummation of such Asset Disposition.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any disposition (including pursuant to an Asset Exchange or a Sale and Leaseback Transaction and including any Involuntary Disposition) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise; provided, however, that (i) the term “Asset Disposition” shall be deemed to include any “Asset Sale” (or any comparable term) under, and as defined in, any Junior Financing Documentation, and (ii) an issuance of Capital Stock shall not constitute an Asset Disposition.

“Asset Disposition Prepayment Event” means, without duplication, (i) with respect to any Asset Disposition (other than an Excluded Asset Disposition) occurring on any date, if any, on which the Applicable Percentage is based on “Pricing Level IV” or “Pricing Level V”, the failure of the Credit Parties to apply (or cause to be applied) the Net Cash Proceeds of such Asset Disposition to Eligible Reinvestments during the Application Period for such Asset Disposition and (ii) as long as the U.S. Term Loan is outstanding, the date five (5) Business Days prior to the date on which a failure of the Credit Parties to have applied the Net Cash Proceeds from any “Asset Sale” (or any comparable term) under, and as defined in, any Junior Financing Documentation in such a manner as to not create an obligation of Airgas to offer to purchase any Subordinated Debt with any such Net Cash Proceeds.

“Asset Exchange” means, in connection with any Asset Disposition by a Consolidated Party, any substantially contemporaneous exchange of Property of such Consolidated Party for Property (that would otherwise constitute an Eligible Reinvestment) of the other party to such Asset Disposition.

“Attributed Principal Amount” means, on any day, with respect to any Securitization Transaction, the aggregate principal amount outstanding thereunder.

“BA Outstandings” means, at any time, the sum of the Face Amount of all Bankers’ Acceptances outstanding at such time.

“Bankers’ Acceptance” means a draft (a) drawn by a Canadian Borrower under the Canadian Revolving Commitment for acceptance by a Canadian Lender, (b) denominated in Canadian Dollars and (c) issued and payable only in Canada.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the U.S. Bankruptcy Code in Title 11 of the United States Code, the Bankruptcy and Insolvency Act of Canada, or any other applicable debtor relief laws in any case, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or ordering the winding up or liquidation of its affairs; or (ii) a court or governmental agency having jurisdiction in the premises shall enter a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property and such decree or order shall remain undismissed for a period of sixty (60) consecutive days; or (iii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iv) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (v) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“BNS” means The Bank of Nova Scotia and its successors.

“Borrowers” means a collective reference to each of Airgas, the Canadian Borrowers and the Foreign Borrowers.

“Borrowing Minimum” means (a) in the case of a Foreign Currency Loan denominated in U.S. Dollars, $5,000,000 and (b) in the case of a Foreign Currency Loan denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 100,000 units of such Foreign Currency and has a U.S. Dollar Equivalent (using the applicable Spot Rate determined as of the relevant date of determination) in excess of $5,000,000.

“Borrowing Multiple” means (a) in the case of a Foreign Currency Loan denominated in U.S. Dollars, $1,000,000 and (b) in the case of a Foreign Currency Loan denominated in a Foreign Currency, 100,000 units of such Foreign Currency.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the U.S. Agent’s office with respect to Credit Party Obligations denominated in U.S. Dollars is located and: (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurocurrency Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than U.S. Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than U.S. Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than U.S. Dollars or Euro, or any other dealings in any currency other than U.S. Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and (e) if such day relates to any interest rate settings as to a Peso Rate Loan, means any such day on which dealings in deposits in Mexican deposits are conducted by and between banks in Mexico City, Mexico; provided, however, when used in connection with a Loan made by any of the Canadian Lenders, the term Business Day shall not include any day on which banking institutions in Toronto, Ontario are authorized by law or other governmental actions to close.

“Canadian Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Canadian Agent’s Fee Letter” means that certain letter agreement, dated as of the Closing Date, between the Canadian Agent and Airgas, as amended, modified, restated or supplemented from time to time.

“Canadian Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the higher of (i) the fluctuating rate of interest per annum equal to the rate of interest established and publicly announced by BNS, from time to time, as its prime rate for Canadian Dollar commercial loans made in Canada (with each change in such prime rate being effective on the date such change is publicly announced as effective (it being understood and agreed that such prime rate is a reference rate used by BNS in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by BNS to any debtor)) and (ii) CDOR for such day plus the Applicable Percentage for Bankers’ Acceptances.

“Canadian Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Borrowers” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Canadian Commitment Percentage” means, for any Canadian Lender, the percentage identified as its Canadian Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any increase in the Canadian Revolving Committed Amount pursuant to Section 4.4(b) or any assignment made in accordance with the provisions of Section 11.3; provided, however, at any time that any Canadian Swingline Loan is outstanding (except to the extent that the Canadian Swingline Lender has demanded repayment of a particular Canadian Swingline Loan by way of a Canadian Revolving Loan as provided in Section 3.2(b)), (i) the Canadian Commitment Percentage of the Canadian Swingline Lender shall be reduced by an amount equal to the percentage amount of the Canadian Revolving Committed Amount then comprised of outstanding Canadian Swingline Loans and (ii) the Canadian Commitment Percentage of each other Canadian Lender shall be increased by an amount equal to the product of (A) the amount determined pursuant to clause (i) above multiplied by (B) the fraction determined from the ratio that the Canadian Commitment Percentage of such Canadian Lender bears to the total Canadian Commitment Percentages of all the Canadian Lenders other than the Canadian Swingline Lender.

“Canadian Credit Parties” means a collective reference to the Canadian Borrowers and the Canadian Subsidiary Guarantors, and “Canadian Credit Party” means any one of them.

“Canadian Dollars” and “C$” means dollars in lawful currency of Canada.

“Canadian Guarantors” means collectively, Airgas, the U.S. Subsidiary Guarantors, the Foreign Borrowers, the Foreign Subsidiary Guarantors and the Canadian Subsidiary Guarantors, and “Canadian Guarantor” means any one of them.

“Canadian Issuing Lender” means BNS.

“Canadian Lenders” means (i) those Lenders that have Canadian Revolving Commitments and are identified as Lenders on the signature pages attached hereto and (ii) any Person which becomes a Canadian Lender by executing a New Commitment Agreement pursuant to Section 4.4(b), together with their successors and assigns.

“Canadian Letter of Credit” means (i) any standby or trade letter of credit issued by the Canadian Issuing Lender for the account of a Canadian Borrower in accordance with the terms of Section 3.3 and (ii) any Existing Canadian Letter of Credit.

“Canadian LOC Commitment” means the commitment of the Canadian Issuing Lender to issue Canadian Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the Canadian LOC Committed Amount.

“Canadian LOC Committed Amount” shall have the meaning assigned to such term in Section 3.3.

“Canadian LOC Documents” means, with respect to any Canadian Letter of Credit, such Canadian Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Canadian Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“Canadian LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Canadian Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Canadian Letters of Credit plus (ii) the aggregate amount of all drawings under Canadian Letters of Credit honored by the Canadian Issuing Lender but not theretofore reimbursed. For all purposes of this Credit Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Canadian Obligations” means without duplication, (i) all of the obligations of the Canadian Borrowers and the Canadian Guarantors, in their capacity as such, to the Canadian Lenders, the Agents and the Collateral Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest owed with respect to such obligations which has accrued after the occurrence of a Bankruptcy Event with respect to any Canadian Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Canadian Borrowers to any Canadian Lender, or any affiliate of a Canadian Lender, arising under any Hedging Agreement.

“Canadian Revolving Commitment” means, with respect to each Canadian Lender, the commitment of such Canadian Lender in an aggregate principal amount at any time outstanding of up to such Canadian Lender’s Canadian Commitment Percentage of the Canadian Revolving Committed Amount, (i) to make Canadian Revolving Loans in accordance with the provisions of Section 3.1(a), (ii) to purchase participation interests in Canadian Letters of Credit in accordance with the provisions of Section 3.3(c) and (iii) to accept Bankers’ Acceptances in accordance with the provisions of Section 3.4(a).

“Canadian Revolving Committed Amount” shall have the meaning assigned to such term in Section 3.1(a).

“Canadian Revolving Loans” shall have the meaning assigned to such term in Section 3.1(a).

“Canadian Subsidiary” means a direct or indirect Subsidiary of Airgas which is organized and existing under the laws of Canada or any province or other political subdivision thereof.

“Canadian Subsidiary Guarantors” means each of (i) Airgas, S.A. de C.V., (ii) Airgas West, S.A. de C.V., (iii) Red-D-Arc, S.A. de C.V., (iv) Red-D-Arc (UK) Limited, and (v) Red-D-Arc (Netherlands) B.V., and each Canadian Subsidiary which may hereafter guaranty the Canadian Obligations by its execution after the Third Amendment Date of a Joinder Agreement pursuant to Section 7.12, together with their successors and permitted assigns, and “Canadian Subsidiary Guarantor” means any one of them.

“Canadian Swingline Commitment” means the commitment of the Canadian Swingline Lender to make Canadian Swingline Loans in an aggregate principal amount at any time outstanding of up to the Canadian Swingline Committed Amount.

“Canadian Swingline Committed Amount” shall have the meaning assigned to such term in Section 3.2(a).

“Canadian Swingline Lender” means BNS.

“Canadian Swingline Loan” means a loan made pursuant to and defined in Section 3.2(a).

“Canadian Unused Fee” shall have the meaning assigned to such term in Section 4.5(a)(ii).

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States, the government of the Canada or any agency or instrumentality thereof (to the extent that the full faith and credit of the United States or Canada is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) U.S. Dollar or Canadian Dollar denominated time deposits and certificates of deposit of (1) any Lender, (2) any United States or Canadian commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or C$800,000,000, as the case may be) or (3) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition; (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition; (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 (or C$800,000,000, as the case may be) for direct obligations issued by or fully guaranteed by the United States or Canada in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d); and (f) in the case of any Foreign Subsidiary, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) having maturities of not more than twelve months from the date of acquisition, (ii) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of Airgas, comparable in investment quality to such Investments and obligors (or the parents of such obligors).

“CDOR” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) quoted by BNS as the rate for its 30 day Canadian Dollar bankers’ acceptances appearing on the Reuters Screen CDOR page as of 10:00 A.M. (Toronto, Canada time) on such day, provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such day, the rate for such day will be the average of all of the bankers’ acceptances discount rates posted on the Reuters Screen CDOR page for 30 day Canadian Dollar bankers’ acceptances at such time on such day with respect to the Schedule I chartered banks of Canada.

“Closing Date” means July 25, 2006.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to all personal Property with respect to which Liens in favor of the Collateral Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Collateral Documents, together with any successors or assigns.

“Collateral and Guarantor Release Date” means the first date, if any, that occurs after the Closing Date or after a Collateralization Date (a) on which the Applicable Percentage is based on “Pricing Level I” or “Pricing Level II” and (b) that the Guaranty Obligations of all of the Guarantors of Airgas’ obligations under all Junior Financing Documentation have been released (or will be released contemporaneously upon the release of the Guarantors hereunder) (it being understood that a Collateral and Guarantor Release Date may occur more than once during the term of this Credit Agreement). For purposes of clarification, the occurrence of a Collateral and Guarantor Release Date shall not result in the release of Airgas from its obligations under Article XII.

“Collateral Documents” means a collective reference to the Pledge Agreement and any other pledge or similar agreement executed and delivered in accordance with Section 7.13.

“Collateralization Date” means the first date, if any, following a Collateral and Guarantor Release Date, on which either (a) the Applicable Percentage is based on “Pricing Level III”, “Pricing Level IV” or “Pricing Level V” or (b) any Subsidiary of Airgas guarantees Airgas’ obligations under any Junior Financing Documentation (it being understood that a Collateralization Date may occur more than once during the term of this Credit Agreement).

“Commitment” means (i) with respect to each U.S. Revolving Lender, the U.S. Revolving Commitment of such Lender, (ii) with respect to each U.S. Term Lender, the U.S. Term Loan Commitment of such Lender, (iii) with respect to each Canadian Lender, the Canadian Revolving Commitment of such Lender, (iv) with respect to the U.S. Swingline Lender, the U.S. Swingline Commitment, (v) with respect to the Canadian Swingline Lender, the Canadian Swingline Commitment, (v) with respect to the U.S. Issuing Lenders, the U.S. LOC Commitment, (vi) with respect to the Canadian Issuing Lender, the Canadian LOC Commitment and (vii) with respect to each Foreign Currency Lender, the Foreign Currency Commitment of such Lender.

“Competitive U.S. Bid” means an offer by a U.S. Revolving Lender to make a Competitive U.S. Loan pursuant to the terms of Section 2A.2.

“Competitive U.S. Bid Rate” means, as to any Competitive U.S. Bid made by a U.S. Revolving Lender in accordance with the provisions of Section 2A.2, the fixed rate of interest offered by the U.S. Revolving Lender making the Competitive U.S. Bid.

“Competitive U.S. Loan” means a loan made by a U.S. Revolving Lender in its discretion pursuant to the provisions of Section 2A.2.

“Consolidated Capital Expenditures” means, for any period, all capital expenditures of the Consolidated Parties on a consolidated basis during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (i) capital expenditures constituting Eligible Reinvestments made with the proceeds of any Asset Disposition or (ii) Acquisitions.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense, (D) one-time cash expenses incurred in connection with the refinancing of the Existing Credit Agreement, (E) non-cash, non-recurring charges, (F) any losses realized upon the disposition of Property other than the disposition of Inventory in the ordinary course of business, (G) other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) and (H) one-time charges resulting from the permanent closure of facilities, the termination of employees and other costs directly associated with the Project OT Acquisition to the extent such charges were incurred not later than March 31, 2008 and not exceeding $20,000,000 in the aggregate, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been included for (A) non-cash gains during such period and (B) any gains realized upon the disposition of Property other than the disposition of Inventory in the ordinary course of business, all as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date to (ii) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the sum of (i) interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and Synthetic Leases) of the Consolidated Parties on a consolidated basis and (ii) the implied interest component and all other fees and expenses under the Permitted Receivables Financing.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Funded Indebtedness of the Consolidated Parties on a consolidated basis as of such date to (ii) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date.

“Consolidated Net Income” means, for any period, the sum of (i) the sum, without duplication, of net income (excluding extraordinary items) after taxes for such period of the Consolidated Parties, plus (ii) to the extent not included in the amount determined pursuant to clause (i) above and to the extent paid in cash to a Consolidated Party, equity earnings of unconsolidated Affiliates for such period minus (iii) to the extent included in the amount determined pursuant to clause (i) above and to the extent not paid in cash to a Consolidated Party, equity earnings of Affiliates that are not consolidated (on the consolidation basis) with Airgas for such period, all as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the aggregate of the assets of the Consolidated Parties plus the Attributed Principal Amount under any Securitization Transaction minus all such assets properly classified as intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs minus current liabilities of the Consolidated Parties (excluding the current portion of long-term debt), in each case on a consolidated basis as determined in accordance with GAAP and after giving effect to purchase accounting.

“Consolidated Parties” means a collective reference to each of Airgas and its Restricted Subsidiaries.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (A) total Funded Indebtedness (other than Funded Indebtedness of the types described in clauses (viii), (ix) and (x) of the definition thereof) of the Consolidated Parties on a consolidated basis as of such date less (B) the outstanding principal amount of Subordinated Debt of the Consolidated Parties on a consolidated basis as of such date to (ii) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date.

“Credit Documents” means a collective reference to this Credit Agreement, the Collateral Documents, the Intercreditor Agreement, the U.S. LOC Documents, the Canadian LOC Documents, Bankers’ Acceptances, each Joinder Agreement, any promissory notes issued by the Foreign Borrowers to the Foreign Currency Lenders hereunder, the U.S. Agent’s Fee Letter and the Canadian Agent’s Fee Letter.

“Credit Parties” means a collective reference to each of Airgas, the Canadian Borrowers, the Foreign Borrowers and the Guarantors.

“Credit Party Obligations” means without duplication, (i) all of the obligations of the Borrowers and the Guarantors to the Lenders, the Agents and the Collateral Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Borrowers to any Lender, or any affiliate of a Lender, arising under any Hedging Agreement.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in LOC Obligations or participations in U.S. Swingline Loans or Canadian Swingline Loans required to be funded by it hereunder or create Bankers’ Acceptances as required by it hereunder, in each case, within one Business Day of the date required hereunder, (b) has otherwise failed to pay over to the applicable Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such payment is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Discount Rate” means (i) in respect of any Bankers’ Acceptances to be acquired pursuant to Section 3.4 by a Canadian Lender which is a Schedule I chartered bank, the discount rate quoted by the principal office of such Canadian Lender at approximately 10:00 A.M. (Toronto time) (or such other time as may be practicable for the determination of the Discount Rate) as the discount rate at which such

Canadian Lender would purchase bankers’ acceptances accepted by such Canadian Lender and with a term to maturity the same as the Bankers’ Acceptances to be acquired by such Canadian Lender on the date of acceptance of such Bankers’ Acceptances, and (ii) in respect of any Bankers’ Acceptances to be acquired pursuant to Section 3.4 by a Canadian Lender which is not a Schedule I chartered bank, the lesser of (a) the discount rate quoted by the principal office of such Canadian Lender at approximately 10:00 a.m (Toronto time) (or such other time as may be practicable for the determination of the Discount Rate) as the discount rate at which such Canadian Lender would purchase bankers’ acceptances accepted by such Canadian Lender and with a term to maturity the same as the Bankers’ Acceptances to be acquired by such Canadian Lender on the date of acceptance of such Bankers’ Acceptances and (b) the discount rate calculated pursuant to clause (i) plus 7.5 basis points.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Termination Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Airgas to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Airgas may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.6 of this Credit Agreement.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Airgas (other than a direct or indirect Subsidiary of a Foreign Subsidiary) which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the U.S. Agent (and in the case of any assignment by a Canadian Lender, the Canadian Agent), (ii) in the case of any assignment of a U.S. Revolving Commitment, each U.S. Issuing Lender and the U.S. Swingline Lender, (iii) in the case of any assignment of a Canadian Revolving Commitment, the Canadian Issuing Lender and the Canadian Swingline Lender, and (iv) unless an Event of Default has occurred and is continuing, Airgas (each such approval in clauses (i) through (iv) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) Airgas or any of Airgas’ Affiliates or Subsidiaries or (2) in the case of any assignment of any Foreign Currency Commitment (and the related Foreign Currency Loans), any Person that, through its applicable lending offices, is not capable of lending the Foreign Currencies as of the effective date of such assignment to Airgas or the Foreign Borrowers as of such date without the imposition of additional withholding taxes (unless Airgas otherwise agrees in writing).

“Eligible Reinvestment” means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar or ancillary line of business as Airgas and its Restricted Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (ii) any Permitted Acquisition. The term “Eligible Reinvestment” shall not include any item which is not a permitted application of proceeds of an “Asset Sale” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all lawful and applicable Federal, state, local, Canadian and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with Airgas or any Subsidiary of Airgas within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes Airgas or any Subsidiary of Airgas and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the U.S. Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “ Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the U.S. Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Loan, a rate per annum determined by the U.S. Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Base Rate for such Eurocurrency Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Loan for such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement

(including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.

“Excluded Asset Disposition” means, with respect to any Consolidated Party, any Asset Disposition consisting of (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of such Consolidated Party’s business, (ii) the sale, lease, license, transfer or other disposition of obsolete machinery and equipment or machinery and equipment no longer used or useful in the conduct of such Consolidated Party’s business, (iii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any U.S. Credit Party, (iv) any sale, lease, license, transfer or other disposition of Property by (A) a Canadian Subsidiary to any Canadian Credit Party and (B) any Foreign Subsidiary (other than a Canadian Subsidiary) to a Foreign Credit Party, (v) any portion of an Asset Disposition by such Consolidated Party constituting a Permitted Investment, (vi) if such Consolidated Party is not a Credit Party, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party, (vii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any other Consolidated Party so long as, at the time of such sale, lease, license, transfer or other disposition, the aggregate amount of all Property sold, leased, licensed, transferred or otherwise disposed pursuant to this clause (vii) does not exceed 5% of Consolidated Net Tangible Assets as of the last day of the most recently ended fiscal quarter of Airgas, (viii) the sale or disposition of Cash Equivalents for fair market value, (ix) the disposition of cash in connection with a transaction permitted under the Credit Agreement, (x) any sale of Securitization Assets by such Consolidated Party to the Receivables Subsidiary in connection with the Permitted Receivables Financing, (xi) to the extent constituting an Asset Disposition, the creation of any Permitted Lien, (xii) any Asset Disposition required or advisable by law, regulation or Governmental Authority as part of a Permitted Acquisition and (xiii) the sale of the assets identified on Schedule 1.1A; provided, however, that the term “Excluded Asset Disposition” shall not include (A) any Asset Disposition to the extent that any portion of the proceeds of such Asset Disposition would be required under any Junior Financing Documentation to be applied to permanently retire Indebtedness of the Consolidated Parties and (B) any transfer of assets to any Person identified on Schedule 1.1A by a Consolidated Party not identified on Schedule 1.1A to the extent such transfer of assets was made in contemplation of an Asset Disposition permitted by clause (xiii) above.

“Executive Officer” means, in respect of any Person, the chief executive officer, chief operating officer, treasurer or chief financial officer of such Person.

“Existing Canadian Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1B hereto.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Existing U.S. Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1C hereto.

“Face Amount” means, in respect of a Bankers’ Acceptance, the amount payable to the holder thereof on maturity.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the

Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the U.S. Agent.

“Foreign Borrower” means each wholly-owned Foreign Subsidiary (whether directly or indirectly) of Airgas that is designated and approved as a “Foreign Borrower” under this Credit Agreement pursuant to Section 2B.5.

“Foreign Borrower Notice” has the meaning specified in Section 2B.5.

“Foreign Borrower Request and Assumption Agreement” has the meaning specified in Section 2B.5.

“Foreign Credit Parties” means a collective reference to the Foreign Borrowers and the Foreign Subsidiary Guarantors, and “Foreign Credit Party” means any one of them.

“Foreign Currency” means each of Euro, Sterling, Mexican Pesos and each other currency (other than U.S. Dollars) that is approved in accordance with Section 2B.3.

“Foreign Currency Commitment” means, with respect to each Foreign Currency Lender, the commitment of such Foreign Currency Lender in an aggregate principal amount at any time outstanding of up to such Foreign Currency Lender’s Foreign Currency Commitment Percentage of the Foreign Currency Committed Amount, to make Foreign Currency Loans in accordance with the provisions of Section 2B.1(a).

“Foreign Currency Commitment Percentage” means, for any Foreign Currency Lender, the percentage identified as its Foreign Currency Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

“Foreign Currency Commitment Unused Fee” shall have the meaning assigned to such term in Section 4.5(a)(iii).

“Foreign Currency Committed Amount” shall have the meaning assigned to such term in Section 2B.1(a).

“Foreign Currency Lenders” means those Lenders that have Foreign Currency Commitments, together with their successors and assigns.

“Foreign Currency Loans” shall have the meaning assigned to such term in Section 2B.1(a).

“Foreign Guarantors” means collectively, Airgas, the U.S. Subsidiary Guarantors, the Canadian Borrowers, the Canadian Subsidiary Guarantors and the Foreign Subsidiary Guarantors, and “Foreign Guarantor” means any one of them.

“Foreign Obligations” means without duplication, (i) all of the obligations of the Foreign Borrowers and the Foreign Guarantors, in their capacity as such, to the Foreign Currency Lenders, the Agents and the Collateral Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest owed with respect to such obligations which has accrued after the occurrence of a Bankruptcy Event with respect to any Foreign Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Foreign Borrowers to any Foreign Currency Lender, or any affiliate of a Foreign Currency Lender, arising under any Hedging Agreement.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Airgas which is not is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Foreign Subsidiary Guarantors” means each Foreign Subsidiary (other than a Canadian Subsidiary) which may hereafter guaranty the Foreign Obligations by its execution of a Joinder Agreement after the Third Amendment Date pursuant to Section 7.12, together with their successors and permitted assigns, and “Foreign Subsidiary Guarantor” means any one of them.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (iv) the implied principal component of all obligations of such Person under Capital Leases, (v) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another Person, (vi) all net obligations of such Person in respect of Hedging Agreements, (vii) the maximum available amount of, and all unreimbursed drawings under, all standby letters of credit or acceptances issued or created for the account of such Person (provided, however, in connection with any calculation hereunder of Funded Indebtedness of the Consolidated Parties on a consolidated basis, there shall be excluded any standby letter of credit or acceptance (together with any unreimbursed drawings under such letter of credit or acceptance) which supports any Funded Indebtedness of any Consolidated Party that would otherwise be included in such calculation), (viii) the principal portion of all obligations of such Person under Synthetic Leases, (ix) all Disqualified Stock of such Person, and (x) the Attributed Principal Amount under any Securitization Transaction of such Person or any of its Receivables Subsidiaries, and (xi) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. The Funded Indebtedness of any Person (a) shall include the Funded Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent that such Person is legally liable for such Funded Indebtedness and (b) shall not include any Indebtedness of a Consolidated Party owing to another Consolidated Party.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means any Federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means (a) with respect to the Credit Party Obligations, the U.S. Subsidiary Guarantors, (b) with respect to the Canadian Obligations, the Canadian Guarantors, and (c) with respect to the Foreign Obligations, the Foreign Guarantors, and “Guarantor” means any one of them.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements to the extent such agreements or arrangements constitute a legally binding monetary obligation) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” means any interest rate protection agreement, commodities purchase agreement or foreign currency exchange agreement.

“Immaterial Foreign Subsidiary” means, at any time, any Foreign Subsidiary that does not (a) have total revenues for the most recently ended fiscal year in excess of $15,000,000 and (b) together with the other Foreign Subsidiaries for which the Credit Parties have not (i) delivered pledge or similar agreements that are governed by the laws of the jurisdictions of organization of such Foreign Subsidiaries and (ii) provided legal opinions of foreign counsel with respect to such Foreign Subsidiaries in connection with the execution of Joinder Agreements by such Foreign Subsidiaries and the pledge of the Capital Stock of such Foreign Subsidiaries pursuant to the Collateral Documents, have aggregate total revenues for the most recently ended fiscal year in excess of $50,000,000.

“Indebtedness” of any Person means, without duplication, (i) all Funded Indebtedness of such Person, (ii) all Guaranty Obligations of such Person, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (iv) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements. The Indebtedness of any Person (a) shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent that such Person is legally liable for such Indebtedness and (b) shall not include any Indebtedness of a Consolidated Party owing to another Consolidated Party.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Agents and the Lenders.

“Interest Payment Date” means (i) as to any U.S. Base Rate Loan, the last day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date, (ii) as to any Canadian Revolving Loan, the first Business Day of each calendar month, the date of repayment of principal of such Loan and the Termination Date and (iii) as to any Eurocurrency Loan, any Peso Rate Loan, any Competitive U.S. Loan, any U.S. Swingline Loan or any Canadian Swingline Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Termination Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurocurrency Loans or Peso Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means (i) as to any Eurocurrency Loan, a period of one, two, three, six or twelve month’s duration, as the applicable Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals), (ii) as to any Competitive U.S. Loan, a period commencing in each case on the date of the borrowing and ending on the date specified in the applicable Competitive U.S. Bid whereby the offer to make such Competitive U.S. Loan was extended (such ending date in any event to be not more than 180 days from the date of the borrowing), (iii) as to any U.S. Swingline Loan, a period commencing in each case on the date of the borrowing and ending on the date agreed to by Airgas and the U.S. Swingline Lender in accordance with the provisions of Section 2A.4(b)(i) (such ending date in any event to be not more than thirty (30) days from the date of borrowing), (iv) as to any Canadian Swingline Loan, a period commencing in each case on the date of the borrowing and ending on the date agreed to by the applicable Canadian Borrower and the Canadian Swingline Lender and (v) as to any Peso Rate Loan, a period of twenty-eight (28) or ninety-one (91) days’ duration, as the applicable Borrower may elect, commencing on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurocurrency Loans and Peso Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) in the case of Eurocurrency Loans and Peso Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than (i) equipment, inventory and supplies in the ordinary course of business, (ii) any acquisition of assets constituting a Consolidated Capital Expenditure and (iii) any acquisition of assets that are transferred by such Person to the acquirer through an Excluded Asset Disposition), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment, inventory and supplies in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any portion of an Asset Disposition (other than an Excluded Asset Disposition) to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount actually contributed or paid to purchase such Capital Stock as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12 hereto, executed and delivered by a Person required to become a Guarantor in accordance with the provisions of Section 7.12.

“Junior Financing Documentation” means (i) the Subordinated Note Indentures, (ii) the Subordinated Notes and (iii) any other documentation governing any Subordinated Debt.

“Lenders” means each Canadian Lender, each U.S. Revolving Lender, each Foreign Currency Lender and each U.S. Term Lender and, as the context requires, the U.S. Issuing Lenders, the Canadian Issuing Lender, the U.S. Swingline Lender and the Canadian Swingline Lender, together with their successors and permitted assigns.

“Letter of Credit” means any U.S. Letter of Credit or any Canadian Letter of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, the Personal Property Security Act (Ontario) or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the U.S. Revolving Loans, the Foreign Currency Loans, the U.S. Term Loans, the Competitive U.S. Loans, the Canadian Revolving Loans, the BA Outstandings, the U.S. Swingline Loans and/or the Canadian Swingline Loans, individually or collectively, as appropriate.

“LOC Obligations” means the U.S. LOC Obligations and the Canadian LOC Obligations.

“Mandatory Cost” means, with respect to any period, (a) the percentage rate per annum determined in accordance with Schedule 1.1D and (b) without duplication of any amount described in the foregoing clause (a), with respect to any Peso Rate Loan, any applicable charges (expressed as a percentage) imposed by the Instituto para la Proteccion al Ahorro Bancario, but solely to the extent that applicable law requires the imposition of such charges on the applicable Foreign Currency Lender as a direct result of the making by such Foreign Currency Lender of Peso Rate Loans (and only to the extent that the amount of such charges is determined under applicable law by reference to a percentage of such Peso Rate Loans so made).

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Consolidated Parties taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Increase Amount” means, as of any date of determination, an amount equal to the lesser of (a) the aggregate principal repayments made by Airgas on the U.S. Term Loan prior to such date and (b) $200,000,000.

“Mexican Peso” means the lawful currency of Mexico.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which a Consolidated Party or any ERISA Affiliate and at least one employer other than a Consolidated Party or any ERISA Affiliate are contributing sponsors.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Asset Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof or in connection therewith or attributable thereto and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the U.S. Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition. In addition, the “Net Cash Proceeds” of any Asset Disposition shall include any other amounts which constitute “Net Proceeds” (or any comparable term) of such transaction under, and as defined in, any Junior Financing Documentation.

“New Commitment Agreement” shall have the meaning assigned to such term in Section 4.4(b).

“Non-Excluded Taxes” shall have the meaning assigned to such term in Section 4.10.

“Notice of Borrowing” means (a) in the case of U.S. Revolving Loans or the U.S. Term Loan, a written notice of borrowing in substantially the form of Exhibit 2A.1(b)(i), as required by Section 2A.1(b)(i) or Section 2A.5(b), as applicable, (b) in the case of Foreign Currency Loans, a written notice of borrowing in substantially the form of Exhibit 2B.1(b)(i), as required by Section 2B.1(b)(i), or (c) in the case of Canadian Revolving Loans, a written notice of borrowing in substantially the form of Exhibit 3.1(b)(i) as required by Section 3.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 4.2, as required by Section 4.2.

“Operating Accounts” shall have the meaning assigned to such term in Section 3.2(a).

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the U.S. Agent in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in Canadian Dollars, the interbank rate (as defined in the Canadian Payment Association Rules) and (c) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” shall have the meaning assigned to such term in Section 11.3(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Acquisition” means an Acquisition by Airgas or any Subsidiary of Airgas permitted pursuant to the terms of Section 8.5(i).

“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.5.

“Permitted Liens” means:

(i) Liens arising under the Collateral Documents;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Consolidated Parties in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) Liens existing as of the Closing Date and set forth on Schedule 1.1E;

(viii) Liens on Property of any Person securing purchase money Indebtedness, Capital Leases and Synthetic Leases of such Person, provided that (a) any such Lien attaches to such Property (and only such Property) concurrently with or within 90 days after the incurrence of the Indebtedness secured thereby; (b) the Indebtedness secured thereby shall not exceed the purchase price of the asset(s) financed and (c) the aggregate principal amount of all Indebtedness secured thereby does not exceed $25,000,000;

(ix) Liens on Property of any Person securing Indebtedness (other than purchase money Indebtedness and obligations under Capital Leases or Synthetic Leases) assumed or acquired by the Consolidated Parties in connection with a Permitted Acquisition, provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the date the related Permitted Acquisition is consummated, (b) the Indebtedness secured by such Lien was not created in anticipation of the related Permitted Acquisition and (c) the aggregate principal amount of all Indebtedness secured thereby does not exceed $50,000,000;

(x) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

(xi) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(xii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xiii) [reserved];

(xiv) Liens in favor of the Receivables Subsidiary or Receivables Financier created or deemed to exist in connection with the Permitted Receivables Financing (including any related filings of any financing statements), but only to the extent that any such Lien relates to the Securitization Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction; and

(xv) other Liens not described above, provided that such Liens do not secure obligations in excess of $25,000,000 at any one time outstanding.

“Permitted Receivables Financing” means (a) that certain Securitization Transaction pursuant to the Receivables Purchase Agreement dated as of December 19, 2002 among the Receivables Subsidiary, Airgas, the Amended and Restated Receivables Financiers party thereto and PNC Bank, National Association, as administrator, as such agreement has been amended, modified, extended, replaced, restated or substituted from time to time prior to the Closing Date or as such agreement may hereafter be amended, modified, extended, replaced, restated or substituted in accordance with the terms of this Credit Agreement; provided that (i) such Securitization Transaction shall not involve any recourse to any Consolidated Party for any reason other than (A) repurchases of non-eligible receivables and (B) indemnifications for losses other than credit losses related to the receivables sold in such financing and (ii) the documentation for such Securitization Transaction shall not be amended or modified, in any way that is adverse to Airgas or the Lenders in any material respect, without the prior approval of the U.S. Agent and (b) any other Securitization Transaction on substantially similar terms as the transaction described in the forgoing clause (a).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Peso Rate” means, for any Interest Period with respect to a Peso Rate Loan, the rate per annum equal to the Interbank Interest Equilibrium Rate (Tasa de Interes Interbancaria de Equilibrio)for a twenty-eight (28) day period or ninety-one (91) day period, as applicable (“TIIE”), as published by Banco de Mexico in the Official Gazette of the Federation (Diario Oficial de la Federacion) on the Business Day on which such Interest Period is to commence.

“Peso Rate Loan” means a Foreign Currency Loan that bears interest at a rate based on the Peso Rate. All Peso Rate Loans must be denominated in Mexican Pesos and shall only be made to a Foreign Borrower that is organized under the laws of Mexico.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which Airgas, any Subsidiary of Airgas or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the Closing Date among the Collateral Agent and the U.S. Credit Parties, as amended, modified, restated or supplemented from time to time.

“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3) compliance with each of the financial covenants set forth in Section 7.10 in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the U.S. Agent has received the Required Financial Information. As used herein, “transaction” shall mean (i) any incurrence or assumption of Indebtedness as referred to in Section 8.1(a)(iv), (ii) any Asset Disposition as referred to in Section 8.4(b), (iii) any Acquisition as referred to in Section 8.5(i) and (iv) any Restricted Payment as referred to in Section 8.6(iii). In connection with any calculation of the financial covenants set forth in Section 7.10 upon giving effect to a transaction on a Pro Forma Basis:

(A) for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness as referred to in Section 8.1(a)(iv), any Indebtedness which is retired in connection with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the applicable period;

(B) for purposes of any such calculation in respect of any Asset Disposition as referred to in Section 8.4(b), (1) income statement items (whether positive or negative) attributable to the Property disposed of shall be excluded and (2) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period;

(C) for purposes of any such calculation in respect of any Acquisition as referred to in Section 8.5(i), (1) any Indebtedness incurred by any Consolidated Party in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (2) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period and (3) pro forma adjustments may be included to the extent that such adjustments meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder; and

(D) for purposes of any such calculation in respect of any Restricted Payment as referred to in Section 8.6(iii), (1) any Indebtedness incurred by any Consolidated Party in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of an Executive Officer of Airgas delivered to the U.S. Agent in connection with (i) any incurrence, assumption or retirement of Indebtedness as referred to in Section 8.1(a)(iv), (ii) any Asset Disposition as referred to in Section 8.4(b), (iii) any Acquisition as referred to in Section 8.5(i) or (iv) any Restricted Payment as referred to in Section 8.6(iii), as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the U.S. Agent shall have received the Required Financial Information.

“Project OT Acquisition” means the acquisition, through a purchase of stock, assets or otherwise, by Airgas of the type of packaged gas and bulk gas assets or business located in the United States or Canada as generally identified by Airgas to the Lenders in the Confidential Offering Memorandum dated April, 2006.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Quoted Rate” means, with respect to any Quoted Rate U.S. Swingline Loan, the fixed percentage rate per annum offered by the U.S. Swingline Lender and accepted by Airgas with respect to such U.S. Swingline Loan as provided in accordance with the provisions of Section 2A.4.

“Quoted Rate U.S. Swingline Loan” means a U.S. Swingline Loan bearing interest at a Quoted Rate.

“Receivables Financier” means any of the “Conduit Purchasers” or “Related Committed Purchasers” as such terms are defined in the documents governing a Permitted Receivables Financing.

“Receivables Subsidiary” means (i) Radnor Funding Corp., a Delaware corporation, and (ii) any other Subsidiary or Affiliate of Airgas to which any Consolidated Party sells, contributes or otherwise conveys any Securitization Assets in connection with a Permitted Receivables Financing.

“Redemption Obligation” means the contingent liability of any Consolidated Party with respect to cash redemption obligations relating to any Capital Stock issued by a Consolidated Party to any officer, director, shareholder or other principal of any Subsidiary created or acquired after the Closing Date.

“Regulation D, U, or X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived under subsections .13, .14, .18, .19, or .20 of PBGC Reg. Section 2615.

“Required Canadian Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments denominated in Canadian Dollars and the outstanding Loans denominated in Canadian Dollars, Canadian LOC Obligations and participations therein or (b) if the Commitments denominated in Canadian Dollars have been terminated, the outstanding Loans denominated in Canadian Dollars, Canadian LOC Obligations and participations therein. The unfunded Commitments of, and the outstanding Canadian Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders.

“Required Financial Information” means, with respect to the last day of any fiscal quarter of Airgas, (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the fiscal period or quarter ending as of such date, and (ii) the certificate of an Executive Officer of Airgas required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

“Required Foreign Currency Lenders” means, at any time, Foreign Currency Lenders holding in the aggregate more than 50% of (a) the unfunded Foreign Currency Commitments and the U.S. Dollar Equivalent of the outstanding Foreign Currency Loans or (b) if the Foreign Currency Commitments have been terminated, the U.S. Dollar Equivalent of the outstanding Foreign Currency Loans. The unfunded Foreign Currency Commitments of, and the outstanding Credit Party Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Foreign Currency Lenders.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans (other than Competitive U.S. Loans at any time prior to the termination of the U.S. Revolving Commitments), LOC Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, LOC Obligations and participations therein. The unfunded Commitments of, and the outstanding Credit Party Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required U.S. Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments (other than Foreign Currency Commitments) denominated in U.S. Dollars and the outstanding Loans (other than Foreign Currency Loans) denominated in U.S. Dollars (other than Competitive U.S. Loans at any time prior to the termination of the U.S. Revolving Commitments), U.S. LOC Obligations and participations therein or (b) if the Commitments denominated in U.S. Dollars have been terminated, the outstanding Loans denominated in U.S. Dollars (other than Foreign Currency Loans), U.S. LOC Obligations and participations therein. The unfunded Commitments of, and the outstanding Credit Party Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Airgas or any of its Subsidiaries, now or hereafter outstanding, (ii) any redemption (including, without limitation, in connection with any Redemption Obligation), retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Airgas or any of its Subsidiaries, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Airgas or any of its Subsidiaries, now or hereafter outstanding. With respect to any Restricted Payment that is permitted by this Credit Agreement to be made (i) after demonstrating compliance with the financial covenants set forth in Section 7.10 on a Pro Forma Basis and (ii) so long as no Default or Event of Default exists at the time of such Restricted Payment or would result upon giving effect thereto, then solely for purposes of Section 8.6(iii), the amount of such Restricted Payment shall be deemed reduced (to an amount not less than zero) by an amount equal to the net cash proceeds received by Airgas from any issuances of Capital Stock occurring after the Closing Date.

“Restricted Subsidiary” means (i) any wholly-owned Subsidiary of Airgas (other than the Receivables Subsidiary) and (ii) any other Subsidiary of Airgas that, at the option of Airgas, executes a Joinder Agreement in accordance with Section 7.12.

“Revaluation Date” means with respect to any Foreign Currency Loan (other than a Foreign Currency Loan denominated in U.S. Dollars), each of the following: (a) each date of a borrowing of a Foreign Currency Loan denominated in a Foreign Currency, (b) each date of an extension of a Foreign Currency Loan denominated in a Foreign Currency pursuant to Section 4.2, and (c) such additional dates during the continuance of an Event of Default as the U.S. Agent shall reasonably request or the Required Foreign Currency Lenders shall require.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other currency, same day or other funds as may be determined by the applicable Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Securitization Assets” means any accounts or trade receivable, notes receivable, rights to future lease payments or residuals or capital, or any other asset or a portion or interest therein that is or could be securitized, together with certain related property relating thereto and the right to collections thereon, which are subject to a Securitization Transaction.

“Securitization Transaction” means any transaction or series of transactions pursuant to which a Person may sell, convey or otherwise transfer to (i) a Subsidiary or Affiliate, or (ii) any other Person, or may grant a security interest in, any Securitization Assets (or any portion or interest therein) of such Person, including, without limitation, any sale, lease, whole loan sale, secured loan or other transfer.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Special Notice Currency” means at any time a Foreign Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for any currency means the rate quoted by the U.S. Agent as the spot rate for the purchase by the U.S. Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the U.S. Agent may obtain such spot rate from another financial institution designated by the U.S. Agent if the U.S. Agent does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means (i) any Indebtedness evidenced and governed by the Subordinated Note Indentures and the Subordinated Notes, including any guarantees thereof by any Credit Party, and (ii) any other Indebtedness of Airgas, including any guarantees thereof by any Credit Party that is contractually subordinated to the Credit Party Obligations.

“Subordinated Note” means any one of (i) the 7.125% notes due 2018 or (ii) the 6.25% notes due 2014, issued by Airgas in favor of the Subordinated Noteholders pursuant to the respective Subordinated Note Indenture, as such Subordinated Notes may be amended, modified, exchanged as contemplated by the Subordinated Note Indentures, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Subordinated Note Indentures” means (i) the Indenture dated as of June 10, 2008, by and among Airgas, the guarantors named therein and The Bank of New York, as trustee, and (ii) the Indenture, dated as of March 8, 2004, by and among Airgas, the guarantors named therein and The Bank of New York, as trustee, as each Subordinated Note Indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Subordinated Noteholder” means any one of the holders from time to time of the Subordinated Notes.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Unless otherwise specified, “Subsidiary” means a Subsidiary of Airgas.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the U.S. Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Termination Date” means July 25, 2011.

“Termination Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by Airgas, any Subsidiary of Airgas or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan.

“Third Amendment Date” means July 28, 2008.

“United States” means the United States of America.

“U.S. Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“U.S. Agent’s Fee Letter” means that certain letter agreement, dated as of March 30, 2005, between the U.S. Agent and Airgas, as amended, modified, supplemented or replaced from time to time.

“U.S. Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“U.S. Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the U.S. Base Rate.

“U.S. Credit Parties” shall mean a collective reference to Airgas and the U.S. Subsidiary Guarantors, and “U.S. Credit Party” shall mean any one of them.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the U.S. Agent at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date, unless otherwise specified herein) for the purchase of U.S. Dollars with such other currency.

“U.S. Dollars” and “$” means dollars in lawful currency of the United States.

“U.S. Issuing Lender” means, with respect to a particular U.S. Letter of Credit, (i) The Bank of New York, in its capacity as issuer of such U.S. Letter of Credit or (ii) such other U.S. Revolving Lender selected by Airgas and consented to by such U.S. Revolving Lender (upon notice to the U.S. Agent) from time to time to issue such U.S. Letter of Credit.

“U.S. Letter of Credit” means (i) any standby or trade letter of credit issued by the U.S. Issuing Lender for the account of Airgas in accordance with the terms of Section 2A.3 and (ii) any Existing U.S. Letter of Credit.

“U.S. LOC Commitment” means the commitment of the U.S. Issuing Lender to issue U.S. Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the U.S. LOC Committed Amount.

“U.S. LOC Committed Amount” shall have the meaning assigned to such term in Section 2A.3.

“U.S. LOC Documents” means, with respect to any U.S. Letter of Credit, such U.S. Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such U.S. Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“U.S. LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under U.S. Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such U.S. Letters of Credit plus (ii) the aggregate amount of all drawings under U.S. Letters of Credit honored by the U.S. Issuing Lender but not theretofore reimbursed. For all purposes of this Credit Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Revolving Commitment” means, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender in an aggregate principal amount at any time outstanding of up to such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of the U.S. Revolving Committed Amount, (i) to make U.S. Revolving Loans in accordance with the provisions of Section 2A.1(a), (ii) to purchase participation interests in U.S. Letters of Credit in accordance with the provisions of Section 2A.3(c), and (iii) to purchase participation interests in the U.S. Swingline Loans in accordance with the provisions of Section 2A.4(b)(iii).

“U.S. Revolving Commitment Percentage” means, for any U.S. Revolving Lender, the percentage identified as its U.S. Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any increase in the U.S. Revolving Committed Amount pursuant to Section 4.4(b) or any assignment made in accordance with the provisions of Section 11.3.

“U.S. Revolving Commitment Unused Fee” shall have the meaning assigned to such term in Section 4.5(a)(i)(A).

“U.S. Revolving Committed Amount” shall have the meaning assigned to such term in Section 2A.1(a).

“U.S. Revolving Lenders” means (i) those Lenders that have U.S. Revolving Commitments and are identified as Lenders on the signature pages attached hereto and (ii) any Person which becomes a U.S. Revolving Lender by executing a New Commitment Agreement pursuant to Section 4.4(b), together with their successors and assigns.

“U.S. Revolving Loans” shall have the meaning assigned to such term in Section 2A.1(a).

“U.S. Subsidiary Guarantors” means each of the Persons identified as a “U.S. Subsidiary Guarantor” on the signature pages to that certain Third Amendment to this Credit Agreement, dated as of the Third Amendment Date, and each Person which may hereafter guaranty the Credit Party Obligations by its execution of a Joinder Agreement pursuant to Section 7.12, together with their successors and permitted assigns, and “U.S. Subsidiary Guarantor” means any one of them.

“U.S. Swingline Commitment” means the commitment of the U.S. Swingline Lender to make U.S. Swingline Loans in an aggregate principal amount at any time outstanding of up to the U.S. Swingline Committed Amount.

“U.S. Swingline Committed Amount” shall have the meaning assigned to such term in Section 2A.4(a).

“U.S. Swingline Lender” means Bank of America.

“U.S. Swingline Loan” means a loan made pursuant to and defined in Section 2A.4(a).

“U.S. Term Commitment Unused Fee” shall have the meaning assigned to such term in Section 4.5(a)(i)(B).

“U.S. Term Lenders” means (i) those Lenders that have U.S. Term Loan Commitments and are identified as Lenders on the signature pages attached hereto and (ii) any Person which becomes a U.S. Term Lender by executing a New Commitment Agreement pursuant to Section 4.4(b), together with their successors and assigns.

“U.S. Term Loan” shall have the meaning assigned to such term in Section 2A.5(a).

“U.S. Term Loan Commitment” means, with respect to each U.S. Term Lender, the commitment of such U.S. Term Lender to make U.S. Term Loans in accordance with Section 2A.5(a) in an aggregate principal amount equal to the amount specified on Schedule 2.1(a) or in the New Commitment Agreement executed by such U.S. Term Lender.

“U.S. Term Loan Committed Amount” shall have the meaning assigned to such term in Section 2A.5(a).

“U.S. Term Loan Percentage” means, for any U.S. Term Lender, the percentage obtained by dividing (i) the principal amount of the U.S. Term Loan Commitment of such U.S. Term Lender by (ii) the U.S. Term Loan Committed Amount, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 or as the result of an increase in the amount of the U.S. Term Loan Committed Amount pursuant to Section 4.4(b).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, that calculations of the implied principal component of all obligations under any Synthetic Lease or the implied interest component of any rent paid under any Synthetic Lease shall be made by Airgas in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 7.1 hereof, consistent with the financial statements as of March 31, 2006); provided, however, if (a) Airgas shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agents or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Airgas to the Lenders as to which no such objection shall have been made.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.10 (including without limitation for purposes of the definition of “Pro Forma Basis” set forth in Section 1.1), (i) after consummation of any Asset Disposition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder.

ARTICLE II.A

U.S. DOLLAR CREDIT FACILITIES

2A.1 U.S. Revolving Loans.

(a) U.S. Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each U.S. Revolving Lender severally agrees to make available to Airgas such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of revolving credit loans requested by Airgas in U.S. Dollars (“U.S. Revolving Loans”) from time to time from the Closing Date until the Termination Date, or such earlier date as the U.S. Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the aggregate principal amount of outstanding U.S. Revolving Loans shall not exceed NINE HUNDRED NINETY-ONE MILLION U.S. DOLLARS ($991,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided in Section 4.4, the “U.S. Revolving Committed Amount”); provided, further, (i) with regard to each U.S. Revolving Lender individually, such U.S. Revolving Lender’s outstanding U.S. Revolving Loans shall not exceed such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of the U.S. Revolving Committed Amount and (ii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount. U.S. Revolving Loans may consist of U.S. Base Rate Loans or Eurocurrency Loans, or a combination thereof, as Airgas may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than eleven (11) Eurocurrency Loans which are U.S. Revolving Loans shall be outstanding hereunder at any time. For purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Eurocurrency Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period.

(b) U.S. Revolving Loan Borrowings.

(i) Notice of Borrowing. Airgas (by its duly authorized officers or representatives) shall request a U.S. Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the U.S. Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of U.S. Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurocurrency Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a U.S. Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof, and if Eurocurrency Loans are requested, the Interest Period(s) therefor. If Airgas shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurocurrency Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of U.S. Revolving Loan requested, then such notice shall be deemed to be a request for a U.S. Base Rate Loan hereunder. The U.S. Agent shall give notice to each U.S. Revolving Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2A.1(b)(i), specifying the contents thereof and each such U.S. Revolving Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Eurocurrency Loan or U.S. Base Rate Loan that is a U.S. Revolving Loan shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the U.S. Revolving Committed Amount, if less).

(iii) Advances. Each U.S. Revolving Lender will make its U.S. Revolving Commitment Percentage of each U.S. Revolving Loan borrowing available to the U.S. Agent for the account of Airgas by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in U.S. Dollars and in funds immediately available to the U.S. Agent. Such borrowing will then be made available to Airgas by the U.S. Agent in like funds as received by the U.S. Agent by (A) crediting the account of Airgas on the books of the U.S. Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the U.S. Agent by Airgas.

(c) Repayment. Airgas promises to pay the principal amount of all U.S. Revolving Loans in full on the Termination Date.

(d) Interest. Subject to the provisions of Section 4.1,

(i) U.S. Base Rate Loans. During such periods as U.S. Revolving Loans shall be comprised in whole or in part of U.S. Base Rate Loans, such U.S. Base Rate Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Percentage; and

(ii) Eurocurrency Loans. During such periods as U.S. Revolving Loans shall be comprised in whole or in part of Eurocurrency Loans, such Eurocurrency Loans shall bear interest at a per annum rate equal to the Eurocurrency Rate plus the Applicable Percentage.

Airgas promises to pay interest on U.S. Revolving Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

2A.2 Competitive U.S. Loan Subfacility.

(a) Competitive U.S. Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Airgas may, from time to time from the Closing Date until the Termination Date, request and each U.S. Revolving Lender may, in its sole discretion, agree to make, Competitive U.S. Loans in U.S. Dollars to Airgas; provided, however, that (i) the aggregate principal amount of outstanding Competitive U.S. Loans shall not at any time exceed FIFTY MILLION U.S. DOLLARS ($50,000,000) and (ii) the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not at any time exceed the U.S. Revolving Committed Amount. Each Competitive U.S. Loan shall be not less than $1,000,000 in the aggregate and integral multiples of $500,000 in excess thereof (or the remaining portion of the U.S. Revolving Committed Amount, if less).

(b) Competitive U.S. Bid Requests. Airgas (by its duly authorized officers or representatives) may solicit by making a written, telefax or telephonic request to all of the U.S. Revolving Lenders for a Competitive U.S. Loan. To be effective, such request must be received by each of the U.S. Revolving Lenders by such time as determined by each such U.S. Revolving Lender in accordance with such U.S. Revolving Lender’s customary practices (in any event not to be later than 12:00 NOON (Charlotte, North Carolina time)) on the date of the requested borrowing and must specify (i) that a Competitive U.S. Loan is requested, (ii) the amount of such Competitive U.S. Loan and (iii) the Interest Period for such Competitive U.S. Loan.

(c) Competitive U.S. Bids. Upon receipt of a request by Airgas for a Competitive U.S. Loan, each U.S. Revolving Lender may, in its sole discretion, submit a Competitive U.S. Bid containing an offer to make a Competitive U.S. Loan in an amount up to the amount specified in the related request for Competitive U.S. Loans. Such Competitive U.S. Bid shall be submitted to Airgas by telephone notice by such time as determined by such U.S. Revolving Lender in accordance with such U.S. Revolving Lender’s customary practices (in any event not to be later than 1:00 P.M. (Charlotte, North Carolina time)) on the date of the requested Competitive U.S. Loan. Competitive U.S. Bids so made shall be irrevocable. Each Competitive U.S. Bid shall specify (i) the date of the proposed Competitive U.S. Loan, (ii) the maximum and minimum principal amounts of the Competitive U.S. Loan for which such offer is being made (which may be for all or a part of (but not more than) the amount requested by Airgas), (iii) the applicable Competitive U.S. Bid Rate, and (iv) the applicable Interest Period.

(d) Acceptance of Competitive U.S. Bids. Airgas (by its duly authorized officers or representatives) may, before such time as determined by the applicable U.S. Revolving Lender in accordance with such U.S. Revolving Lender’s customary practices (in any event until 2:00 P.M. (Charlotte, North Carolina time)) on the date of the requested Competitive U.S. Loan, accept any Competitive U.S. Bid by giving the applicable U.S. Revolving Lender and the U.S. Agent telephone notice (immediately confirmed in writing) of (i) the U.S. Revolving Lender or U.S. Revolving Lenders whose Competitive U.S. Bid(s) is/are accepted, (ii) the principal amount of the Competitive U.S. Bid(s) so accepted and (iii) the Interest Period of the Competitive U.S. Bid(s) so accepted. Airgas may accept any Competitive U.S. Bid in whole or in part; provided, however, that (a) the principal amount of each Competitive U.S. Loan may not exceed the maximum amount offered in the Competitive U.S. Bid and may not be less than the minimum amount offered in the Competitive U.S. Bid, (b) the principal amount of each Competitive U.S. Loan may not exceed the total amount requested pursuant to subsection (a) above, (c) Airgas shall not accept a Competitive U.S. Bid made at a particular Competitive U.S. Bid Rate if it has decided to reject a Competitive U.S. Bid made at a lower Competitive U.S. Bid Rate and (d) if Airgas shall accept a Competitive U.S. Bid or Bids made at a particular Competitive U.S. Bid Rate but the amount of such Competitive U.S. Bid or Bids shall cause the total amount of Competitive U.S. Bids to be accepted by Airgas to exceed the total amount requested pursuant to subsection (a) above, then Airgas shall accept a portion of such Competitive U.S. Bid or Bids in an amount equal to the total amount requested pursuant to subsection (a) above less the amount of other Competitive U.S. Bids accepted with respect to such request, which acceptance, in the case of multiple Competitive U.S. Bids at the same Competitive U.S. Bid Rate, shall be made pro rata in accordance with each such Competitive U.S. Bid at such Competitive U.S. Bid Rate. Competitive U.S. Bids so accepted by Airgas shall be irrevocable.

(e) Funding of Competitive U.S. Loans. Upon acceptance by Airgas pursuant to subsection (d) above of all or a portion of any U.S. Revolving Lender’s Competitive U.S. Bid, such U.S. Revolving Lender shall, before such time as determined by such U.S. Revolving Lender in accordance with such U.S. Revolving Lender’s customary practices, on the date of the requested Competitive U.S. Loan, make such Competitive U.S. Loan available to the U.S. Agent in Federal or other immediately available funds. Upon receipt of such funds, the U.S. Agent will promptly make such funds available to Airgas at Account No. 3750353729 maintained at the offices of Bank of America; provided, however, that if on the date of such Competitive U.S. Loan Airgas is to repay all or any part of an outstanding U.S. Revolving Loan, then the U.S. Agent shall apply such Competitive U.S. Loan first to such repayment, and only an amount equal to the excess (if any) of the amount borrowed over the amount being repaid shall be made available to Airgas.

(f) Repayment of Competitive U.S. Loans. Airgas promises to repay to each U.S. Revolving Lender which has made a Competitive U.S. Loan on the last day of the Interest Period for such Competitive U.S. Loan the then unpaid principal amount of such Competitive U.S. Loan. Airgas may not prepay any Competitive U.S. Loan unless such prepayment is accompanied by payment of amounts specified in Section 4.11.

(g) Interest. Airgas promises to pay interest to each U.S. Revolving Lender on the unpaid principal amount of each Competitive U.S. Loan of such U.S. Revolving Lender from and including the date of such Competitive U.S. Loan to but excluding the stated maturity date thereof, at the applicable Competitive U.S. Bid Rate for such Competitive U.S. Loan (computed on the basis of the actual number of days elapsed over a year of 360 days). Interest on Competitive U.S. Loans shall be payable in arrears on each applicable Interest Payment Day (or at such other times as may be specified herein).

(h) Limitation on Number of Competitive U.S. Loans. Airgas shall not request a Competitive U.S. Loan if, assuming the maximum amount of Competitive U.S. Loans so requested is borrowed as of the date of such request, (i) the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding would exceed the aggregate U.S. Revolving Committed Amount or (ii) the sum of the aggregate principal amount of outstanding Competitive U.S. Loans would exceed $50,000,000.

(i) Change in Procedures for Requesting Competitive U.S. Loans. Airgas and the U.S. Revolving Lenders hereby agree that, notwithstanding any other provision to the contrary contained in this Credit Agreement, upon mutual agreement of the U.S. Agent and Airgas and written notice by the U.S. Agent to the U.S. Revolving Lenders, all further requests by Airgas for Competitive U.S. Loans shall be made by Airgas to the U.S. Revolving Lenders through the U.S. Agent in accordance with such procedures as shall be prescribed by the U.S. Agent and acceptable to Airgas and each U.S. Revolving Lender.

2A.3 U.S. Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the U.S. LOC Documents, if any, and any other terms and conditions which the U.S. Issuing Lender may reasonably require, and in reliance upon the agreements of the Credit Parties and U.S. Revolving Lenders set forth herein, the U.S. Revolving Lenders will participate in the issuance by the U.S. Issuing Lender from time to time of such U.S. Letters of Credit in U.S. Dollars from the Closing Date until the Termination Date as Airgas may request, in a form acceptable to the U.S. Issuing Lender; provided, however, that (i) the U.S. LOC Obligations outstanding shall not at any time exceed SIXTY-FIVE MILLION U.S. DOLLARS ($65,000,000) (the “U.S. LOC Committed Amount”) and (ii) the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not at any time exceed the aggregate U.S. Revolving Committed Amount. No U.S. Letter of Credit shall (x) except in the case where the U.S. Issuing Lender in respect of a U.S. Letter of Credit has been replaced by a successor U.S. Issuing Lender, have an original expiry date more than one year from the date of issuance (provided that such U.S. Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless the U.S. Issuing Lender gives notice of non-renewal to the beneficiary of such U.S. Letter of Credit at least a specified time period prior to the expiry date then in effect), or (y) as originally issued or as extended, have an expiry date extending beyond the Termination Date. The U.S. Issuing Lender shall be under no obligation to issue any U.S. Letter of Credit if the issuance of such U.S. Letter of Credit would violate any applicable Requirement of Law or any policy of the U.S. Issuing Lender. Each U.S. Letter of Credit shall comply with the related U.S. LOC Documents. The issuance date of each U.S. Letter of Credit shall be a Business Day.

(b) Notice and Reports. The request for the issuance of a U.S. Letter of Credit shall be submitted by Airgas (by its duly authorized officers or representatives) to the U.S. Issuing Lender with a copy to the U.S. Agent at least three (3) Business Days prior to the requested date of issuance. The U.S. Issuing Lender will, at least quarterly and more frequently upon request, disseminate to each of the U.S. Revolving Lenders a detailed report specifying the U.S. Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount, expiry date as well as any payment or expirations which may have occurred.

(c) Participation. Each U.S. Revolving Lender, upon issuance of a U.S. Letter of Credit (or, in the case of each Existing U.S. Letter of Credit, on the Closing Date), shall be deemed to have purchased without recourse a risk participation from the U.S. Issuing Lender in such U.S. Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such U.S. Letter of Credit (based on the respective U.S. Revolving Commitment Percentages of the U.S. Revolving Lenders) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the U.S. Issuing Lender therefor and discharge when due, its pro rata share of the obligations arising under such U.S. Letter of Credit. Without limiting the scope and nature of each U.S. Revolving Lender’s participation in any U.S. Letter of Credit, to the extent that the U.S. Issuing Lender has not been reimbursed as required hereunder or under any such U.S. Letter of Credit, each such U.S. Revolving Lender shall pay to the U.S. Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the U.S. Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each U.S. Revolving Lender to so reimburse the U.S. Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Airgas to reimburse the U.S. Issuing Lender under any U.S. Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any U.S. Letter of Credit, the U.S. Issuing Lender will promptly notify Airgas and the U.S. Agent. Unless Airgas shall immediately notify the U.S. Issuing Lender that Airgas intends to otherwise reimburse the U.S. Issuing Lender for such drawing, Airgas shall be deemed to have requested that the U.S. Revolving Lenders make a U.S. Revolving Loan in the amount of the drawing as provided in subsection (e) hereof on the related U.S. Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. Airgas promises to reimburse the U.S. Issuing Lender on the day of drawing under any U.S. Letter of Credit (either with the proceeds of a U.S. Revolving Loan obtained hereunder or otherwise) in same day funds. If Airgas shall fail to reimburse the U.S. Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the U.S. Base Rate plus the sum of (i) the Applicable Percentage and (ii) two percent (2%). Airgas’ reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment Airgas may claim or have against the U.S. Issuing Lender, the U.S. Agent, the U.S. Revolving Lenders, the beneficiary of the U.S. Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of Airgas to receive consideration or the legality, validity, regularity or unenforceability of the U.S. Letter of Credit. The U.S. Agent will promptly notify the other U.S. Revolving Lenders of the amount of any unreimbursed drawing under any U.S. Letter of Credit and each U.S. Revolving Lender shall promptly pay to the U.S. Agent for the account of the U.S. Issuing Lender in U.S. Dollars and in immediately available funds, the amount of such U.S. Revolving Lender’s pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such U.S. Revolving Lender from the U.S. Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time) otherwise such payment shall be made at or before 12:00 NOON (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such U.S. Revolving Lender does not pay such amount to the U.S. Issuing Lender in full upon such request, such U.S. Revolving Lender shall, on demand, pay to the U.S. Agent for the account of the U.S. Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such U.S. Revolving Lender pays such amount to the U.S. Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such U.S. Revolving Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the U.S. Base Rate. Each U.S. Revolving Lender’s obligation to make such payment to the U.S. Issuing Lender, and the right of the U.S. Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of Airgas hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a U.S. Revolving Lender to the U.S. Issuing Lender, such U.S. Revolving Lender shall, automatically and without any further action on the part of the U.S. Issuing Lender or such U.S. Revolving Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the U.S. Issuing Lender) in the related unreimbursed drawing portion of the U.S. LOC Obligation and in the interest thereon and in the related U.S. LOC Documents, and shall have a claim against Airgas with respect thereto.

(e) Repayment with U.S. Revolving Loans. On any day on which Airgas shall have requested, or shall be deemed to have requested, a U.S. Revolving Loan advance to reimburse a drawing under a U.S. Letter of Credit, the U.S. Agent shall give notice to the U.S. Revolving Lenders that a U.S. Revolving Loan has been requested or deemed requested by Airgas to be made in connection with a drawing under a U.S. Letter of Credit, in which case a U.S. Revolving Loan advance comprised of U.S. Base Rate Loans (or Eurocurrency Loans to the extent Airgas has complied with the procedures of Section 2A.1(b)(i) with respect thereto) shall be immediately made to Airgas by all U.S. Revolving Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective U.S. Revolving Commitment Percentages of the U.S. Revolving Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the U.S. Issuing Lender for application to the respective U.S. LOC Obligations. Each U.S. Revolving Lender hereby irrevocably agrees to make its pro rata share of each such U.S. Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of U.S. Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for U.S. Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which U.S. Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any U.S. Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Airgas), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Airgas on or after such date and prior to such purchase) from the U.S. Issuing Lender such participation in the outstanding U.S. LOC Obligations as shall be necessary to cause each U.S. Revolving Lender to share in such U.S. LOC Obligations ratably (based upon the respective U.S. Revolving Commitment Percentages of the U.S. Revolving Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing U.S. Revolving Lender shall be required to pay to the U.S. Issuing Lender, to the extent not paid to the U.S. Issuing Lender by Airgas in accordance with the terms of subsection (d) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the U.S. Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the U.S. Base Rate.

(f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2A.3(a) hereof, a U.S. Letter of Credit issued hereunder may contain a statement to the effect that such U.S. Letter of Credit is issued for the account of a Subsidiary of Airgas, provided that notwithstanding such statement, Airgas shall be the actual account party for all purposes of this Credit Agreement for such U.S. Letter of Credit and such statement shall not affect Airgas’ reimbursement obligations hereunder with respect to such U.S. Letter of Credit.

(g) Renewal, Extension. The renewal or extension of any U.S. Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new U.S. Letter of Credit hereunder.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the U.S. Issuing Lender and Airgas when a U.S. Letter of Credit is issued (including any such agreement applicable to an Existing U.S. Letter of Credit), (i) the rules of the ISP shall apply to each standby U.S. Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade U.S. Letter of Credit.

(i) Indemnification; Nature of U.S. Issuing Lender’s Duties.

(i) Airgas agrees to indemnify and hold harmless the U.S. Issuing Lender, each other U.S. Revolving Lender, the U.S. Agent and each of their respective officers, directors, affiliates, employees or agents (the “Indemnitees”) from and against any and all claims and damages, losses, liabilities, costs and expenses which the Indemnitees may incur (or which may be claimed against any Indemnitee) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any U.S. Letter of Credit; provided that Airgas shall not be required to indemnify any Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (A) caused by the willful misconduct or gross negligence of such Indemnitee in determining whether a request presented under any U.S. Letter of Credit complied with the terms of such U.S. Letter of Credit or (B) caused by the U.S. Issuing Lender’s failure to pay under any U.S. Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such U.S. Letter of Credit (unless such payment is prohibited by any law, regulation, court order or decree).

(ii) Airgas agrees, as between Airgas and the U.S. Issuing Lender, Airgas shall assume all risks of the acts, omissions or misuse of any U.S. Letter of Credit by the beneficiary thereof.

(iii) The U.S. Issuing Lender shall not, in any way, be liable for any failure by the U.S. Issuing Lender or anyone else to pay any drawing under any U.S. Letter of Credit as a result of any cause beyond the control of the U.S. Issuing Lender.

(iv) Nothing in this subsection (i) is intended to limit the reimbursement obligations of Airgas contained in subsection (d) above. The obligations of Airgas under this subsection (i) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a U.S. Letter of Credit shall in any way affect or impair the rights of the U.S. Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (i), Airgas shall have no obligation to indemnify the U.S. Issuing Lender in respect of any liability incurred by the U.S. Issuing Lender (A) arising out of the gross negligence or willful misconduct of the U.S. Issuing Lender, or (B) caused by the U.S. Issuing Lender’s failure to pay under any U.S. Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such U.S. Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(j) Responsibility of U.S. Issuing Lender. It is expressly understood and agreed that the obligations of the U.S. Issuing Lender hereunder to the U.S. Revolving Lenders are only those expressly set forth in this Credit Agreement and that the U.S. Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2A.3 shall be deemed to prejudice the right of any U.S. Revolving Lender to recover from the U.S. Issuing Lender any amounts made available by such U.S. Revolving Lender to the U.S. Issuing Lender pursuant to this Section 2A.3 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a U.S. Letter of Credit constituted gross negligence or willful misconduct on the part of the U.S. Issuing Lender.

(k) Conflict with U.S. LOC Documents. In the event of any conflict between this Credit Agreement and any U.S. LOC Document (including any letter of credit application), this Credit Agreement shall control.

(l) Role of U.S. Agent. Airgas and each U.S. Issuing Lender agree to provide the U.S. Agent with a copy of any notice or report otherwise required to be furnished by such Person to any other Person pursuant to Sections 2A.3(a), 2A.3(b) or 2A.3(d). Furthermore, all payments required to be made by any U.S. Revolving Lender to a U.S. Issuing Lender pursuant to Section 2A.3 shall be made to the U.S. Agent, for the account of such U.S. Issuing Lender, and the U.S. Agent shall distribute such payments to such U.S. Issuing Lender.

2A.4 U.S. Swingline Loan Subfacility.

(a) U.S. Swingline Commitment. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other U.S. Revolving Lenders set forth in this Section 2A.4, the U.S. Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans requested by Airgas in U.S. Dollars to Airgas (each a “U.S. Swingline Loan” and, collectively, the “U.S. Swingline

Loans”) from time to time from the Closing Date until the Termination Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of U.S. Swingline Loans outstanding at any time shall not exceed FIFTY MILLION U.S. DOLLARS ($50,000,000) (the “U.S. Swingline Committed Amount”), and (ii) the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount. U.S. Swingline Loans hereunder shall be made as U.S. Base Rate Loans or Quoted Rate U.S. Swingline Loans as Airgas may request in accordance with the provisions of this Section 2A.4, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) U.S. Swingline Loan Advances.

(i) Notices; Disbursement. Whenever Airgas desires a U.S. Swingline Loan advance hereunder its duly authorized officer or representative shall give written notice (or telephone notice promptly confirmed in writing) to the U.S. Swingline Lender not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested U.S. Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a U.S. Swingline Loan advance is requested, (B) the date of the requested U.S. Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the U.S. Swingline Loan advance requested. Each U.S. Swingline Loan shall be made as a U.S. Base Rate Loan or a Quoted Rate U.S. Swingline Loan and shall have such maturity date as the U.S. Swingline Lender and Airgas shall agree upon receipt by the U.S. Swingline Lender of any such notice from Airgas. The U.S. Swingline Lender shall credit the funds requested to an Airgas account maintained with the Swingline Lender by 3:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing.

(ii) Minimum Amounts. Each U.S. Swingline Loan advance shall be in a minimum principal amount of $100,000 and in integral multiples thereof (or the remaining amount of the U.S. Swingline Committed Amount, if less).

(iii) Repayment of U.S. Swingline Loans. Airgas promises to pay the principal amount of all U.S. Swingline Loans on the earlier of (A) the maturity date agreed to by the U.S. Swingline Lender and Airgas with respect to such U.S. Swingline Loan (which maturity date shall not be a date more than thirty (30) days from the date of advance thereof) or (B) the Termination Date. The U.S. Swingline Lender may, at any time, in its sole discretion, by written notice to Airgas and the U.S. Revolving Lenders, demand repayment of its U.S. Swingline Loans by way of a U.S. Revolving Loan advance, in which case Airgas shall be deemed to have requested a U.S. Revolving Loan advance comprised solely of U.S. Base Rate Loans in the amount of such U.S. Swingline Loans; provided, however, that any such demand (if not made prior thereto) shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section 9.1 (or if such date is not a Business Day, the first Business Day succeeding such date) and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each U.S. Revolving Lender hereby irrevocably agrees to make its pro rata share of each such U.S. Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of U.S. Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for a U.S. Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which U.S. Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any U.S. Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Airgas), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Airgas on or after such date and prior to such purchase) from the U.S. Swingline Lender such participations in the outstanding U.S. Swingline Loans as shall be necessary to cause each U.S. Revolving Lender to share in such U.S. Swingline Loans ratably based upon its U.S. Revolving Commitment Percentage of the U.S. Revolving Committed Amount (determined before giving effect to any termination of the Commitments pursuant to Section 9.2), provided that (A) all interest payable on the U.S. Swingline Loans shall be for the account of the U.S. Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Revolving Lender shall be required to pay to the U.S. Swingline Lender, to the extent not paid to the U.S. Swingline Lender by Airgas in accordance with the terms of subsection (c)(ii) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

(c) Interest on U.S. Swingline Loans. (i) Subject to the provisions of Section 4.1, each U.S. Swingline Loan shall bear interest as follows:

(A) U.S. Base Rate Loans. If such U.S. Swingline Loan is a U.S. Base Rate Loan, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the U.S. Base Rate plus the Applicable Percentage; and

(B) Quoted Rate U.S. Swingline Loans. If such U.S. Swingline Loan is a Quoted Rate U.S. Swingline Loan, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Quoted Rate applicable thereto.

Notwithstanding any other provision to the contrary set forth in this Credit Agreement, in the event that the principal amount of any Quoted Rate U.S. Swingline Loan is not repaid on the last day of the Interest Period for such Loan, then such Loan shall be automatically converted into a U.S. Base Rate Loan at the end of such Interest Period.

(ii) Payment of Interest. Airgas promises to pay interest on U.S. Swingline Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

2A.5 U.S. Term Loan.

(a) U.S. Term Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each U.S. Term Lender severally agrees to make available to Airgas in one or more drawings during the period from the Closing Date until the Termination Date term loans in U.S. Dollars (the “U.S. Term Loans”); provided, however, (i) with regard to the U.S. Term Lenders collectively, the aggregate principal amount of all U.S. Term Loans shall not exceed SIX HUNDRED MILLION U.S. DOLLARS ($600,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided in Section 4.4, the “U.S. Term Loan Committed Amount”) and (ii) with regard to each U.S. Term Lender individually, such U.S. Term Lender’s outstanding U.S. Term Loans shall not exceed such U.S. Term Lender’s U.S. Term Loan Percentage of the U.S. Term Loan Committed Amount. U.S. Term Loans may consist of U.S. Base Rate Loans or Eurocurrency Loans, or a combination thereof, as Airgas may request; provided, however, that no more than five (5) Eurocurrency Loans which are U.S. Term Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Eurocurrency Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period). Amounts repaid on the U.S. Term Loans may not be reborrowed.

(b) Borrowing Procedures. Airgas shall submit an appropriate Notice of Borrowing to the U.S. Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of U.S. Base Rate Loans, or on the third Business Day prior to the Business Day of the requested borrowing in the case of Eurocurrency Loans. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of a U.S. Term Loan is requested and (ii) whether the funding of the U.S. Term Loan shall be comprised of U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof, and if Eurocurrency Loans are requested, the Interest Period(s) therefor. If Airgas shall fail to deliver such Notice of Borrowing to the U.S. Agent by 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the Business Day of the requested borrowing, then the full amount of the requested U.S. Term Loan shall be disbursed on the Business Day of the requested borrowing as a U.S. Base Rate Loan. Each U.S. Term Lender shall make its U.S. Term Loan Percentage of each U.S. Term Loan available to the U.S. Agent for the account of Airgas by 1:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in U.S. Dollars and in funds immediately available to the U.S. Agent.

(c) Minimum Amounts. Each Eurocurrency Loan or U.S. Base Rate Loan that is part of a U.S. Term Loan shall be in an aggregate principal amount that is not less than $5,000,000 and integral multiples of $1,000,000 (or the then remaining principal balance of the U.S. Term Loan Committed Amount, if less).

(d) Repayment of U.S. Term Loans. Airgas promises to pay the outstanding principal amount of the U.S. Term Loans in consecutive installments commencing on the earlier of (i) March 31, 2007 if, prior to such date, any portion of the U.S. Term Loan Commitments is funded to finance the Project OT Acquisition or (ii) otherwise, June 30, 2007 (such date hereinafter referred to as the “Amortization Commencement Date”) as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 4.3 or as the result of an increase in the amount of the U.S. Term Loan Committed Amount pursuant to Section 4.4(b)), unless accelerated sooner pursuant to Section 9.2:

Payment Dates	Principal Amortization Payment due on the corresponding Payment Date
Amortization Commencement Date and the last day of each of the three subsequent fiscal quarters	3.75%
the last day of each of the four subsequent fiscal quarters	3.75%
the last day of each of the four subsequent fiscal quarters	3.75%
the last day of each of the two subsequent fiscal quarters	3.75%
the last day of each of the three subsequent fiscal quarters	11.875%
either: (i) if the most recent scheduled amortization payment date occurred on March 31, 2011, June 30, 2011 or (ii) otherwise, the Termination Date	Unpaid Balance

(e) Interest. Subject to the provisions of Section 4.1,

(i) U.S. Base Rate Loans. During such periods as the U.S. Term Loan shall be comprised in whole or in part of U.S. Base Rate Loans, such U.S. Base Rate Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Percentage; and

(ii) Eurocurrency Loans. During such periods as the U.S. Term Loan shall be comprised in whole or in part of Eurocurrency Loans, such Eurocurrency Loans shall bear interest at a per annum rate equal to the Eurocurrency Rate plus the Applicable Percentage.

Airgas promises to pay interest on the U.S. Term Loan in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

ARTICLE II.B

FOREIGN CURRENCY LOANS

2B.1 Foreign Currency Loans.

(a) Foreign Currency Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Foreign Currency Lender severally agrees to make available to Airgas and the Foreign Borrowers such Foreign Currency Lender’s Foreign Currency Commitment Percentage of revolving credit loans requested by Airgas or the applicable Foreign Borrower in U.S. Dollars or one or more Foreign Currencies (“Foreign Currency Loans”) from time to time from the Third Amendment Date until the Termination Date, or such earlier date as the Foreign Currency Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans shall not exceed SEVENTY-FIVE MILLION U.S. DOLLARS ($75,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 4.4, the “ Foreign Currency Committed Amount”); provided, further, (i) with regard to each Foreign Currency Lender individually, the U.S. Dollar Equivalent of such Foreign Currency Lender’s outstanding Foreign Currency Loans shall not exceed such Foreign Currency Lender’s Foreign Currency Commitment Percentage of the Foreign Currency Committed Amount and (ii) with regard to the Foreign Currency Lenders collectively, the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans shall not exceed the Foreign Currency Committed Amount. Foreign Currency Loans denominated in Foreign Currencies (other than Mexican Pesos) shall consist of Eurocurrency Loans. Foreign Borrowers organized under the laws of Mexico shall only be permitted to (and shall be the only Foreign Borrowers permitted to) borrow Mexican Pesos (which borrowings shall consist of Peso Rate Loans). Foreign Currency Loans denominated in U.S. Dollars may consist of (A) in the case of borrowings by Airgas, U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof, as Airgas may request, and (B) in the case of any Foreign Borrower, Eurocurrency Loans only. Foreign Currency Loans may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than seven (7) Peso Rate Loans and Eurocurrency Loans which are Foreign Currency Loans (combined) shall be outstanding hereunder at any time. For purposes hereof, Eurocurrency Loans and Peso Rate Loans with different Interest Periods shall be considered as separate Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan or Peso Rate Loan, as applicable, with a single Interest Period.

(b) Foreign Currency Loan Borrowings.

(i) Notice of Borrowing. Airgas and each Foreign Borrower (by its duly authorized officers or representatives) shall request a Foreign Currency Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the U.S. Agent not later than 11:00 A.M. (Charlotte, North Carolina time) (1) three Business Days prior to the requested date of any borrowing of Eurocurrency Loans denominated in U.S. Dollars, (2) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any borrowing of Eurocurrency Loans denominated in Foreign Currencies or any borrowing of Peso Rate Loans, and (3) on the requested date of any borrowing of U.S. Base Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Foreign Currency Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the currency of such borrowing, (E) in the case of a Foreign Currency Loan to be denominated in U.S. Dollars, whether the borrowing shall be comprised of U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof and (F) if applicable, the Interest Period(s) therefor. If Airgas or the applicable Foreign Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the currency of Foreign Currency Loan requested, then such notice shall be rejected until a currency is specified or (III) in the case of a Foreign Currency Loan denominated in U.S. Dollars, the type of Foreign Currency Loan requested, then (A) with respect to any borrowing by Airgas, such notice shall be deemed to be a request for a U.S. Base Rate Loan hereunder and (B) with respect to any borrowing by any Foreign Borrower, such notice shall be deemed to be a request for a Eurocurrency Loan with an Interest Period of one month. The U.S. Agent shall give notice to each Foreign Currency Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2B.1(b)(i), specifying the contents thereof and each such Foreign Currency Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Foreign Currency Loan shall be in a minimum aggregate principal amount not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess thereof (or the remaining amount of the Foreign Currency Committed Amount, if less).

(iii) Advances. Each Foreign Currency Lender will make its Foreign Currency Commitment Percentage of each Foreign Currency Loan borrowing available to the U.S. Agent for the account of Airgas or the applicable Foreign Borrower in Same Day Funds at the U.S. Agent’s office for the applicable currency not later than (x) 1:00 p.m., in the case of any Foreign Currency Loan denominated in U.S. Dollars, and (y) the Applicable Time specified by the U.S. Agent in the case of any Foreign Currency Loan in a Foreign Currency, in each case on the Business Day specified in the applicable Notice of Borrowing. Such borrowing will then be made available to Airgas or the applicable Foreign Borrower by the U.S. Agent in like funds as received by the U.S. Agent by (A) crediting the account of Airgas or such Foreign Borrower on the books of the U.S. Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the U.S. Agent by Airgas or such Foreign Borrower, as the case may be. Each Foreign Currency Lender, at its option, may make any Foreign Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c) Repayment. Airgas and each Foreign Borrower promises to pay the principal amount of all Foreign Currency Loans owing by Airgas or such Foreign Borrower, as the case may be, in full on the Termination Date. With respect to any Peso Rate Loan, and in accordance with the Mexican Law of Credit Institutions (Ley de Instituciones de Crédito), the Credit Agreement, as amended, together with the corresponding account statements certified by an authorized accountant will act in a court of law as a credit instrument subject to summary judgment, without need to verify signatures or other requirements.

(d) Interest. Subject to the provisions of Section 4.1:

(i) U.S. Base Rate Loans. During such periods as Foreign Currency Loans shall be comprised in whole or in part of U.S. Base Rate Loans, such U.S. Base Rate Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Percentage;

(ii) Eurocurrency Loans. During such periods as Foreign Currency Loans shall be comprised in whole or in part of Eurocurrency Loans, such Eurocurrency Loans shall bear interest at a per annum rate equal to the Eurocurrency Rate plus the Applicable Percentage plus (in the case of a Eurocurrency Loan of any Foreign Currency Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost (it being understood that the interest calculated pursuant to this clause (ii) with respect to any Foreign Currency Lender shall be increased by the Mandatory Cost only to the extent that such Foreign Currency Lender is required to pay such Mandatory Cost); and

(iii) Peso Rate Loans. During such periods as Foreign Currency Loans shall be comprised in whole or in part of Peso Rate Loans, such Peso Rate Loans shall bear interest at a per annum rate equal to the Peso Rate plus the Applicable Percentage plus (in the case of a Peso Rate Loan of any Foreign Currency Lender which is lent from a lending office in Mexico) the Mandatory Cost (it being understood that the interest calculated pursuant to this clause (iii) with respect to any Foreign Currency Lender shall be increased by the Mandatory Cost only to the extent that such Foreign Currency Lender is required to pay such Mandatory Cost).

Airgas and each Foreign Borrower promises to pay interest on the Foreign Currency Loans owing by such Person in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

2B.2 Exchange Rates; Currency Equivalents.

The U.S. Agent shall determine, for any Foreign Currency Loan denominated in a Foreign Currency, the Spot Rate as of each Revaluation Date for such Foreign Currency Loan, which Spot Rate shall be used for calculating the U.S. Dollar Equivalent of such Foreign Currency Loan. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate for such Foreign Currency Loan until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of any Foreign Currency Loan for purposes of the Credit Documents shall be such U.S. Dollar Equivalent amount as so determined by the U.S. Agent.

2B.3 Additional Alternative Currencies.

(a) Airgas may from time to time request that Foreign Currency Loans be made in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Foreign Currency Loans, such request shall be subject to the approval of the U.S. Agent and the Foreign Currency Lenders.

(b) Any such request shall be made to the U.S. Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired borrowing (or, if requested by Airgas or a Foreign Borrower, such other time or date as may be agreed by the U.S. Agent in its sole discretion). The U.S. Agent shall promptly notify each Foreign Currency Lender thereof. Each Foreign Currency Lender shall notify the U.S. Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Foreign Currency Loans in such requested currency.

(c) Any failure by a Foreign Currency Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Foreign Currency Lender to permit Foreign Currency Loans to be made in such requested currency. If the U.S. Agent and all the Foreign Currency Lenders consent to making Foreign Currency Loans in such requested currency, the U.S. Agent shall so notify Airgas and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any borrowings of Foreign Currency Loans. If the U.S. Agent shall fail to obtain consent to any request for an additional currency under this Section 2B.3, the U.S. Agent shall promptly so notify Airgas.

2B.4 Change of Currency.

(a) Each obligation of Airgas and the Foreign Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Third Amendment Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the U.S. Agent may from time to time specify, after consultation with Airgas, to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the U.S. Agent may from time to time specify, after consultation with Airgas, to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

2B.5 Foreign Borrowers.

(a) Effective as of the Third Amendment Date, each of (i) Airgas, S.A. de C.V., (ii) Airgas West, S.A. de C.V., (iii) Red-D-Arc, S.A. de C.V., (iv) Red-D-Arc Limited, (v) Airgas Canada, Inc., (vi) Red-D-Arc (UK) Limited, (vii) Red-D-Arc (Netherlands) B.V., and (viii) “Airgas Sakhalin” Limited Liability Company shall be a “Foreign Borrower” hereunder and may receive Foreign Currency Loans for its account on the terms and conditions set forth in this Credit Agreement.

(b) Airgas may at any time, upon not less than ten (10) Business Days’ notice from Airgas to the U.S. Agent (or, if requested by Airgas, such shorter period as may be agreed by the U.S. Agent in its sole discretion), designate any additional wholly-owned Foreign Subsidiary of Airgas (an “Applicant Foreign Borrower”) as a Foreign Borrower to receive Foreign Currency Loans hereunder by delivering to the U.S. Agent (which shall promptly deliver counterparts thereof to each Foreign Currency Lender) a duly executed notice and agreement in substantially the form of Exhibit 2B.5(a) (a “Foreign Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Foreign Borrower becoming entitled to utilize the credit facilities provided for in this Article II.B the U.S. Agent and the Foreign Currency Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel (except in the case of Immaterial Foreign Subsidiaries) and other documents or information, in form, content and scope reasonably satisfactory to the U.S. Agent, as may be required by the U.S. Agent or the Foreign Currency Lenders in their sole discretion. If the U.S. Agent and the Foreign Currency Lenders agree that an Applicant Foreign Borrower shall be entitled to receive Foreign Currency Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the U.S. Agent shall send a notice in substantially the form of Exhibit 2B.5(b) (a “Foreign Borrower Notice”) to Airgas and the Foreign Currency Lenders specifying the effective date upon which the Applicant Foreign Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Foreign Currency Lenders agrees to permit such Foreign Borrower to receive Foreign Currency Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Foreign Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(c) The Credit Party Obligations of all Foreign Borrowers shall be several in nature.

(d) Each Foreign Subsidiary of Airgas that is or becomes a “Foreign Borrower” pursuant to this Section 2B.5 hereby irrevocably appoints Airgas as its agent for all purposes relevant to this Credit Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Foreign Borrowers, or by each Foreign Borrower acting singly, shall be valid and effective if given or taken only by Airgas, whether or not any such other Foreign Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Airgas in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Foreign Borrower.

(e) Airgas may from time to time, upon not less than five (5) Business Days’ notice from Airgas to the U.S. Agent (or such shorter period as may be agreed by the U.S. Agent in its sole discretion), terminate a Foreign Borrower’s status as such, provided that there are no outstanding Foreign Currency Loans payable by such Foreign Borrower, or other amounts payable by such Foreign Borrower on account of any Foreign Currency Loans made to it, as of the effective date of such termination. The U.S. Agent will promptly notify the Foreign Currency Lenders of any such termination of a Foreign Borrower’s status.

ARTICLE III

CANADIAN DOLLAR CREDIT FACILITIES

3.1 Canadian Revolving Loans.

(a) Canadian Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Canadian Lender severally and not jointly agrees to make available to each Canadian Borrower, for its own account, such Canadian Lender’s Canadian Commitment Percentage of revolving credit loans requested by the Canadian Borrowers in Canadian Dollars (“Canadian Revolving Loans”) from time to time from the Closing Date until the Termination Date, or such earlier date as the Canadian Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the sum of the aggregate principal amount of outstanding Canadian Revolving Loans shall not exceed FORTY MILLION CANADIAN DOLLARS (C$40,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided in Section 4.4, the “Canadian Revolving Committed Amount”); provided, further, (i) with regard to each Canadian Lender individually, outstanding Canadian Revolving Loans of such Canadian Lender plus the participation interests in Canadian LOC Obligations of such Canadian Lender plus the BA Outstandings of such Canadian Lender shall not exceed such Canadian Lender’s Canadian Commitment Percentage of the Canadian Revolving Committed Amount and (ii) with regard to the Canadian Lenders collectively, the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus the BA Outstandings shall not exceed the Canadian Revolving Committed Amount. Canadian Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Canadian Revolving Loan Borrowings.

(i) Notice of Borrowing. Each Canadian Borrower (by its duly authorized officers or representatives) shall request a Canadian Revolving Loan borrowing by Notice of Borrowing (or telephone notice promptly confirmed by delivery of a Notice of Borrowing) to the Canadian Agent not later than 11:00 A.M. (Toronto, Ontario time) on the Business Day prior to the date of the requested borrowing. Each such request for borrowing shall be irrevocable and shall specify (A) that a Canadian Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day) and (C) the aggregate principal amount to be borrowed. The Canadian Agent shall give notice to each affected Canadian Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 3.1(b)(i), specifying the contents thereof and each such Canadian Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Canadian Revolving Loan shall be in a minimum aggregate principal amount of C$1,500,000 and integral multiples of C$100,000 in excess thereof (or the remaining amount of the Canadian Revolving Committed Amount, if less).

(iii) Advances. Each Canadian Lender will make its Canadian Commitment Percentage of each Canadian Revolving Loan borrowing available to the Canadian Agent for the account of the particular Canadian Borrower by 1:00 P.M. (Toronto, Ontario time) on the date specified in the applicable Notice of Borrowing in Canadian Dollars and in funds immediately available to the Canadian Agent. Such borrowing will then be made available to the particular Canadian Borrower by the Canadian Agent in like funds as received by the Canadian Agent by (A) crediting the account of such Canadian Borrower on the books of the Canadian Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Canadian Agent by such Canadian Borrower.

(c) Repayment. Each Canadian Borrower promises to pay the principal amount of all Canadian Revolving Loans made to such Canadian Borrower in full on the Termination Date.

(d) Interest. Subject to the provisions of Section 4.1, Canadian Revolving Loans shall bear interest at a per annum rate equal to the Canadian Base Rate plus the Applicable Percentage. Each Canadian Borrower promises to pay interest on Canadian Revolving Loans made to such Canadian Borrower monthly in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

3.2 Canadian Swingline Loan Subfacility.

(a) Canadian Swingline Commitment. Subject to the terms and conditions set forth herein, the Canadian Swingline Lender agrees, in reliance upon the agreements of the other Canadian Lenders set forth in this Section 3.2, each Canadian Borrower may, in its individual capacity, obtain revolving credit loans in Canadian Dollars from the Canadian Swingline Lender, in its individual capacity (each a “Canadian Swingline Loan” and, collectively, the “Canadian Swingline Loans”), from time to time from the Closing Date until the Termination Date (i) by written notice (or telephone notice promptly confirmed in writing) from such Canadian Borrower (by its duly authorized officers or representatives) to the Canadian Swingline Lender not later than 2:00 P.M. (Toronto, Canada time) on the Business Day of the requested Canadian Swingline Loan advance (in which case the Canadian Swingline Lender shall credit the funds requested to the applicable Operating Account by 3:00 P.M. (Toronto, Canada time) on the Business Day of the requested borrowing) or (ii) by way of overdraft in the Canadian Dollar operating accounts maintained by such Canadian Borrower with the Canadian Swingline Lender (collectively, the “Operating Accounts”), for the purposes hereinafter set forth; provided, however, (A) the aggregate principal amount of Canadian Swingline Loans outstanding at any time shall not exceed FIVE MILLION CANADIAN DOLLARS (C$5,000,000) (the “Canadian Swingline Committed Amount”), and (B) the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus the BA Outstandings shall not exceed the Canadian Revolving Committed Amount. Unless the Canadian Borrowers have made prior arrangements with the Canadian Swingline Lender (including without limitation by requesting a Canadian Revolving Loan), the Canadian Swingline Lender may return any debit from an Operating Account that, if paid, would result in the aggregate principal amount of outstanding Canadian Swingline Loans exceeding the Canadian Swingline Committed Amount if (1) any Default or Event of Default then exists or (2) if the applicable Canadian

Borrower does not, on or before the first Business Day after receipt by such Canadian Borrower of notice of such excess from the Canadian Swingline Lender, deposit money or request a Canadian Revolving Loan sufficient to cover such debit. Canadian Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Repayment of Canadian Swingline Loans. Each Canadian Borrower hereby promises to repay the principal amount of each Canadian Swingline Loan taken by such Canadian Borrower on the earlier of (A) the maturity date agreed to by the Canadian Swingline Lender and such Canadian Borrower with respect to such Canadian Swingline Loan or (B) the Termination Date. The Canadian Swingline Lender may, at any time, in its sole discretion, by written notice to the Canadian Borrower and the Canadian Lenders, demand repayment of its Canadian Swingline Loans by way of a Canadian Revolving Loan advance, in which case the Canadian Borrower shall be deemed to have requested a Canadian Revolving Loan advance in the amount of such Canadian Swingline Loans; provided, however, that such a demand (if not made prior thereto) shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section 9.1 (or if such date is not a Business Day, the first Business Day succeeding such date) and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Canadian Lender hereby irrevocably agrees to make its pro rata share of each such Canadian Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Canadian Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for a Canadian Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Canadian Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.

(c) Interest on Canadian Swingline Loans.

(i) Interest Rate. Subject to the provisions of Section 4.1, each Canadian Swingline Loan shall bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the Canadian Base Rate plus the Applicable Percentage; and

(ii) Payment of Interest. With respect to each Canadian Swingline Loan taken by a Canadian Borrower, such Canadian Borrower hereby promises to pay all interest on the outstanding principal amount of such Canadian Swingline Loan in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

3.3 Canadian Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the Canadian LOC Documents, if any, and any other terms and conditions which the Canadian Issuing Lender may reasonably require, and in reliance upon the agreements of the Credit Parties and Canadian Lenders set forth herein, the Canadian Lenders will participate in the issuance by the Canadian Issuing Lender from time to time of such Canadian Letters of Credit in Canadian Dollars from the Closing Date until the Termination Date as a Canadian Borrower may request, in a form acceptable to the Canadian Issuing Lender; provided, however, that (i) the Canadian LOC Obligations outstanding shall not at any time exceed FORTY MILLION CANADIAN DOLLARS (C$40,000,000) (the “Canadian LOC Committed Amount”) and (ii) the sum of the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus BA Outstandings shall not at any time exceed the aggregate Canadian Revolving Committed Amount. No Canadian Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance (provided that such

Canadian Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless the Canadian Issuing Lender gives notice of non-renewal to the beneficiary of such Canadian Letter of Credit at least a specified time period prior to the expiry date then in effect), or (y) as originally issued or as extended, have an expiry date extending beyond the Termination Date. The Canadian Issuing Lender shall be under no obligation to issue any Canadian Letter of Credit if the issuance of such Canadian Letter of Credit would violate any applicable Requirement of Law or any policy of the Canadian Issuing Lender. Each Canadian Letter of Credit shall comply with the related Canadian LOC Documents. The issuance date of each Canadian Letter of Credit shall be a Business Day.

(b) Notice and Reports. The request for the issuance of a Canadian Letter of Credit shall be submitted by the applicable Canadian Borrower (by its duly authorized officers or representatives) to the Canadian Issuing Lender with a copy to the Canadian Agent at least three (3) Business Days prior to the requested date of issuance. The Canadian Issuing Lender will, at least quarterly and more frequently upon request, disseminate to each of the Canadian Lenders a detailed report specifying the Canadian Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and expiry date as well as any payments or expirations which may have occurred.

(c) Participation. Each Canadian Lender, upon issuance of a Canadian Letter of Credit (or, in the case of each Existing Canadian Letter of Credit, on the Closing Date), shall be deemed to have purchased without recourse a risk participation from the Canadian Issuing Lender in such Canadian Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Canadian Letter of Credit (based on the respective Canadian Commitment Percentages of the Canadian Lenders) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Canadian Issuing Lender therefor and discharge when due, its pro rata share of the obligations arising under such Canadian Letter of Credit. Without limiting the scope and nature of each Canadian Lender’s participation in any Canadian Letter of Credit, to the extent that the Canadian Issuing Lender has not been reimbursed as required hereunder or under any such Canadian Letter of Credit, each such Canadian Lender shall pay to the Canadian Issuing Lender its pro rata share of such unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Canadian Lender to so reimburse the Canadian Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of each Canadian Borrower to reimburse the Canadian Issuing Lender under any Canadian Letter of Credit issued for the account of such Canadian Borrower, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Canadian Letter of Credit, the Canadian Issuing Lender will promptly notify the applicable Canadian Borrower and the Canadian Agent. Unless the applicable Canadian Borrower shall immediately notify the Canadian Issuing Lender that such Canadian Borrower intends to otherwise reimburse the Canadian Issuing Lender for such drawing, such Canadian Borrower shall be deemed to have requested that the Canadian Lenders make a Canadian Revolving Loan in the amount of the drawing as provided in subsection (e) hereof on the related Canadian Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. Each Canadian Borrower promises to reimburse the Canadian Issuing Lender on the day of drawing under any Canadian Letter of Credit issued for the account of such Canadian Borrower (either with the proceeds of a Canadian Revolving Loan obtained hereunder or otherwise) in same day funds. If the applicable Canadian Borrower shall fail to reimburse the Canadian Issuing Lender (either with the proceeds of a Canadian Revolving Loan obtained hereunder or otherwise), the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Canadian Base Rate plus the Applicable Percentage plus two percent (2%). The reimbursement obligations of each Canadian Borrower hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment such Canadian Borrower may claim or have against the Canadian Issuing Lender, the U.S. Agent, the

Canadian Agent, the Canadian Lenders, the beneficiary of the Canadian Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of such Canadian Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Canadian Letter of Credit. The Canadian Agent will promptly notify the other Canadian Lenders of the amount of any unreimbursed drawing under any Canadian Letter of Credit and each Canadian Lender shall promptly pay to the Canadian Agent for the account of the Canadian Issuing Lender in Canadian Dollars and in immediately available funds, the amount of such Canadian Lender’s pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Canadian Lender from the Canadian Issuing Lender if such notice is received at or before 2:00 P.M. (Toronto, Canada time) otherwise such payment shall be made at or before 12:00 NOON (Toronto, Canada time) on the Business Day next succeeding the day such notice is received. If such Canadian Lender does not pay such amount to the Canadian Issuing Lender in full upon such request, such Canadian Lender shall, on demand, pay to the Canadian Agent for the account of the Canadian Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Canadian Lender pays such amount to the Canadian Issuing Lender in full at a rate per annum equal to the Canadian Base Rate. Each Canadian Lender’s obligation to make such payment to the Canadian Issuing Lender, and the right of the Canadian Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of Airgas hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Canadian Lender to the Canadian Issuing Lender, such Canadian Lender shall, automatically and without any further action on the part of the Canadian Issuing Lender or such Canadian Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Canadian Issuing Lender) in the related unreimbursed drawn portion of the Canadian LOC Obligation and in the interest thereon and in the related Canadian LOC Documents, and shall have a claim against the Canadian Borrower with respect thereto.

(e) Repayment with Canadian Revolving Loans. On any day on which a Canadian Borrower shall have requested, or shall be deemed to have requested, a Canadian Revolving Loan advance to reimburse a drawing under a Canadian Letter of Credit, the Canadian Agent shall give notice to the Canadian Lenders that a Canadian Revolving Loan advance has been requested or deemed requested by such Canadian Borrower to be made in connection with a drawing under a Canadian Letter of Credit, in which case a Canadian Revolving Loan shall be immediately made to such Canadian Borrower by all Canadian Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Canadian Commitment Percentages of the Canadian Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Canadian Issuing Lender for application to the respective Canadian LOC Obligations. Each such Canadian Lender hereby irrevocably agrees to make its pro rata share of each such Canadian Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Canadian Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) that any such request or deemed request for Canadian Revolving Loan is not made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Canadian Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Canadian Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to a Canadian Borrower or Airgas), then each such Canadian Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from any Canadian Borrower on or after such date and prior to such purchase) from the Canadian Issuing Lender such participation in the outstanding Canadian LOC Obligations as shall be necessary to cause each such

Canadian Lender to share in such Canadian LOC Obligations ratably (based upon the respective Canadian Commitment Percentages of the Canadian Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Canadian Lender shall be required to pay to the Canadian Issuing Lender, to the extent not paid to the Canadian Issuing Lender by the applicable Canadian Borrower in accordance with the terms of subsection (d) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at a rate equal to the Canadian Base Rate.

(f) Renewal, Extension. The renewal or extension of any Canadian Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Canadian Letter of Credit hereunder.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Canadian Issuing Lender and the applicable Canadian Borrower when a Canadian Letter of Credit is issued (including any such agreement applicable to an Existing Canadian Letter of Credit), (i) the rules of the ISP shall apply to each standby Canadian Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade Canadian Letter of Credit.

(h) Indemnification; Nature of Canadian Issuing Lender’s Duties.

(i) Each Canadian Borrower agrees to indemnify and hold harmless the Canadian Issuing Lender, each other Canadian Lender, the Canadian Agent, the U.S. Agent and each of their respective officers, directors, affiliates, employees or agents (the “Indemnitees”) from and against any and all claims and damages, losses, liabilities, costs and expenses which the Indemnitees may incur (or which may be claimed against any Indemnitee) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Canadian Letter of Credit issued for the account of such Canadian Borrower; provided that the Canadian Borrowers shall not be required to indemnify any Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (A) caused by the willful misconduct or gross negligence of such Indemnitee in determining whether a request presented under any Canadian Letter of Credit complied with the terms of such Canadian Letter of Credit or (B) caused by the Canadian Issuing Lender’s failure to pay under any Canadian Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Canadian Letter of Credit (unless such payment is prohibited by any law, regulation, court order or decree).

(ii) Each Canadian Borrower agrees, as between such Canadian Borrower and the Canadian Issuing Lender, such Canadian Borrower shall assume all risks of the acts, omissions or misuse by the beneficiary of any Canadian Letter of Credit issued for the account of such Canadian Borrower.

(iii) The Canadian Issuing Lender shall not, in any way, be liable for any failure by the Canadian Issuing Lender or anyone else to pay any drawing under any Canadian Letter of Credit as a result of any action by any Governmental Authority or any other cause beyond the control of the Canadian Issuing Lender.

(iv) Nothing in this subsection (h) is intended to limit the reimbursement obligations of the Canadian Borrowers contained in subsection (d) above. The obligations of the Canadian Borrowers under this subsection (h) shall survive the termination of this Credit Agreement. No acts or omissions of any current or prior beneficiary of a Canadian Letter of Credit shall in any way affect or impair the rights of the Canadian Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (h), the Canadian Borrowers shall have no obligation to indemnify the Canadian Issuing Lender in respect of any liability incurred by the Canadian Issuing Lender (A) arising out of the gross negligence or willful misconduct of the Canadian Issuing Lender, or (B) caused by the Canadian Issuing Lender’s failure to pay under any Canadian Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Canadian Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(i) Responsibility of Canadian Issuing Lender. It is expressly understood and agreed that the obligations of the Canadian Issuing Lender hereunder to the Canadian Lenders are only those expressly set forth in this Credit Agreement and that the Canadian Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 3.3 shall be deemed to prejudice the right of any Canadian Lender to recover from the Canadian Issuing Lender any amounts made available by such Canadian Lender to the Canadian Issuing Lender pursuant to this Section 3.3 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Canadian Letter of Credit constituted gross negligence or willful misconduct on the part of the Canadian Issuing Lender.

(j) Conflict with Canadian LOC Documents. In the event of any conflict between this Credit Agreement and any Canadian LOC Document (including any letter of credit application), this Credit Agreement shall control.

3.4 Bankers’ Acceptances.

(a) Issuance. Subject to the terms and conditions hereof and any other terms and conditions which a Canadian Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by any Consolidated Party or conflict with any obligation of, or detract from any action which may be taken by, any Canadian Borrower under this Credit Agreement), each Canadian Lender agrees, severally and not jointly, at any time and from time to time from the Closing Date to the Termination Date, to create Bankers’ Acceptances by accepting drafts of a Canadian Borrower presented to it for acceptance in an amount equal to such Canadian Lender’s Commitment Percentage of such Bankers’ Acceptances as a Canadian Borrower may request on such date; provided, however, that the aggregate amount of Canadian Revolving Loans outstanding plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus the BA Outstandings may not exceed the Canadian Revolving Committed Amount. Upon the acceptance of any draft of a Canadian Borrower pursuant hereto, such Canadian Borrower shall pay to the Canadian Lender accepting the same, in advance, the Acceptance Fee. Forthwith after each request for drawdown of, continuation of or conversion into Bankers’ Acceptances, the Canadian Agent shall notify each Canadian Lender of the amount and denomination of the Bankers’ Acceptances to be accepted by such Canadian Lender. Each Canadian Borrower shall as soon as practical deliver to the Canadian Agent a notice confirming the issuance of Bankers’ Acceptances drawn by it and specifying the net proceeds derived therefrom. For greater certainty, with respect to each extension of credit by way of Bankers’ Acceptances from the Canadian Lenders, each Bankers’ Acceptance shall have the same term.

(b) General Provisions regarding Bankers’ Acceptances.

(i) Any draft tendered by a Canadian Borrower for acceptance by a Canadian Lender shall be payable in Canada, shall be in the standard form of bankers’ acceptance accepted by such Canadian Lender and shall have a term ending on a Business Day not less than 30 days (or any earlier date, subject to availability) or more than 180 days from the date of acceptance. Each extension of credit by way of Bankers’ Acceptances from the Canadian Lenders shall be for the minimum aggregate principal amount of C$1,500,000 and in multiples of C$100,000. Each Bankers’ Acceptance shall be dated the date such Bankers’ Acceptance is issued.

(ii) On presentation of a draft for acceptance the applicable Canadian Borrower shall pay to the applicable Canadian Lender a stamping fee calculated on the principal amount and for the term of the draft equal to the Applicable Percentage.

(iii) All Bankers’ Acceptances to be accepted by the Canadian Lenders shall be obtained through the Canadian Agent. Each Canadian Lender agrees to purchase at the Discount Rate each Bankers’ Acceptance accepted by it and to provide to the Canadian Agent for the account of the applicable Canadian Borrower the discount proceeds less the stamping fee. A Canadian Lender may hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(iv) The applicable Canadian Borrower shall provide for each of the Bankers’ Acceptances at their respective maturities at the Canadian Agent’s main branch in Toronto, Canada (either with the proceeds of a Canadian Revolving Loan obtained hereunder or otherwise). The Canadian Borrowers will continue to be required to provide as aforesaid for each of the Bankers’ Acceptances at maturity notwithstanding the fact that the applicable Canadian Lender may be the holder of a Bankers’ Acceptance previously issued by that Canadian Lender. Any amount owing in respect of any Bankers’ Acceptance which is not paid in accordance with the foregoing shall be subject to the same terms as are applicable to Canadian Base Rate Loans, but be payable on demand.

(v) In the event that demand is made on the Canadian Borrowers pursuant to Section 9.2, the Canadian Borrowers who have then outstanding any Bankers’ Acceptance(s) shall forthwith pay to the Canadian Lenders an amount equal to each such Canadian Lender’s maximum potential liability under outstanding Bankers’ Acceptances stamped by it on behalf of the applicable Canadian Borrower. Such amount shall be held by the Canadian Lenders for set-off against future indebtedness owing by the applicable Canadian Borrower to the Canadian Lenders in respect of such Bankers’ Acceptance(s).

(vi) To facilitate acceptance of drafts, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf (in accordance with a request under section 3.4(a) above), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank drafts in the form requested by such Canadian Lender. In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of such blank forms of draft for acceptance under this Credit Agreement. All such drafts signed and/or endorsed by a Canadian Lender on behalf of a Canadian Borrower pursuant to such a request shall be deemed to have been presented by such Canadian Borrower for acceptance and shall bind such Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for any Canadian Lender or Canadian Borrower at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance so signed shall be binding on the applicable Canadian Borrower. Each Canadian Lender shall maintain a record with respect to Bankers’ Acceptances (A) accepted and purchased by it hereunder, and (B) cancelled at their respective maturities. On request by or on behalf of a Canadian Borrower, a Canadian Lender shall cancel all forms of Bankers’ Acceptance which have been pre-signed or pre-endorsed on behalf of such Canadian Borrower and which are held by such Canadian Lender and are not required to be issued in accordance with such Canadian Borrower’s request(s). Each Canadian Borrower hereby confirms that each Canadian Lender shall be entitled to rely upon instructions provided by Airgas regarding the completion of drafts on behalf of any Canadian Borrower hereunder.

(vii) Each Canadian Borrower shall ensure that no Bankers’ Acceptance it draws has a maturity date beyond the Termination Date.

(c) Transition.

The parties hereto acknowledge that as at the Closing Date, certain Bankers’ Acceptances (“Old BAs”) are outstanding which were issued prior to such date and mature after such date, and agree that the following provisions shall be applicable to Old BAs:

(i) Any Old BA accepted by a Canadian Lender (as defined in the Existing Credit Agreement) that is not a party to this Credit Agreement (an “Old Lender”) shall be deemed for purposes of this Credit Agreement to have been issued under this Credit Agreement; without limiting the generality of the foregoing, the Face Amount of any such Old BA shall, so long as it remains outstanding, be included in the BA Outstandings hereunder.

(ii) Any amount paid by a Canadian Lender hereunder to indemnify an Old Lender as acceptor of any Old BA by reason of the failure of the applicable Canadian Borrower to comply with Section 3.4(b)(iv) above shall be subject to the same terms as are applicable to a Canadian Base Rate Loan made by such Canadian Lender, but be payable on demand, and the obligation of the applicable Canadian Borrower to pay any such amount shall be a Canadian Obligation.

(iii) If and to the extent that the Applicable Percentage of a Canadian Lender hereunder differs from the Applicable Percentage of such Canadian Lender (in its capacity as a Canadian Lender under the Existing Credit Agreement), the liability and entitlement of such Canadian Lender in respect of any Old BA shall be determined by its Applicable Percentage hereunder rather than by its Applicable Percentage under the Existing Credit Agreement, and the Canadian Lenders shall make such payments to one another as shall be necessary to give effect to each such change in Applicable Percentage, including without limitation the calculation of the Acceptance Fee to which such Canadian Lender is entitled for the period from (but excluding) the Closing Date to (and including) the maturity of the Old BA in respect of which an Acceptance Fee was paid upon issuance.

3.5 Removal of a Canadian Borrower.

Airgas may at any time request that any Canadian Borrower hereunder cease to be a Canadian Borrower by delivering to the Canadian Agent (which shall promptly deliver counterparts thereof to each Canadian Lender) a written notice to such effect. Such Canadian Borrower shall cease to be a Canadian Borrower hereunder on the later to occur of (i) the date the Canadian Agent receives such request, and (ii) the date on which (A) such Canadian Borrower has paid all of the Canadian Obligations owing by such Canadian Borrower, and (B) no Canadian Letter of Credit issued at the request of such Canadian Borrower remains outstanding.

3.6 Reset Mechanism.

Each Canadian Lender agrees that it will, at any time or from time to time, upon the request of the Canadian Agent, purchase portions of the outstanding Canadian Revolving Loans, Canadian Swingline Loans, Canadian LOC Obligations and BA Outstandings made available by the other Canadian Lenders hereunder and make any other adjustments which may be necessary or appropriate, in order that the amount of such outstanding Canadian Revolving Loans, Canadian Swingline Loans, Canadian LOC Obligations and BA Outstandings made available by the respective Canadian Lenders, as adjusted pursuant to this Section 3.6, will be in the same proportions as the amount which each Canadian Lender’s Canadian Commitment Percentage bears to the total Canadian Commitment Percentages of all the Canadian Lenders.

3.7 Certain Waivers.

Each Canadian Borrower waives presentment for payment and any other defense to the payment of any amounts due to any Canadian Lender in respect of any Bankers’ Acceptance accepted and purchased by such Canadian Lender pursuant to this Credit Agreement which might exist solely by reason of the Banker’s Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right and each Canadian Borrower agrees not to claim any days of grace in any action brought for payment of the amount payable by such Canadian Borrower under a Banker’s Acceptance.

ARTICLE IV

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

4.1 Default Rate.

(a) Payment Defaults. Upon the occurrence, and during the continuance, of an Event of Default of the type described in Section 9.1(a), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the U.S. Base Rate plus the Applicable Percentage).

(b) Non-Payment Defaults. Except as provided in subsection (a) above, during the continuance of any Event of Default for a period of more than 30 days from the date Airgas receives notice thereof from the U.S. Agent, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, at the discretion of the Required Lenders, bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the U.S. Base Rate plus the Applicable Percentage).

4.2 Extension and Conversion.

(a) U.S. Revolving Loans and U.S. Term Loans. Airgas shall have the option, on any Business Day, to extend existing U.S. Revolving Loans or U.S. Term Loans into a subsequent permissible Interest Period or to convert any such Loans into U.S. Revolving Loans or U.S. Term Loans, as the case may be, of another interest rate type; provided, however, that (i) except as provided in Section 4.8, Eurocurrency Loans may be converted into U.S. Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurocurrency Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2A.1(b)(ii), (iii) no more than eleven (11) Eurocurrency Loans which are U.S. Revolving Loans and five (5) Eurocurrency Loans which are U.S. Term Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Eurocurrency Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period), (iv) any request for extension or conversion of a Eurocurrency Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (v) Competitive U.S. Loans and U.S. Swingline Loans may not be extended or converted pursuant to this Section 4.2. Each such extension or conversion shall be effected by Airgas by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the U.S. Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurocurrency Loan into a U.S. Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurocurrency Loan as, or conversion of a U.S. Base Rate Loan into, a Eurocurrency Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event Airgas fails to request extension or conversion of any Eurocurrency Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurocurrency Loan shall be automatically converted into a U.S. Base Rate Loan at the end of the Interest Period applicable thereto. The U.S. Agent shall give each affected Lender notice as promptly as practicable of any such proposed extension or conversion affecting any U.S. Revolving Loan or U.S. Term Loan.

(b) Canadian Base Rate Loans and Bankers’ Acceptances. A Canadian Borrower shall have the option, on any Business Day, to convert a Canadian Base Rate Loan into a Bankers’ Acceptance, to continue a maturing Bankers’ Acceptance in accordance with Section 3.4 or to convert a maturing Bankers’ Acceptance into a Canadian Base Rate Loan; provided, however, (i) each such continuation or conversion must be requested by such Canadian Borrower pursuant to a written Notice of Extension/Conversion in compliance with the terms set forth below and (ii) such Canadian Borrower must comply with all the requirements of Section 3.4 and such continuation or conversion shall be in such minimum amounts as provided in Sections 3.1(b)(ii) and 3.4(b)(i), and (iii) failure by such Canadian Borrower to properly continue a Bankers’ Acceptance shall be deemed a conversion to a Canadian Base Rate Loan. Each continuation or conversion must be requested by such Canadian Borrower no later than 10:00 a.m., Toronto, Ontario time, on (A) the date of a requested conversion of a Bankers’ Acceptance to a Canadian Base Rate Loan or (B) the third Business Day prior to the date of a requested continuation of a Bankers’ Acceptance or conversion of a Canadian Base Rate Loan to a Bankers’ Acceptance, in each case pursuant to a written Notice of Extension/Conversion submitted to the Canadian Agent which shall set forth (x) whether the Loans to be continued or converted are Canadian Revolving Loans, (y) whether the Canadian Borrower wishes to continue or convert such Loans and (z) if the request is to continue a Bankers’ Acceptance or convert a Canadian Base Rate Loan to a Bankers’ Acceptance, the maturity date applicable thereto.

(c) Foreign Currency Loans. Airgas or the applicable Foreign Borrower shall have the option, on any Business Day, to extend existing Foreign Currency Loans into a subsequent permissible Interest Period or to convert any such Loans into Foreign Currency Loans of another interest rate type (subject to the limitations set forth in Section 2B.1(a)); provided, however, that (i) except as provided in Section 4.8, Eurocurrency Loans may be converted into U.S. Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurocurrency Loans or Peso Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2B.1(b)(ii), and (iii) no more than seven (7) Peso Rate Loans and Eurocurrency Loans which are Foreign Currency Loans (combined) shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Loans with different Interest Periods shall be considered as separate Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan or Peso Rate Loan, as applicable, with a single Interest Period). Each such extension or conversion shall be effected by Airgas or the applicable Foreign Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the U.S. Agent prior to 11:00 A.M. (Charlotte, North Carolina time) (i) on the Business Day of, in the case of the conversion of a Eurocurrency Loan denominated in U.S. Dollars into a U.S. Base Rate Loan, (ii) three Business Days prior to the requested date of any extension or conversion of, Eurocurrency Loans denominated in U.S.

Dollars or of any conversion of Eurocurrency Loans denominated in U.S. Dollars to U.S. Base Rate Loans and (iii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any extension or conversion of Eurocurrency Loans denominated in Foreign Currencies or of any extension of Peso Rate Loans. Each such request for extension or conversion shall specify (1) the date of the proposed extension or conversion, (2) the Loans to be so extended or converted, (3) the types of Loans into which such Loans are to be converted and, (4) if appropriate, the applicable Interest Periods and currency with respect thereto. If Airgas or the applicable Foreign Borrower fails to specify an Interest Period or the type of a Foreign Currency Loan in a request for extension or conversion or if Airgas or the applicable Foreign Borrower fails to give a timely notice requesting an extension or conversion, then the applicable Foreign Currency Loans shall be extended as, or converted to, a Eurocurrency Loan denominated in the same currency or Peso Rate Loan, as applicable, with an Interest Period of one month. The U.S. Agent shall give each affected Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Foreign Currency Loan. No Foreign Currency Loan may be converted into or continued as a Foreign Currency Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

4.3 Prepayments.

(a) Voluntary Prepayments. Loans may be prepaid in whole or in part from time to time, subject to Section 4.11, but otherwise without premium or penalty; provided, however, that (i) Eurocurrency Loans, Peso Rate Loans and Competitive U.S. Loans may only be prepaid on three Business Days’ prior written notice to the U.S. Agent, and specifying the applicable Loans to be prepaid; (ii) any prepayment of Eurocurrency Loans, Peso Rate Loans, Competitive U.S. Loans or Quoted Rate U.S. Swingline Loans will be subject to Section 4.11; (iii) any portion of the Canadian Revolving Committed Amount represented by a Bankers’ Acceptance may not be prepaid prior to the maturity of such Bankers’ Acceptance; (iv) each such partial prepayment of Loans shall be (A) in the case of U.S. Revolving Loans and the U.S. Term Loan, in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, (B) in the case of Canadian Revolving Loans, in a minimum principal amount of C$1,500,000 and integral multiples of C$100,000 in excess thereof, (C) in the case of U.S. Swingline Loans, in a minimum principal amount of $100,000 and integral multiples thereof, and (D) in the case of Foreign Currency Loans, in a minimum principal amount not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess thereof; and (v) any prepayment of the U.S. Term Loan shall be applied ratably to the remaining principal amortization payments thereof. Subject to the foregoing terms, amounts prepaid under this Section 4.3(a) shall be applied as the applicable Borrower may elect.

(b) Mandatory Prepayments.

(i) U.S. Revolving Committed Amount. If at any time the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall exceed the U.S. Revolving Committed Amount, Airgas shall prepay immediately the outstanding principal balance on the U.S. Revolving Loans, Competitive U.S. Loans and/or U.S. Swingline Loans (and after all U.S. Revolving Loans, Competitive U.S. Loans and U.S. Swingline Loans have been repaid, pay to the U.S. Agent additional cash in respect of U.S. LOC Obligations, to be held by the U.S. Agent, for the benefit of the U.S. Issuing Lenders and the U.S. Revolving Lenders, in a cash collateral account) in an amount sufficient to eliminate such excess.

(ii) Canadian Revolving Committed Amount. If at any time the sum of the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus the BA

Outstandings outstanding shall exceed the Canadian Revolving Committed Amount, the Canadian Borrowers shall prepay immediately the outstanding principal balance on the Canadian Revolving Loans or Canadian Swingline Loans (and, after all Canadian Revolving Loans and Canadian Swingline Loans have been repaid, pay to the Canadian Agent additional cash in respect of Canadian LOC Obligations and BA Outstandings, to be held by the Canadian Agent, for the benefit of the Canadian Issuing Lender and the Canadian Lenders, in a cash collateral account) in an amount sufficient to eliminate such excess.

(iii) Foreign Currency Committed Amount. If at any time the U.S. Agent notifies Airgas that the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans shall exceed (x) 105% of the Foreign Currency Committed Amount (solely as a result of currency fluctuations) or (y) the Foreign Currency Committed Amount (other than as a result of currency fluctuations), Airgas and the Foreign Borrowers shall prepay immediately (or, in the case of any such excess resulting solely from currency fluctuations, not later than five (5) Business Days after receipt by Airgas of such notice) the outstanding principal balance on the Foreign Currency Loans in an amount sufficient to eliminate such excess.

(iv) Asset Dispositions. Immediately upon the occurrence of any Asset Disposition Prepayment Event, Airgas shall prepay (or shall cause the applicable Borrower to prepay) the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.4(b)(v) (such prepayment to be applied as set forth in clause (v) below).

(v) Application of Certain Mandatory Prepayments. All amounts required to be paid pursuant to Section 4.3(b)(iv) shall be applied first to the U.S. Term Loan (ratably to the remaining principal amortization payments thereof), second to reduce the undrawn commitments, if any, under the U.S. Term Loan as provided in Section 4.4(a)(ii)(B), and third (with respect to any Net Cash Proceeds in excess of any prepayment pursuant to clause “first” and any reduction of undrawn commitments pursuant to clause “second”) pro rata (based on the U.S. Dollar Equivalent of all such Credit Party Obligations as of the applicable prepayment date) to (1) the Credit Party Obligations consisting of U.S. Swingline Loans, U.S. Revolving Loans, Competitive U.S. Loans and U.S. LOC Obligations (first, ratably to U.S. Swingline Loans, U.S. Revolving Loans and Competitive U.S. Loans and, second, after all such Loans have been repaid, to the U.S. Agent additional cash in respect of U.S. LOC Obligations, to be held by the U.S. Agent, for the benefit of the U.S. Issuing Lenders and the U.S. Revolving Lenders, in a cash collateral account), (2) to the Canadian Obligations consisting of Canadian Swingline Loans, Canadian Revolving Loans, BA Outstandings and Canadian LOC Obligations (first to the Canadian Swingline Loans, second to the Canadian Revolving Loans, third to the BA Outstandings in direct order of maturities and, fourth, after all Canadian Revolving Loans, Canadian Swingline Loans and BA Outstandings have been repaid, to the Canadian Agent additional cash in respect of Canadian LOC Obligations, to be held by the Canadian Agent, for the benefit of the Canadian Issuing Lender and the Canadian Lenders, in a cash collateral account) and (3) to the Credit Party Obligations consisting of Foreign Currency Loans.

Within the parameters of the applications set forth above, prepayments of U.S. Revolving Loans, Foreign Currency Loans and the U.S. Term Loan shall be applied first to U.S. Base Rate Loans and then ratably to Eurocurrency Loans and Peso Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 4.3(b) shall be subject to Section 4.11 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(vi) Prepayment Account. If Airgas or any Foreign Borrower is required to make a mandatory prepayment of Eurocurrency Loans or Peso Rate Loans under this Section 4.3(b), Airgas or such Foreign Borrower, as the case may be, shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the U.S. Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to U.S. Agent) by and in the sole dominion and control of U.S. Agent. Any amounts so deposited shall be held by the U.S. Agent as collateral for the prepayment of such Loans and shall be applied to the prepayment of the applicable Loans at the end of the current Interest Periods applicable thereto. At the request of Airgas or the applicable Foreign Borrower, amounts so deposited shall be invested by the U.S. Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Loans; any interest earned on such Cash Equivalents will be for the account of Airgas or the applicable Foreign Borrower and Airgas or such Foreign Borrower, as the case may be, will deposit with the U.S. Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

4.4 Termination and Reduction of Commitments; Increase of Commitments.

(a) (i) Voluntary Reductions; Terminations.

(A) Airgas may from time to time permanently reduce or terminate the U.S. Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the U.S. Revolving Committed Amount)) upon five Business Days’ prior written notice to the U.S. Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding to exceed the U.S. Revolving Committed Amount unless, concurrently with such termination or reduction, the respective Credit Party Obligations are repaid to the extent necessary to eliminate such excess. The U.S. Revolving Commitments, the U.S. Swingline Commitment and the U.S. LOC Commitments shall automatically terminate on the Termination Date;

(B) Airgas may from time to time permanently reduce or terminate the U.S. Term Loan Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the U.S. Term Loan Committed Amount)) upon five Business Days’ prior written notice to the U.S. Agent. Any unfunded U.S. Term Loan Commitments shall automatically terminate on the Termination Date;

(C) Airgas or the Canadian Borrowers may from time to time permanently reduce or terminate the Canadian Revolving Committed Amount in whole or in part (in minimum aggregate amounts of C$1,500,000 or in integral multiples of C$100,000 in excess thereof (or, if less, the full remaining amount of the Canadian Revolving Committed Amount)) upon five Business Days’ prior written notice to the U.S. Agent and the Canadian Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus the BA Outstandings to exceed the Canadian Revolving Committed Amount unless, concurrently with such termination or reduction, the respective Credit Party Obligations are repaid to the extent necessary to eliminate such excess. The Canadian Revolving Commitments, the Canadian Swingline Commitment and the Canadian LOC Commitment shall automatically terminate on the Termination Date; and

(D) Airgas may from time to time permanently reduce or terminate the Foreign Currency Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the Foreign Currency Committed Amount)) upon five Business Days’ prior written notice to the U.S. Agent; provided, however, no such termination or reduction shall be made which would cause the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans to exceed the Foreign Currency Committed Amount unless, concurrently with such termination or reduction, the Foreign Currency Loans are repaid to the extent necessary to eliminate such excess. The Foreign Currency Commitments shall automatically terminate on the Termination Date.

Each Agent shall promptly notify each affected Lender of receipt by such Agent of any notice pursuant to this Section 4.4(a)(i).

(ii) Mandatory Reductions of U.S. Term Loan Committed Amounts.

(A) [Reserved].

(B) The U.S. Term Loan Committed Amount shall be automatically and permanently reduced by an amount equal to the difference (to the extent positive) between (1) the amount of Net Cash Proceeds from any Asset Disposition required to be applied to reduce the Credit Party Obligations pursuant to Section 4.3(b)(iv) and (2) the amount of such Net Cash Proceeds applied to prepay outstanding U.S. Term Loans.

The applicable Borrowers shall pay to the applicable Agent for the account of the applicable Lenders in accordance with the terms of Section 4.5(a), on the date of each termination or reduction of the U.S. Revolving Committed Amount, the Canadian Revolving Committed Amount, the U.S. Term Loan Committed Amount or the Foreign Currency Committed Amount, the U.S. Revolving Commitment Unused Fee, the U.S. Term Commitment Unused Fee, the Canadian Unused Fee or the Foreign Currency Commitment Unused Fee, as applicable, accrued through the date of such termination or reduction on the amount of the U.S. Revolving Committed Amount, the Canadian Revolving Committed Amount, the U.S. Term Loan Committed Amount or the Foreign Currency Committed Amount so terminated or reduced.

(b) Increase in Commitments. Following the Closing Date, Airgas shall have the right, upon at least fifteen (15) Business Days’ prior written notice to the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent), to increase the U.S. Revolving Committed Amount, the Canadian Revolving Commitment and/or the U.S. Term Loan Committed Amount by an aggregate amount for all such increases not to exceed the Maximum Increase Amount, in one or more increases, at any time and from time to time; subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) no Default or Event of Default has occurred and is continuing on the date on which such increase is to become effective;

(ii) the representations and warranties set forth in Article VI of this Credit Agreement shall be true and correct in all material respects on and as of the date on which such increase is to become effective;

(iii) such increase shall be an integral multiple of $1,000,000 and shall in no event be less than $5,000,000;

(iv) such requested increase shall be effective on such date only to the extent that, on or before such date, (A) the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent) shall have received and accepted a corresponding amount of Additional Commitment(s) pursuant to a commitment letter(s) acceptable to the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent) from one or more lenders that would qualify as an Eligible Assignee (assuming such transaction were treated as an assignment pursuant to Section 11.3(b)) (it being understood that no Lender shall be obligated to increase any of its Commitments pursuant to this Section without its consent) and (B) each such lender shall have executed an agreement in the form of Exhibit 4.4 hereto (each such agreement a “New Commitment Agreement”), accepted in writing therein by the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent) and, with respect to any lender that is not at such time a Lender hereunder, Airgas, with respect to the Additional Commitment of such lender;

(v) the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent) shall have received all documents (including board of directors’ resolutions and opinions of counsel) it may reasonably request relating to the corporate or other necessary authority for and the validity of such increase in the U.S. Revolving Committed Amount, the Canadian Revolving Committed Amount and/or the U.S. Term Loan Committed Amount, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent);

(vi) if the reallocation, if any, of outstanding Loans among the Lenders in connection with such increase results in the prepayment of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto, Airgas shall have paid to each affected Lender such amounts, if any, as may be required pursuant to Section 4.11; and

(vii) the aggregate amount of all increases to the Canadian Revolving Commitment effected by this Section 4.4(b) shall not exceed C$30,000,000.

(c) (i) Upon the effectiveness of the increase in the U.S. Revolving Committed Amount, the Canadian Revolving Commitment and/or the U.S. Term Loan Committed Amount, as applicable, pursuant to subsection (b), (A) the U.S. Revolving Commitment Percentage, the Canadian Commitment Percentage and/or the U.S. Term Loan Percentage, as applicable, of each Lender shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender’s U.S. Revolving Commitment, Canadian Revolving Commitment and/or U.S. Term Loan Commitment, as applicable, (other than a Lender whose U.S. Revolving Commitment, Canadian Revolving Commitment and/or U.S. Term Loan Commitment, as applicable, shall have been increased in connection with such increase) shall remain unchanged and (B) Airgas, the U.S. Agent (and, in the case of an increase in the Canadian Revolving Committed Amount, the Canadian Agent) and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Loans of the affected category to conform the respective amounts thereof held by each Lender to the U.S. Revolving Commitment Percentage or the Canadian Commitment Percentage, as applicable, as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Loan that is a Eurocurrency Loan on a day other than the last day of the Interest Period applicable thereto and (ii) in the case of an increase in the U.S. Term Loan Committed Amount, beginning with the date of the next principal amortization payment occurring after the date of such increase, the amount of each principal amortization payment on the U.S. Term Loans shall be increased by the minimum amount that, when allocated ratably (based on outstandings) among all of the Lenders holding U.S. Term Loans immediately after giving effect to such increase in the U.S. Term Loan Committed Amount, would provide (assuming all other things to be equal) for each of the Lenders holding U.S. Term Loans immediately prior to giving effect to such increase in the U.S. Term Loan Committed Amount to receive in connection with such principal amortization payment an amount at least equal to the amount that such Lender would have received had such increase in the U.S. Term Loan Committed Amount (and the corresponding adjustment to such principal amortization payment pursuant to this Section 4.4(c)) not taken place.

4.5 Fees.

(a) Unused Fees.

(i) U.S. Unused Fees.

(A) U.S. Revolving Commitment Unused Fee. In consideration of the U.S. Revolving Commitments of the U.S. Revolving Lenders hereunder, Airgas agrees to pay to the U.S. Agent for the account of the U.S. Revolving Lenders a fee (the “U.S. Revolving Commitment Unused Fee”) on the actual daily amount by which (a) the U.S. Revolving Committed Amount exceeds (b) the sum of (i) the outstanding aggregate principal amount of all U.S. Revolving Loans plus (ii) the outstanding aggregate principal amount of all U.S. LOC Obligations plus (iii) 50% of the outstanding aggregate principal amount of all Competitive U.S. Loans, computed at a per annum rate for each day during the applicable period at a rate equal to the Applicable Percentage in effect from time to time. The U.S. Revolving Commitment Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the U.S. Revolving Committed Amount is reduced as provided in Section 4.4 and the Termination Date) for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(B) U.S. Term Commitment Unused Fee. In consideration of the U.S. Term Loan Commitments of the U.S. Term Lenders hereunder, Airgas agrees to pay to the U.S. Agent for the account of the U.S. Term Lenders holding unfunded U.S. Term Loan Commitments a fee (the “U.S. Term Commitment Unused Fee”) on the then applicable U.S. Term Loan Committed Amount, computed at a per annum rate for each day during the applicable period at a rate equal to the Applicable Percentage in effect from time to time. The U.S. Term Commitment Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the U.S. Term Loan Committed Amount is reduced as provided in Section 4.4 and the Termination Date) for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(ii) Canadian Unused Fee. In consideration of the Canadian Revolving Commitments of the Canadian Lenders hereunder, the Canadian Borrowers agree to pay to the Canadian Agent for the account of the Canadian Lenders a fee (the “Canadian Unused Fee”) on the actual daily amount by which (a) the Canadian Revolving Committed Amount exceeds (b) the sum of (i) the outstanding aggregate principal amount of all Canadian Revolving Loans plus (ii) the outstanding aggregate principal amount of all Canadian LOC Obligations plus (iii) the aggregate BA Outstandings, computed at a per annum rate for each day during the applicable period at a rate equal to the Applicable Percentage in effect from time to time. The Canadian Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the first Business Day of each April, July, October and January (and any date that the Canadian Revolving Committed Amount is reduced as provided in Section 4.4 and the Termination Date) for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(iii) Foreign Currency Commitment Unused Fee. In consideration of the Foreign Currency Commitments of the Foreign Currency Lenders hereunder, Airgas and the Foreign Borrowers agree to pay to the U.S. Agent for the account of the Foreign Currency Lenders a fee (the “Foreign Currency Commitment Unused Fee”) on the actual daily amount by which (a) the Foreign Currency Committed Amount exceeds (b) the U.S. Dollar Equivalent of the outstanding aggregate principal amount of all Foreign Currency Loans, computed at a per annum rate for each day during the applicable period at a rate equal to the Applicable Percentage in effect from time to time. The Foreign Currency Commitment Unused Fee shall commence to accrue on the Third Amendment Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the Foreign Currency Committed Amount is reduced as provided in Section 4.4 and the Termination Date) for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Third Amendment Date.

(b) U.S. Letter of Credit Fees.

(i) Issuance Fee for Standby U.S. Letters of Credit. In consideration of the issuance of standby U.S. Letters of Credit hereunder, Airgas promises to pay to the U.S. Agent for the account of each U.S. Revolving Lender a fee on such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such standby U.S. Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. Such fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

(ii) Drawing Fee for Trade U.S. Letters of Credit. In consideration of the issuance of trade U.S. Letters of Credit hereunder, Airgas promises to pay to the U.S. Agent for the account of each U.S. Revolving Lender a fee equal to the Applicable Percentage on such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of the daily maximum amount available to be drawn under any such trade U.S. Letter of Credit. Such fee will be payable on the date of any drawing thereunder or on the cancellation of expiration of such trade U.S. Letter of Credit.

(iii) U.S. Issuing Lender Fronting Fees. In addition to the fees payable pursuant to clauses (i) and (ii) above, Airgas promises to pay to the applicable U.S. Issuing Lender for its own account without sharing by the other Lenders (A) an issuance fee in an amount agreed between Airgas and such U.S. Issuing Lender on the face amount of each trade U.S. Letter of Credit, payable on each date of issuance or extension of a trade U.S. Letter of Credit, (B) a drawing fee in an amount agreed between Airgas and such U.S. Issuing Lender on the amount of each drawing on any trade U.S. Letter of Credit, payable on each date of drawing under a trade U.S. Letter of Credit, (C) the letter of credit fronting and negotiation fees agreed to by Airgas and such U.S. Issuing Lender and (D) the customary charges from time to time of such U.S. Issuing Lender agreed to by Airgas with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such U.S. Letters of Credit.

(c) Canadian Letter of Credit Fees.

(i) Issuance Fee for Standby Canadian Letters of Credit. In consideration of the issuance of standby Canadian Letters of Credit hereunder, each Canadian Borrower promises to pay to the Canadian Agent for the account of each Canadian Lender a fee on such Canadian Lender’s Canadian Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Canadian Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. Such fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

(ii) Drawing Fee for Trade Canadian Letters of Credit. In consideration of the issuance of trade Canadian Letters of Credit hereunder, each Canadian Borrower promises to pay to the Canadian Agent for the account of each Canadian Lender a fee equal to the Applicable Percentage on such Lender’s Canadian Commitment Percentage of the daily maximum amount available to be drawn under any such trade Canadian Letter of Credit. Such fee will be payable on the date of any drawing thereunder or on the cancellation of expiration of such trade Canadian Letter of Credit.

(iii) Canadian Issuing Lender Fronting Fees. In addition to the fees payable pursuant to clauses (i) and (ii) above, each Canadian Borrower promises to pay to the Canadian Issuing Lender for its own account without sharing by the other Lenders (A) an issuance fee in an amount agreed between Airgas and the Canadian Issuing Lender on the face amount of each trade Canadian Letter of Credit, payable on each date of issuance or extension of a trade Canadian Letter of Credit, (B) a drawing fee in an amount agreed between Airgas and the Canadian Issuing Lender on the amount of each drawing on any trade Canadian Letter of Credit, payable on each date of drawing under a trade Canadian Letter of Credit, (C) the letter of credit fronting and negotiation fees agreed to by Airgas and the Canadian Issuing Lender and (D) the customary charges from time to time of the Canadian Issuing Lender agreed to by Airgas with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Canadian Letters of Credit.

(d) Agent Fees.

(i) U.S. Agent Fees. Airgas agrees to pay to the U.S. Agent, for its own account, the fees referred to in the U.S. Agent’s Fee Letter.

(ii) Canadian Agent Fees. The Canadian Borrowers agree to pay to the Canadian Agent, for its own account, the fees referred to in the Canadian Agent’s Fee Letter.

4.6 Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the applicable Borrowers, the Borrowers shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Upon making a request for such additional amount hereunder, such Lender will furnish to the Borrowers a statement certifying the amount of such reduction and describing the event giving rise to such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

4.7 Inability To Determine Interest Rate.

(a) If prior to the first day of any Interest Period, the U.S. Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) deposits (whether in U.S. Dollars or a Foreign Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, the U.S. Agent shall give written notice thereof to Airgas and the affected Lenders as soon as practicable thereafter. If such notice is given, the applicable Borrower may revoke any pending request for a borrowing of, conversion to or extension of Eurocurrency Loans in the affected currency or currencies or, failing that and until such time as such notice has been withdrawn by the U.S. Agent, (A) in the case of Eurocurrency Loans of Airgas that are denominated in U.S. Dollars, (x) any such Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as U.S. Base Rate Loans and (y) any Loans that were to have been converted on the first day of such Interest Period to or extended as Eurocurrency Loans shall be converted to or extended as U.S. Base Rate Loans and (B) in the case of (1) Eurocurrency Loans of a Foreign Borrower that are denominated in U.S. Dollars or (2) any Eurocurrency Loans that are denominated in a Foreign Currency, (x) any such Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made (assuming that the circumstances described in clause (ii) immediately above have not occurred) bearing interest at such rate as the U.S. Agent and the applicable Borrower shall agree adequately reflects the cost to the Foreign Currency Lenders of making such Loans, (y) any Loans that were to have been extended as of the first day of such Interest Period shall be extended (assuming that the circumstances described in clause (ii) immediately above have not occurred) bearing interest at such rate as the U.S. Agent and the applicable Borrower shall agree adequately reflects the cost to the Foreign Currency Lenders of maintaining such Loans and (z) if the circumstances described in clause (ii) immediately above have occurred, then any request for a borrowing in such currency shall be ineffective and any outstanding Loans denominated in such currency shall be repaid in full at the end of the current Interest Period (or such earlier time, if any, as required by law).

(b) If the Canadian Agent determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrowers absent manifest error, and notifies the Canadian Borrowers and each of the Canadian Lenders that, by reason of circumstances affecting the money market (i) there is no market for Bankers’ Acceptances; or (ii) the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created and purchased hereunder, then,

(A) the right of the Canadian Borrowers to request a borrowing by way of Bankers’ Acceptances shall be suspended until the Canadian Agent determines in good faith that the circumstances causing such suspension no longer exist and the Canadian Agent so notifies the Canadian Borrowers; and

(B) any notice of requested Bankers’ Acceptances which is outstanding shall be canceled and the Bankers’ Acceptance requested therein shall not be made.

The Canadian Agent shall promptly notify the Canadian Borrowers of the suspension of the Canadian Borrowers’ right to request a Bankers’ Acceptance and of the termination of any such suspension.

(c) For purposes of determining the Peso Rate, (i) in the event the TIIE ceases to be quoted, is not known at the time on which the Peso Rate must be determined, or is otherwise not available at such time for any reason, then the “Peso Rate” shall be calculated using the CETES Rate (as defined below) as a substitute interest rate for the TIIE; and (ii) in the event each of the TIIE and the CETES Rate ceases to be quoted, is not known at the time on which the Peso Rate must be determined, or is otherwise not available at such time for any reason, then the “Peso Rate” shall be calculated using the CCP Rate (as defined below) as a substitute interest rate for the TIIE and the CETES Rate.

As used in this Section, the following terms shall have the meanings set forth below:

“CETES Rate” means, for any Interest Period with respect to a Peso Rate Loan, the rate equal to the Federal Treasury Certificates Rate for a twenty-eight (28) day or ninety-one (91) day period, as applicable, as published by Banco de Mexico in the Official Gazette of the Federation on the most recent date prior to the Business Day on which such Interest Period is to commence.

“CCP Rate” means, for any Interest Period with respect to a Peso Rate Loan, the rate equal to the cost for capturing liabilities denominated in Mexican Pesos for a thirty (30) day period, as published by Banco de Mexico (as the representative rate of Mexican Multiple Banking Institutions) in the Official Gazette of the Federation on the Business Day on which such Interest Period is to commence.

4.8 Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurocurrency Loans (whether denominated in U.S. Dollars or a Foreign Currency) or Peso Rate Loans, in either case as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to Airgas and the U.S. Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurocurrency Loans or Peso Rate Loans, as applicable, continue Eurocurrency Loans or Peso Rate Loans, as applicable, as such and convert a U.S. Base Rate Loan to Eurocurrency Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurocurrency Loans or Peso Rate Loans, as applicable, such Lender shall have no commitment to make Eurocurrency Loans or Peso Rate Loans, as applicable, and (c) such Lender’s Loans then outstanding as Eurocurrency Loans or Peso Rate Loans, as applicable, if any, shall (1) in the case of outstanding Eurocurrency Loans of Airgas that are denominated in U.S. Dollars, be converted automatically to U.S. Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (2) in the case of (x) outstanding Eurocurrency Loans of a Foreign Borrower that are denominated in U.S. Dollars or (y) outstanding Eurocurrency Loans that are denominated in a Foreign Currency or outstanding Peso Rate Loans, be converted automatically to Loans that bear interest at such rate as the U.S. Agent and the applicable Borrower shall agree adequately reflects the cost to the Foreign Currency Lenders of maintaining such Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan or Peso Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.9 Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurocurrency Loans, Peso Rate Loans, Competitive U.S. Loans made by it, any Bankers’ Acceptances accepted by it, or its obligation to make Eurocurrency Loans or Peso Rate Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (i)

Non-Excluded Taxes covered by Section 4.10 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 4.10(b)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof));

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate or Peso Rate hereunder;

(c) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of (i) in the case of a Eurocurrency Loan, the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans or (ii) in the case of a Peso Rate Loan, the Central Bank of Mexico in relation to its making, funding or maintaining Peso Rate Loans; or

(d) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Loans or Peso Rate Loans made by such Lender or any other extensions of credit hereunder or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining any Eurocurrency Loan, Peso Rate Loan, Competitive U.S. Loan or Canadian Revolving Loan, issuing or participating in any Letter of Credit or of accepting any Bankers’ Acceptance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrowers from such Lender, through an Agent, in accordance herewith, the Borrowers shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, each applicable Borrower may elect to (x) in the case of Eurocurrency Loans of Airgas that are denominated in U.S. Dollars, convert such Eurocurrency Loans to U.S. Base Rate Loans and (y) in the case of (1) Eurocurrency Loans of a Foreign Borrower that are denominated in U.S. Dollars or (2) any Eurocurrency Loans that are denominated in a Foreign Currency or any Peso Rate Loans, convert such Eurocurrency Loans or Peso Rate Loans to Loans that bear interest at such rate as the U.S. Agent and the applicable Borrower shall agree adequately reflects the cost to such Lender of maintaining such Loan, in each case by giving the U.S. Agent at least one Business Day’s notice of such election, in which case such applicable Borrowers shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 4.11; provided further, however, that if the result of any the foregoing shall be to decrease the cost to any Lender of making or maintaining any Eurocurrency Loan, Peso Rate Loan Competitive U.S. Loan or Canadian Revolving Loan, of issuing or participating in any Letter of Credit or of accepting any Bankers’ Acceptance by a material amount, then such Lender will credit to the applicable Borrowers an amount equal to such decreased costs. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Credit Parties, through the appropriate Agent, certifying (x) that one of the events described in this Section 4.9 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the appropriate Agent, to the Borrowers shall be conclusive and binding on the parties hereto in the absence of manifest error. Each Lender agrees that it will promptly refund any amounts received by it pursuant to this Section 4.9 that were erroneously billed to the Borrowers, together with interest thereon at the U.S. Base Rate (in the case of Credit Party Obligations other than Canadian Obligations) or Canadian Base Rate (in the case of Canadian Obligations), as applicable. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10 Taxes.

(a) Except as provided below in this subsection, all payments made by the Credit Parties under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding (A) taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement; (B) any withholding tax imposed on amounts payable by a U.S. Credit Party to any Lender that is not organized under the laws of the United States or a state thereof pursuant to any Requirement of Law in force at the time such Lender becomes a party hereto (or designates a new lending office) except, in the case of an assignment (or designation of a new lending office), to the extent that such Lender’s assignor (or, in the case of a designation of a new lending office, such Lender) was entitled at the time of assignment (or designation of a new lending office) to receive additional amounts with respect to such withholding tax pursuant to this Section 4.10(a); and (C) any withholding tax imposed on amounts payable by any Foreign Borrower identified in Section 2B.5(a) (or any new Foreign Borrower designated as such pursuant to Section 2B.5(b) that is organized in the jurisdiction of organization of any Foreign Borrower identified in Section 2B.5(a) except to the extent that such withholding tax results from a change after the Third Amendment Date in a Requirement of Law) by the jurisdiction in which such Foreign Borrower was organized to any Foreign Currency Lender pursuant to a Requirement of Law in force at the time such Lender becomes a party hereto (or designates a new lending office) except, in the case of an assignment (or designation of a new lending office), to the extent that such Lender’s assignor (or, in the case of a designation of a new lending office, such Lender) was entitled at the time of assignment (or designation of a new lending office) to receive additional amounts with respect to such withholding tax pursuant to this Section 4.10(a). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to an Agent or any Lender hereunder, (A) the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement, provided, however, that the Credit Parties shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable (i) by a U.S. Credit Party to any Lender that is not organized under the laws of the United States or a state thereof if such Lender fails to comply with the requirements of Section 4.10(b) or (ii) by a Foreign Borrower to a Foreign Currency Lender if such Lender fails to comply with the requirements of Section 4.10(c), in each case whenever any Non-Excluded Taxes are payable by the Credit Parties, and (B) as promptly as possible thereafter the Credit Parties shall send to such Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Credit Parties fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to such Agent the required receipts or other required documentary evidence, the Credit Parties shall indemnify such Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by such Agent or any Lender as a result of any such failure. Each Lender agrees that it will promptly refund any amounts received by it pursuant to this Section 4.10 that were erroneously billed to the Credit Parties, together with interest thereon at the U.S. Base Rate or Canadian Base Rate, as applicable. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender that is not incorporated under the laws of the United States or a state thereof shall deliver to Airgas and the U.S. Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of Airgas or the U.S. Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Airgas within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming an exemption from United States Federal withholding tax with respects to payments under this Credit Agreement duly completed together with such supplementary documentation as may be prescribed by applicable law.

(c) Without limiting the foregoing, each Foreign Currency Lender shall deliver to Airgas and to the U.S. Agent, at the time or times prescribed by applicable Requirements of Law or when reasonably requested by Airgas or the U.S. Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the applicable Foreign Borrower or the U.S. Agent, as the case may be, to determine (i) whether or not payments made by the respective Foreign Borrowers hereunder or under any other Credit Document are subject to Non-Excluded Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Foreign Currency Lender’s entitlement to any available exemption from, or reduction of, applicable Non-Excluded Taxes in respect of all payments to be made to such Foreign Currency Lender by the respective Foreign Borrowers pursuant to this Credit Agreement or otherwise to establish such Foreign Currency Lender’s status for withholding tax purposes in the applicable jurisdictions.

4.11 Indemnity.

Airgas promises to indemnify (or cause the applicable Borrower to indemnify) each Lender and to hold each Lender harmless from any loss or expense (including foreign exchange losses) which such Lender may sustain or incur (other than through such Lender’s breach of its obligations hereunder, gross negligence or willful misconduct) as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Peso Rate Loans or Quoted Rate U.S. Swingline Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by a Borrower in making any prepayment of a Eurocurrency Loan, a Peso Rate Loan or a Quoted Rate U.S. Swingline Loan after such Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, (c) the making of a prepayment of Eurocurrency Loans, Peso Rate Loans or Quoted Rate U.S. Swingline Loans on a day which is not the last day of an Interest Period with respect thereto or (d) any failure by any Borrower to make payment of any extension of credit denominated in a Foreign Currency in a different currency. With respect to Eurocurrency Loans and Peso Rate Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable interbank market. The covenants of Airgas set forth in this Section 4.11 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Payments Generally; Agents’ Clawback.

(a) General. All payments to be made by a Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, (i) all payments in respect of Canadian Revolving Loans, Canadian Swingline Loans, Canadian Letters of Credit, Bankers’ Acceptances, interest on Canadian Revolving Loans, the Acceptance Fee on Bankers’ Acceptances or the Canadian Unused Fee shall be made to the Canadian Agent, for the account of the respective Lenders to which such payment is owed, at the Canadian Agent’s office specified in Schedule 11.1 in Canadian Dollars and in immediately available funds not later than 2:00 P.M. (Toronto, Ontario time) on the date specified herein, (ii) all payments by Airgas or the Foreign Borrowers hereunder with respect to principal and interest on Foreign Currency Loans denominated in a Foreign Currency shall be made to the U.S. Agent, for the account of the respective Lenders to which such payment is owed, at the applicable U.S. Agent’s office in such Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the U.S. Agent on the date specified herein, and (iii) all other payments hereunder (other than payments in respect of Competitive U.S. Loans) shall be made to the U.S. Agent, for the account of the respective Lenders to which such payment is owed, at the U.S. Agent’s office specified in Schedule 11.1 in U.S. Dollars and in immediately available funds not later than 2:00 P.M. (Charlotte, North Carolina time) on the date specified herein. Without limiting the generality of the foregoing, the U.S. Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, Airgas or any Foreign Borrower is prohibited by any Requirement of Law from making any required payment hereunder in a Foreign Currency, such Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent (using the applicable Spot Rate determined as of the date of the applicable payment) of the Foreign Currency payment amount. All payments received by the applicable Agent after such times shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The relevant Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Credit Parties maintained with such Agent (with notice to such Credit Parties). The applicable Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender. Subject to the definition of “Interest Period”, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments of principal and interest in respect of Competitive U.S. Loans shall be in accordance with the terms of Section 2A.2.

(b) (i) Funding by Lenders; Presumption by Agents. Unless the U.S. Agent or the Canadian Agent, as appropriate, shall have received notice from a Lender prior to the proposed date of any extension of credit that such Lender will not make available to such Agent such Lender’s share of such extension of credit, such Agent may assume that such Lender has made such share available on such date in accordance with the terms of this Credit Agreement and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable extension of credit available to the appropriate Agent, then the applicable Lender and the applicable Borrower severally agree to pay to such Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Agent, at (A) in the case of a payment to be made by such Lender in connection with any extension of credit, the applicable Overnight Rate, (B) in the case of a payment to be made by Airgas or a Foreign Borrower in connection with any extension of credit in U.S. Dollars or a Foreign Currency, the interest rate otherwise applicable to such credit extension, and (C) in the case of a payment to be made by a Canadian Borrower in connection with any extension of credit in Canadian Dollars, the interest rate otherwise applicable to such credit extension. If such Borrower and such Lender shall pay such interest to the appropriate Agent for the same or an overlapping period, such Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable extension of credit to the appropriate Agent, then the amount so paid shall constitute such Lender’s Loan included in such extension of credit. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the appropriate Agent.

(ii) Payments by Borrowers; Presumptions by Agents. Unless the appropriate Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the appropriate Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at the Overnight Rate.

A notice of an Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Agent funds for any extension of credit to be made by such Lender as provided in this Credit Agreement, and such funds are not made available to the applicable Borrower by such Agent because the conditions to the applicable extension of credit set forth in Section 5.2 are not satisfied or waived in accordance with the terms hereof, such Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in other extensions of credit and to make payments pursuant to Section 11.5(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.5(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.5(b).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any extension of credit hereunder in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any such extension of credit in any particular place or manner.

4.13 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LOC Obligations or in U.S. Swingline Loans or Canadian Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agents of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LOC Obligations, U.S. Swingline Loans or Canadian Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 4.13 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for any assignment of or sale of any of its interests hereunder in accordance with Section 11.3, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.13 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

4.14 Computations; Allocation of Payments Post-Acceleration.

(a) Computation of Interest and Fees. All computations of interest for U.S. Base Rate Loans when the U.S. Base Rate is determined by Bank of America’s “prime rate”, all computations of interest for Canadian Base Rate Loans and all computations of interest for Peso Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Except as expressly provided otherwise herein, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Foreign Currency Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.12(a), bear interest for one day. Each determination by the applicable Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Allocation of Payments After Acceleration. After acceleration of the Credit Party Obligations pursuant to Section 9.2, all amounts collected or received by any Agent or any Lender (i) from the Credit Parties in connection with or on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or (ii) in respect of the Collateral pledged by the Credit Parties in support of the Credit Party Obligations, whether received from a Borrower, a Guarantor or otherwise shall be immediately forwarded to the U.S. Agent and shall be thereafter be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agents and the Collateral Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Collateral Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to the payment of any fees owed to the Agents;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender ratably among them in proportion to the amounts described in this clause THIRD payable to them;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest ratably among the Lenders in proportion to the respective amounts described in this clause FOURTH held by them;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including the payment or cash collateralization of the outstanding LOC Obligations) ratably among the Lenders in proportion to the respective amounts described in this clause FIFTH held by them;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above ratably among the Lenders in proportion to the respective amounts described in this clause SIXTH held by them; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing:

(i) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding U.S. Letters of Credit and Canadian Letters of Credit, such amounts shall be held by the U.S. Agent and the Canadian Agent, respectively, in a cash collateral account and applied (A) first, to reimburse the applicable U.S. Issuing Lender or Canadian Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration or cancellation of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH”, “SIXTH” and “SEVENTH” above in the manner provided in this Section 4.14(b);

(ii) all amounts collected or received by any Agent or any Lender from the Canadian Credit Parties shall be applied exclusively to the Canadian Obligations until the payment in full thereof and thereafter shall be applied exclusively to the Foreign Obligations;

(iii) with respect to any amounts collected or received by any Agent or any Lender from the U.S. Credit Parties or in respect of the Collateral pledged by the U.S. Credit Parties, clauses “THIRD”, “FOURTH” and “FIFTH” above shall include only that portion, if any, of the Canadian Obligations that is outstanding and unsecured after taking into account any amounts collected or received by any Agent or any Lender from the Canadian Credit Parties and the Foreign Credit Parties or in respect of the Collateral, if any, pledged by the Canadian Credit Parties and the Foreign Credit Parties;

(iv) all amounts collected or received by any Agent or any Lender from the Foreign Credit Parties shall be applied exclusively to the Foreign Obligations until the payment in full thereof and thereafter shall be applied exclusively to the Canadian Obligations; and

(v) with respect to any amounts collected or received by any Agent or any Lender from the U.S. Credit Parties or in respect of the Collateral pledged by the U.S. Credit Parties, clauses “THIRD”, “FOURTH” and “FIFTH” above shall include only that portion, if any, of the Foreign Obligations that is outstanding and unsecured after taking into account any amounts collected or received by any Agent or any Lender from the Foreign Credit Parties and the Canadian Credit Parties or in respect of the Collateral, if any, pledged by the Foreign Credit Parties and the Canadian Credit Parties.

ARTICLE V

CONDITIONS

5.1 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial extensions of credit hereunder shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

(a) The U.S. Agent shall have received original counterparts of the Credit Agreement, the Pledge Agreement and the Intercreditor Agreement executed by each of the parties thereto;

(b) The U.S. Agent shall have received all documents it may reasonably request relating to the existence and good standing of each Credit Party, the corporate or other necessary authority for and the validity of the Credit Documents, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the U.S. Agent;

(c) The Agents shall have received a legal opinion of Cravath, Swaine & Moore LLP, U.S. counsel for the Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to the Agents.

(d) (i) The Agents shall have received a legal opinion of Cassels Brock & Blackwell, Canadian counsel for the Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to the Agents.

(ii) The Agents shall have received a legal opinion of special local counsel for each Credit Party set forth on Schedule 5.1(d) in form and substance reasonably satisfactory to the Agents.

(e) Each Agent shall have received, for its own account and for the accounts of the relevant Lenders, all fees and expenses required by this Credit Agreement or any other Credit Document to be paid to such Agent on or before the Closing Date;

(f) The U.S. Agent shall have received a certificate or certificates executed by an Executive Officer of Airgas, in form and substance satisfactory to the U.S. Agent, stating that (A) each Credit Party is in compliance with all existing material financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or, to the best of his knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents that could have a Material Adverse Effect and (D) immediately after giving effect to the initial extensions of credit under this Credit Agreement, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein are, subject to the limitations set forth herein, true and correct in all material respects unless the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect, (3) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.10 as of the first date provided for the measurement of each of such financial covenants in accordance with the terms thereof and (4) assuming full utilization of the credit facilities hereunder (other than any increase contemplated by but not yet effected pursuant to Section 4.4(b)) on the Closing Date, the Indebtedness of the Credit Parties hereunder constitutes “Senior Debt” as defined in the Subordinated Note Indentures (including an analysis supporting such statement); and

(g) Perfection and Priority of Liens. Receipt by the U.S. Agent of the following:

(i) searches of Uniform Commercial Code and PPSA filings in the jurisdiction of formation of each Borrower and each U.S. Credit Party;

(ii) UCC and PPSA financing statements for each appropriate jurisdiction as is necessary, in the U.S. Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Capital Stock pledged to the Collateral Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the U.S. Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person); and

(iv) all intercompany notes issued by any Subsidiary of Airgas in favor of a U.S. Credit Party, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent’s security interest in the Collateral.

5.2 Conditions to all Extensions of Credit.

The obligations of each Lender to make any Loan or create any Bankers’ Acceptance, of any U.S. Issuing Lender to issue or extend U.S. Letters of Credit and of the Canadian Issuing Lender to issue or extend Canadian Letters of Credit (including the initial Loans, the initial U.S. Letters of Credit and the initial Canadian Letters of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

(i) The relevant Borrower shall have properly delivered (A) in the case of any Loan or Bankers’ Acceptance, an appropriate Notice of Borrowing or Notice of Extension/Conversion, (B) in the case of any U.S. Letter of Credit, an appropriate request for issuance or extension in accordance with the provisions of Section 2A.3(b) or (C) in the case of any Canadian Letter of Credit, an appropriate request for issuance or extension in accordance with the provisions of Section 3.3(b);

(ii) The representations and warranties set forth in Article VI shall be, subject to the limitations set forth therein, true and correct in all material respects as of such date (except for those which expressly relate to an earlier date) unless the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect;

(iii) There shall not have been commenced against any Credit Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

(iv) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;

(v) The incurrence by the applicable Borrower of the Indebtedness evidenced by such Loan, Bankers’ Acceptance or Letter of Credit shall be permitted by the Subordinated Note Indentures and shall constitute “Senior Debt” (as defined in the Subordinated Note Indentures).

(vi) In the case of a borrowing of U.S. Term Loans on or prior to the date that is ten months after the Closing Date, such proceeds shall only be used for the purposes of U.S. Term Loans funded on or prior to such date as set forth in Section 6.15 and Section 7.8;

(vii) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the issuance or extension of such U.S. Letter of Credit, the issuance or extension of such Canadian Letter of Credit, or the creation of such Bankers’ Acceptance as the case may be, (A) in the case of U.S. Revolving Loans, Competitive U.S. Loans, U.S. Swingline Loans and U.S. Letters of Credit, the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount, (B) in the case of U.S. Letters of Credit, the U.S. LOC Obligations outstanding shall not exceed the U.S. LOC Committed Amount, (C) in the case of U.S. Swingline Loans, the aggregate principal amount of outstanding U.S. Swingline Loans shall not exceed the U.S. Swingline Committed Amount, (D) in the case of Canadian Revolving Loans, Canadian Swingline Loans, Canadian Letters of Credit and Bankers’ Acceptances, the sum of the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus BA Outstandings shall not exceed the Canadian Revolving Committed Amount, (E) in the case of Canadian Swingline Loans, the aggregate principal amount of outstanding Canadian Swingline Loans shall not exceed the Canadian Swingline Committed Amount, (F) in the case of Canadian Letters of Credit, the aggregate principal amount of Canadian LOC Obligations outstanding shall not exceed the Canadian LOC Committed Amount and (G) in the case of Foreign Currency Loans, the aggregate principal amount of outstanding Foreign Currency Loans shall not exceed the Foreign Currency Committed Amount; and

(viii) in the case of a Peso Rate Loan, each Foreign Currency Lender shall have received at least one (1) Business Day prior to the applicable borrowing (A) if requested by such Foreign Currency Lender, a duly executed promissory note from the applicable Foreign Borrower evidencing such Loan (which promissory note shall, if requested by the applicable Foreign Currency Lender, contain customary information with respect to the determination of the Peso Rate with respect to such Loan and shall otherwise be in form and substance reasonably acceptable to such Lender) and (B) such other customary documentation (such as powers of attorney) as the applicable Foreign Currency Lenders shall reasonably require from such Foreign Borrower in connection therewith.

The delivery of each Notice of Borrowing, each request for a U.S. Swingline Loan, each request for a Canadian Swingline Loan, each request for the issuance or extension of a U.S. Letter of Credit pursuant to Section 2A.3(b) and each request for the issuance or extension of a Canadian Letter of Credit pursuant to Section 3.3(b) shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (ii), (iii), (iv), (v), (vi) and, to the best of the applicable Borrower’s knowledge based on then available exchange rate information in the case of any representation in subsection (vii) above involving Foreign Currencies, (vii) above.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents to the Agents and each Lender that:

6.1 Financial Condition.

(a) The audited consolidated balance sheet of the Consolidated Parties, and the related consolidated statements of earnings and statements of cash flows, as of March 31, 2006 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) have been audited by KPMG Peat Marwick, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. The unaudited interim balance sheets of the Consolidated Parties as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each quarterly period ended after March 31, 2006 and prior to the Closing Date have heretofore been furnished to each Lender. Such interim financial statements for each such quarterly period, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. During the period from March 31, 2006 to and including the Closing Date, there has been no sale, transfer or other disposition by the Consolidated Parties of any material part of the business or property of the Consolidated Parties, taken as a whole, and there has been no Acquisition, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Agents on or prior to the Closing Date.

(b) The projections of profit and loss statements, balance sheets and cash flow reports for the Consolidated Parties on a consolidated basis for fiscal year 2006, copies of which have heretofore been furnished to each Lender, are based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

6.2 No Change.

Since March 31, 2006, there has been no development or event relating to or affecting the Consolidated Parties which has had or would be reasonably expected to have a Material Adverse Effect.

6.3 Organization; Existence; Compliance with Law.

Each Consolidated Party (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all material Requirements of Law.

6.4 Power; Authorization; Enforceable Obligations.

Each Credit Party has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of each such Credit Party. This Credit Agreement constitutes, and each other Credit Document when executed and delivered will constitute, a legal, valid and binding obligation of each Credit Party (with regard to each Credit Document to which it is a party) enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 No Legal Bar.

The execution, delivery and performance of the Credit Documents by any Credit Party, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or contractual obligation of such Credit Party or any of its Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require, the creation or imposition of any Lien (other than those arising pursuant to the Collateral Documents) on any of the Properties or revenues of such Credit Party or any of its Subsidiaries pursuant to any such Requirement of Law or contractual obligation, and (c) will not violate or conflict with any provision of such Credit Party’s articles of incorporation or by-laws.

6.6 No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against the Consolidated Parties or against any of their respective properties or revenues which (a) relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (b) would be reasonably expected to have a Material Adverse Effect.

6.7 No Default.

No Consolidated Party is in default under or with respect to any of its contractual obligations in excess of $10,000,000 in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.8 Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

6.9 Intellectual Property.

Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Airgas know of any such claim, and the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.10 No Burdensome Restrictions.

Except as previously disclosed in writing to the Lenders on or prior to the Closing Date, no Requirement of Law or contractual obligation of any Consolidated Party would be reasonably expected to have a Material Adverse Effect.

6.11 Taxes.

Each Consolidated Party has filed or caused to be filed all income tax returns and all other material tax returns which, to the best knowledge of Airgas, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of Airgas, no claim is being asserted, with respect to any such tax, fee or other charge.

6.12 ERISA.

Except as would not result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of Airgas, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Single Employer Plan and, to the best knowledge of Airgas, each Multiemployer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” under all Single Employer Plans (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of all such Plans.

(c) No Consolidated Party or any ERISA Affiliate has incurred, or, to the best knowledge of Airgas, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Consolidated Party or any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Consolidated Party or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of Airgas, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

6.13 Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities other than securities issued by Airgas. If requested by any Lender or the U.S. Agent, the Credit Parties will furnish to the U.S. Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T other than securities issued by Airgas. “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Consolidated Parties. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b) No Consolidated Party is subject to regulation under the Investment Company Act of 1940, as amended. In addition, no Consolidated Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c) No director, executive officer or principal shareholder of any Consolidated Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

(d) Each Consolidated Party has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

(e) No Consolidated Party is in violation of any applicable statute, regulation or ordinance of the United States, Canada or any other applicable jurisdiction, or of any state, province, city, town, municipality, county or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

(f) Each Consolidated Party is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

6.14 Subsidiaries.

Schedule 6.14 sets forth all the Subsidiaries of each Credit Party at the Closing Date, the jurisdiction of their organization and the direct or indirect ownership interest of such Credit Party therein.

6.15 Purpose of Loans and Letters of Credit.

The proceeds of the Loans hereunder shall be used solely by the Credit Parties (i) to refinance existing Indebtedness of Airgas under the Existing Credit Agreement, (ii) to finance Permitted Acquisitions and Permitted Investments and (iii) for the working capital, capital expenditures and other general corporate purposes of the Consolidated Parties. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to acquisitions by the Consolidated Parties and other transactions entered into by the applicable account party in the ordinary course of business.

6.16 Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased or operated by any Consolidated Party (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by any Consolidated Party (the “Businesses”), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Credit Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Consolidated Party, the Properties or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.17 Solvency.

The Credit Parties, on a consolidated basis, (a) are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course, (iii) are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged or are to engage, (iv) own Property, the fair value of which is greater than the total amount of their liabilities, including, without limitation, contingent liabilities, and (v) own assets, the present fair salable value of which is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

6.18 Perfection of Security Interests in the Collateral.

During such time as the Collateral Documents are in effect, the Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens.

6.19 Perfection Information.

Set forth on Schedule 6.19 is the chief executive office, jurisdiction of organization, tax payer identification number and organizational identification number of each U.S. Credit Party as of the Closing Date. Except as set forth on Schedule 6.19, no U.S. Credit Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure where such Person was not the surviving Person.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

7.1 Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to each of the Agents and each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 105 days after the close of each fiscal year of the Consolidated Parties, a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the U.S. Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each fiscal quarter of the Consolidated Parties (other than the fourth fiscal quarter, in which case 105 days after the end thereof) a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the U.S. Agent, and accompanied by a certificate of the chief financial officer or other Executive Officer of Airgas to the effect that, to the best of such Person’s knowledge and belief, such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of Airgas substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, (ii) including a description of adjustments to Consolidated EBITDA (of the type described in clause (H) of the definition thereof) and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Party proposes to take with respect thereto.

(d) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Consolidated Parties shall send to their shareholders or to a holder of any Indebtedness owed by the Consolidated Parties in its capacity as such a holder and (ii) upon the request of the U.S. Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(e) Notices. Within five (5) Business Days after any Executive Officer of any Credit Party obtains knowledge thereof, such Credit Party will give written notice to the U.S. Agent of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (b) the occurrence of any of the following with respect to the Consolidated Parties (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a

Material Adverse Effect, (ii) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, or (iii) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

(f) ERISA. Within five (5) Business Days after any Executive Officer of Airgas obtains knowledge thereof, Airgas will give written notice to the U.S. Agent of the occurrence of any of the following events if such event has had or reasonably could be expected to have a Material Adverse Effect: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against Airgas or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer or other Executive Officer of Airgas briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by Airgas or any ERISA Affiliate with respect thereto.

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Consolidated Parties as the U.S. Agent or the Required Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which Airgas posts such documents on the Securities and Exchange Commission website or Airgas’ website at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on Airgas’ behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the U.S. Agent); provided that: (i) if such Person does not have access to such websites, Airgas shall deliver paper copies of such documents to the U.S. Agent or any Lender that requests Airgas to deliver such paper copies until a written request to cease delivering paper copies is given by the U.S. Agent or such Lender and (ii) Airgas shall notify the U.S. Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by the U.S. Agent, provide to the U.S. Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Airgas shall be required to provide paper copies of the compliance certificates required by Section 7.1(c) to the U.S. Agent. Except for such compliance certificates, the U.S. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Airgas with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 8.4(a), each Credit Party will, and will cause each Consolidated Party to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

7.3 Books and Records.

Each Credit Party will, and will cause each of its Subsidiaries domiciled in the United States to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). Each Credit Party will, and cause each Consolidated Party domiciled in any other applicable jurisdiction to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applicable in such other applicable jurisdiction.

7.4 Compliance with Law.

Each Credit Party will, and will cause each Consolidated Party to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

7.5 Payment of Taxes and Other Indebtedness.

Except as otherwise provided pursuant to the terms of the definition of “Permitted Liens” set forth in Section 1.1, each Credit Party will, and will cause each Consolidated Party to, pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) all of its other Indebtedness as it shall become due.

7.6 Insurance.

Each Credit Party will, and will cause each Consolidated Party to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practices.

7.7 Maintenance of Property.

Each Credit Party will, and will cause each Consolidated Party to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8 Use of Proceeds.

The Credit Parties will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.

7.9 Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each Consolidated Party to, permit representatives appointed by the U.S. Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains. The U.S. Agent shall make available to the Lenders upon request any information it obtains from any such visitations or inspections.

7.10 Financial Covenants.

(a) Consolidated Leverage Ratio. The Credit Parties shall cause the Consolidated Leverage Ratio as of the last day of each fiscal quarter of Airgas to be no greater than 4.0 to 1.0.

(b) Consolidated Interest Coverage Ratio. The Credit Parties shall cause the Consolidated Interest Coverage Ratio as of the last day of each fiscal quarter of Airgas to be at least 3.5 to 1.0.

7.11 [Reserved].

7.12 Additional Guarantors.

(a) At all times other than during a period following a Collateral and Guarantor Release Date that has not been followed by a Collateralization Date, as soon as practicable and in any event within 30 days after (i) any Person becomes a direct or indirect Restricted Subsidiary of Airgas or (ii) any direct or indirect Subsidiary of Airgas guarantees Airgas’ obligations under any Junior Financing Documentation, the Credit Parties shall (a) provide the U.S. Agent with written notice thereof, (b) cause such Person to execute a Joinder Agreement, (c) deliver such other documentation as the U.S. Agent may reasonably request in connection with the foregoing, including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of such Joinder Agreement) and other items of the types required to be delivered pursuant to Section 5.1(b), all in form, content and scope reasonably satisfactory to the U.S. Agent and (d) otherwise comply with Section 7.13 in respect of such Person.

(b) Upon the occurrence of a Collateralization Date, Airgas shall (i) cause each of its Restricted Subsidiaries to execute a Joinder Agreement, (ii) deliver such other documentation as the U.S. Agent may reasonably request in connection with the foregoing, including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of such Joinder Agreement) and other items of the types delivered pursuant to Section 5.1(b) on the Closing Date, all in form, content and scope reasonably satisfactory to the U.S. Agent and (iii) otherwise comply with Section 7.13 in respect of such Restricted Subsidiaries.

Notwithstanding anything in this Section 7.12 to the contrary, (1) no Restricted Subsidiary that is not a Domestic Subsidiary shall be required to execute and deliver a Joinder Agreement to the extent that such execution and delivery could reasonably be expected to have adverse tax consequences on the Consolidated Parties and (2) the Credit Parties shall not be required to provide legal opinions of foreign counsel with respect to Immaterial Foreign Subsidiaries in connection with the execution of any Joinder Agreement.

7.13 Pledged Assets.

(a) Generally. At all times other than during a period following a Collateral and Guarantor Release Date that has not been followed by a Collateralization Date, the Credit Parties will cause (i) 100% of the issued and outstanding Capital Stock of the direct Domestic Subsidiaries of any U.S. Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent securing the Credit Party Obligations pursuant to the terms and conditions of the Pledge Agreement or such other security documents as the U.S. Agent shall reasonably request, (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any direct Foreign Subsidiary of any U.S. Credit Party (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of as determined for United States federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent securing the Credit Party Obligations pursuant to the terms and conditions of the Pledge Agreement or such other security documents as the U.S. Agent shall reasonably request, and (iii) all intercompany notes issued by any Subsidiary in favor of a U.S. Credit Party to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents. In connection with the foregoing, the Credit Parties shall cause to be delivered to the Collateral Agent (A) all certificates evidencing any certificated Capital Stock pledged to the Collateral Agent pursuant to the Collateral Documents, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the U.S. Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person), (B) all intercompany notes issued by any Subsidiary in favor of a U.S. Credit Party, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent’s security interest in the Collateral, (C) searches under the Uniform Commercial Code (or equivalent local legislation) to the extent a filing of a financing statement pursuant to the Uniform Commercial Code (or equivalent local legislation) would be necessary to perfect a security interest in such Capital Stock, appropriate financing statements in Form UCC-1 (or the local equivalent) necessary to perfect the Collateral Agent’s security interest in such Capital Stock, and (D) certified resolutions and other organizational and authorizing documents of, and favorable opinions (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) of counsel to, each Person required to execute or otherwise become a party to the Collateral Documents. If a U.S. Credit Party shall create or acquire any Subsidiary the Capital Stock of which is required to be pledged to the Collateral Agent as Collateral hereunder or acquire any intercompany notes issued by a Subsidiary in favor of a U.S. Credit Party, the Credit Parties shall promptly notify the U.S. Agent of the same. Each Credit Party shall, and shall cause each of its Subsidiaries to, take such action (including but not limited to the actions set forth in this Section 7.13(a)) at its own expense as requested by the U.S. Agent to ensure that the Collateral Agent has a first priority perfected Lien on such Capital Stock or intercompany notes to secure the Credit Party Obligations as required by this Section 7.13. Notwithstanding anything in this Section 7.13(a) to the contrary, the Credit Parties shall not be required to (i) execute and deliver a pledge or security agreement that is governed by the law of the jurisdiction of organization of any Immaterial Foreign Subsidiary or (ii) provide legal opinions of foreign counsel with respect to any Immaterial Foreign Subsidiary in connection with the pledge of the Capital Stock of such Immaterial Foreign Subsidiary pursuant to the Collateral Documents.

(b) Collateral and Guarantor Release Date. Immediately upon the occurrence of a Collateral and Guarantor Release Date, the Liens in favor of the Collateral Agent in the Collateral shall automatically be released. The Collateral Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s Lien, if any, in such assets or Capital Stock, including, without limitation, terminations of financing statements under the Uniform Commercial Code (or equivalent local legislation), if any, and the return of stock certificates, if any.

7.14 Receivables Financing Further Assurances.

Following the consummation of any sale of Securitization Assets by any Receivables Subsidiary to the applicable Receivables Financier, each of the applicable Credit Parties in its capacity as an owner of the Capital Stock of such Receivables Subsidiary will take such action to cause, to the extent it is legally able to do so in its capacity as an owner of Capital Stock, such Receivables Subsidiary to dividend, distribute, lend (on a basis subordinated to the Credit Party Obligations) or otherwise transfer to the Credit Parties any Property (including cash) of such Receivables Subsidiary not required to be pledged to the applicable Receivables Financier or required to be held by such Receivables Subsidiary by the terms of the applicable Permitted Receivables Financing.

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

8.1 Indebtedness.

(a) The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness except:

(i) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(ii) Indebtedness set forth in Schedule 8.1 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

(iii) Permitted Receivables Financings; and

(iv) other Indebtedness so long as after giving effect to the incurrence thereof on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10.

(b) In addition to the limitations on Indebtedness set forth in Section 8.1(a), at all times following a Collateral and Guarantor Release Date that has not been followed by a Collateralization Date, the Credit Parties will not permit the aggregate principal amount of all Indebtedness of all Subsidiaries of Airgas to exceed an amount equal to five percent (5%) of the consolidated total assets of the Consolidated Parties, as determined in accordance with GAAP.

8.2 Liens.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3 Nature of Business.

The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by any such Person as of the Closing Date, except for reasonable extensions thereof and businesses ancillary thereto.

8.4 Consolidation, Merger, Amalgamation or Sale.

(a) Except in connection with a disposition of assets permitted by the terms of Section 8.4(b), the Credit Parties will not permit any Consolidated Party to dissolve, liquidate or wind up their affairs, or merge, consolidate or amalgamate; provided that, notwithstanding the foregoing provisions of this Section 8.4(a) but subject to the terms of Sections 7.12 and 7.13, (i) Airgas may merge, consolidate or amalgamate with any of its Subsidiaries so long as (A) Airgas is the surviving corporation and (B) no Default or Event of Default shall have occurred and be continuing at the time of such merger, consolidation or amalgamation or shall result upon giving effect thereto, (ii) any Canadian Borrower may merge, consolidate or amalgamate with any of its wholly-owned Subsidiaries so long as (A) such Canadian Borrower is the surviving corporation and (B) no Default or Event of Default shall have occurred and be continuing at the time of such merger, consolidation or amalgamation or shall result upon giving effect thereto, (iii) any Foreign Borrower may merge, consolidate or amalgamate with any of its wholly-owned Subsidiaries so long as (A) such Foreign Borrower is the surviving Person and (B) no Default or Event of Default shall have occurred and be continuing at the time of such merger, consolidation or amalgamation or shall result upon giving effect thereto, (iv) any Credit Party (other than a Borrower) may merge, consolidate or amalgamate with any other Credit Party (other than a Borrower), so long as (A) to the extent a U.S. Subsidiary Guarantor is a party to such transaction, a U.S. Subsidiary Guarantor is the surviving Person and (B) no Default or Event of Default shall have occurred and be continuing at the time of such merger, consolidation or amalgamation or shall result upon giving effect thereto, (v) any Subsidiary of Airgas which is not a Credit Party may merge, consolidate or amalgamate with any other Subsidiary of Airgas, so long as (A) to the extent a Credit Party is a party to such transaction, such Credit Party is the surviving Person and (B) no Default or Event of Default shall have occurred and be continuing at the time of such merger, consolidation or amalgamation or shall result upon giving effect thereto, (vi) Airgas or any of its Subsidiaries (other than Canadian Subsidiaries) may merge or consolidate with any other Person that is not a Consolidated Party in connection with a Permitted Acquisition so long as Airgas or such Subsidiary is the surviving Person, (vii) a Canadian Borrower may amalgamate with any other Person that is not a Consolidated Party in connection with a Permitted Acquisition so long as the corporation resulting from such amalgamation is in compliance with all covenants contained in this Credit Agreement and (viii) any Subsidiary of any Credit Party of which 85% or more of the Capital Stock or other equity interests is owned by such Credit Party (directly or indirectly through Subsidiaries) may dissolve, liquidate or wind up its affairs at any time; provided, however, a Consolidated Party that is not identified on Schedule 1.1A may not merge, consolidate or amalgamate with any Person identified on Schedule 1.1A in connection with or in contemplation of an Asset Disposition of the Capital Stock of or all or substantially all of the assets of the surviving entity permitted by clause (xiii) of the definition of “Excluded Asset Disposition”; or

(b) The Credit Parties will not permit any Consolidated Party to make any Asset Disposition other than an Excluded Asset Disposition unless (i) except with respect to an Involuntary Disposition, the consideration paid in connection therewith (A) shall, except to the extent constituting an Asset Exchange, be at least 75% cash or Cash Equivalents and (B) shall be in an amount not less than the fair market value of the Property disposed of, (ii) the aggregate net book value of the Property disposed of by all Consolidated Parties shall not exceed (A) $50,000,000 for all such transactions other than Involuntary Dispositions during any fiscal year, and (B) $100,000,000 for all such transactions other than Involuntary Dispositions after the Closing Date, (iii) the consideration received for any Property disposed of in any such transaction other than an Involuntary Disposition shall not be less than the fair market value of such Property, (iv) each such transaction other than an Involuntary Disposition involving Property having a net book value of $5,000,000 or more shall be on an arms-length basis with a wholly independent third party, and (v) if the net book value of the Property subject to such Asset Disposition exceeds $15,000,000, no later than five (5) Business Days prior to such Asset Disposition, Airgas shall have delivered to the U.S. Agent (A) a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, Airgas would be in compliance with the financial covenants set forth in Section 7.10 and (B) a certificate of an Executive Officer of Airgas specifying the anticipated date of such Asset Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the net book value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Asset Disposition.

Notwithstanding anything to the contrary contained in this Credit Agreement, no Credit Party shall permit any Consolidated Party to engage in or be a party to any Securitization Transaction other than a Permitted Receivables Financing.

8.5 Investments.

The Credit Parties will not permit any Consolidated Party to make any Investments, except for:

(a) Investments consisting of cash and Cash Equivalents;

(b) Investments consisting of accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d) Investments existing as of the Closing Date and set forth in Schedule 8.5;

(e) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $5,000,000 in the aggregate at any one time outstanding;

(f) Investments in any U.S. Credit Party;

(g) Investments by any Foreign Subsidiary in any Canadian Credit Party or Foreign Credit Party;

(h) any Eligible Reinvestment of the proceeds of any Asset Disposition as contemplated by Section 8.4(b)(v);

(i) Acquisitions by Airgas or any Subsidiary of Airgas, provided that (A) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar or ancillary line of business as Airgas and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (B) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (C) Airgas shall have delivered to the U.S. Agent, if the aggregate purchase price of such Acquisition exceeds $50,000,000, a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, Airgas would be in compliance with the financial covenants set forth in Section 7.10, and (D) the representations and warranties made by the Credit Parties in each Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

(j) Investments (other than Acquisitions) consisting of non-cash consideration received by a Consolidated Party in connection with any Asset Disposition permitted by Section 8.4(b);

(k) Investments by any Credit Party in a Receivables Subsidiary made as part of a Permitted Receivables Financing;

(l) Guaranty Obligations permitted by Section 8.1; and

(m) other Investments not constituting Restricted Payments and not listed above in an aggregate amount not to exceed $50,000,000.

8.6 Restricted Payments.

The Credit Parties will not permit any Consolidated Party to directly or indirectly declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(i) any Consolidated Party may directly or indirectly declare or make dividends payable solely in the same class of Capital Stock of such Person;

(ii) each Subsidiary may directly or indirectly declare, order, make or set apart any sum for or pay Restricted Payments to the U.S. Credit Parties and any other Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made; and

(iii) any Consolidated Party may directly or indirectly declare, order, make or set apart any sum for or pay other Restricted Payments so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or shall result upon giving effect thereto and (b) after giving effect to the declaration, order, making or setting apart any sum for such Restricted Payment on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10.

8.7 Payments of Indebtedness, Etc.

The Credit Parties will not permit any Consolidated Party to (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof or (ii) except for the exchange of the Subordinated Notes for notes with substantially identical terms registered pursuant to the registration rights agreement set forth in the Subordinated Note Indentures, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness, (b) after the issuance thereof, amend or modify any of the terms of the Indebtedness arising under any Junior Financing Documentation if such amendment or modification would add or change any terms in a manner adverse to the Consolidated Parties, or shorten the final maturity or average life to maturity thereof or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, (c) make payments (including payment of accrued interest and premium, if any, payable in connection with a redemption of the Subordinated Notes permitted under this Section 8.7) in respect of any Subordinated Debt in violation of the subordination provisions of any Junior Financing Documentation or (d) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment, redemption, acquisition for value or defeasance of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Debt (i) except for the exchange of the Subordinated Notes for notes with substantially identical terms registered pursuant to the registration rights agreement set forth in the Subordinated Note Indenture, (ii) unless (A) no Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof and (B) after giving effect thereto on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10 or (iii) except for refinancings thereof with other Subordinated Debt so long as (A) such new Subordinated Debt is at least as subordinated in right of payment and otherwise to the Credit Party Obligations as the Subordinated Debt being refinanced (as determined by the U.S. Agent), (B) the principal amount of the new Subordinated Debt is not greater than the principal amount of Subordinated Debt being refinanced, (C) the final maturity and average life to maturity of the new Subordinated Debt is not less than the Subordinated Debt being refinanced and (D) the material terms of the new Subordinated Debt are at least as favorable to the Consolidated Parties and the Lenders as the Subordinated Debt being refinanced.

8.8 Fiscal Year; Organizational Documents.

The Credit Parties will not permit any Consolidated Party to (i) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) where such change would be materially adverse to the Lenders or (ii) change its fiscal year.

8.9 Limitation on Restricted Actions.

The Credit Parties will not permit any Consolidated Party to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) make Restricted Payments, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its Property to any Credit Party, or (e) act as a Credit Party, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) any Junior Financing Documentation, provided that the encumbrances and restrictions relating to any Consolidated Party in such document or instrument are no more restrictive than the corresponding encumbrances and restrictions contained in the Subordinated Note Indentures and the Subordinated Notes, in each case as in effect as of the Third Amendment Date, (iii) applicable law, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.4(b) pending the consummation of such sale or (vi) customary restrictions and conditions contained in leases and other contracts restricting the assignment thereof.

8.10 Subsidiary Stock.

Airgas will not, nor will it permit any Consolidated Party to, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law and except as otherwise permitted under the terms of Section 8.4(b), sell, transfer or otherwise dispose of, any shares of Capital Stock of any of its Subsidiaries or permit any of its Subsidiaries to sell or otherwise dispose of, any shares of Capital Stock of any of its Subsidiaries.

8.11 No Further Negative Pledges.

The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the U.S. Agent or the Collateral Agent (in each case, for the benefit of the Lenders) for the purpose of securing the Credit Party Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Credit Party Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.4(b), pending the consummation of such sale and (c) customary restrictions and conditions contained in leases and other contracts restricting the assignment thereof.

8.12 Transactions with Affiliates.

The Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) intercompany transactions expressly permitted by Section 8.1, Section 8.4, Section 8.5 or Section 8.6, (b) normal compensation and reimbursement of expenses of officers and directors and (c) except as otherwise specifically limited in this Credit Agreement, other transactions on terms and conditions substantially as favorable to such Consolidated Party as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Credit Party shall

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default, and such defaults shall continue for five (5) or more days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants.

(i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.2, 7.8 or 7.10 or Article VIII of this Credit Agreement (other than those referred to in subsections (a) or (b) of this Section 9.1) contained in this Credit Agreement; or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Executive Officer of such Credit Party becoming aware of such default or notice thereof by the U.S. Agent; or

(d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or as otherwise permitted by any Credit Document, any Credit Document shall fail to be in full force and effect or to give the Agents, the Collateral Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e) Guaranties. Except as the result of or in connection with a dissolution, merger, amalgamation or disposition of a Subsidiary not prohibited by Section 8.4, in connection with a Collateral and Guarantor Release Date or as otherwise permitted by any Credit Document, the guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty hereunder; or

(f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

(g) Defaults under Other Indebtedness. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $25,000,000 in the aggregate for the Consolidated Parties taken as a whole any of the following shall occur (unless, with respect to any Indebtedness in favor of the seller of a company acquired by any Consolidated Party, such occurrence is in connection with a bona fide dispute as to the right of the applicable Person to offset such Indebtedness against indemnification obligations of the holder of such Indebtedness to such Person and such Person shall have made adequate provision (as determined by the Required Lenders in their reasonable discretion) for such Indebtedness on its books of account): (A) (1) any Consolidated Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(h) Judgments. One or more judgments or decrees shall be entered against any Consolidated Party involving a liability of $25,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) ERISA. Any of the following events or conditions, if such event or condition reasonably could be expected to involve possible taxes, penalties, and other liabilities in an aggregate amount in excess of $25,000,000: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the U.S. Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the U.S. Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j) Ownership.

(i) Any Person or two or more Persons (in each case, other than Airgas or a wholly-owned Credit Party) acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of any Borrower (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of such Borrower; provided, however, such occurrence shall not constitute an Event of Default hereunder until a period of 30 days has elapsed from the date of the acquisition by such Person and/or its Affiliates of Voting Stock of such Borrower which gives such Person and/or its Affiliates an aggregate ownership of more than 50% of the Voting Stock of such Borrower; provided further, if such Person and/or its Affiliates have filed a tender offer statement with the Securities and Exchange Commission in connection with such acquisition, the 30 day period referenced above in the foregoing proviso shall commence on the date of the filing with the Securities and Exchange Commission of such tender offer statement.

(ii) A “Change of Control” (or any comparable term) under, and as defined in, any Junior Financing Documentation shall have occurred.

(iii) Airgas shall fail to own, directly or indirectly, all of the Voting Stock of each of the Canadian Borrowers which Airgas owned as of the Closing Date other than with respect to any Canadian Borrower as of the Closing Date which ceases to be a Canadian Borrower pursuant to Section 3.5.

(iv) Airgas shall fail to own, directly or indirectly, all of the Voting Stock of each of the Foreign Borrowers other than with respect to any Foreign Borrower which ceases to be a Foreign Borrower pursuant to Section 2B.5.

(k) Subordinated Debt Documentation. (i) There shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) any of the Credit Party Obligations for any reason shall cease to be “Designated Senior Debt” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (iii) any Indebtedness other the Credit Party Obligations shall constitute “Designated

Senior Debt” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (iv) the subordination provisions of any Junior Financing Documentation shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt.

9.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by, or cured to the satisfaction of, the requisite Lenders (pursuant to the voting procedures in Section 11.6), the U.S. Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by any Credit Party to an Agent, the Collateral Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(iii) Cash Collateral. Direct the Credit Parties to pay (and each Credit Party agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the U.S. Agent (A) additional cash, to be held by the U.S. Agent, for the benefit of the U.S. Revolving Lenders, in a cash collateral account as additional security for the U.S. LOC Obligations in respect of subsequent drawings under all then outstanding U.S. Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all U.S. Letters of Credits then outstanding and (B) additional cash, to be held by the Canadian Agent, for the benefit of the Canadian Lenders, in a cash collateral account as additional security for the Canadian LOC Obligations in respect of subsequent drawings under all then outstanding Canadian Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Canadian Letters of Credits then outstanding.

(iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to an Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the U.S. Agent or the Lenders.

ARTICLE X

AGENCY PROVISIONS

10.1 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the U.S. Agent hereunder and under the other Credit Documents and authorizes the U.S. Agent to take such actions on its behalf and to exercise such powers as are delegated to the U.S. Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints BNS to act on its behalf as the Canadian Agent hereunder and under the other Credit Documents and authorizes the Canadian Agent to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Lenders and the Agents agree that the Collateral Agent shall be entitled to all of the benefits and privileges of this Article X to the same extent as the U.S. Agent. The provisions of this Article X are solely for the benefit of the Agents, the Collateral Agent and the Lenders, and neither Airgas nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving as an Agent hereunder in its individual capacity. Any such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, neither Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by Airgas or a Lender.

Neither Agent shall be responsible for nor have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.4 Reliance by the Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the issuance of a Letter of Credit or the making of any other extension of credit hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the applicable Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan, the issuance of such Letter of Credit or the making of such other extension of credit. Each Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the applicable Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

10.6 Resignation of Agents.

Any Agent (which term shall, for purposes of this Section 10.6, include the Collateral Agent) may at any time give notice of its resignation to the Lenders and Airgas. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Airgas, to appoint a successor, which, in the case of a successor U.S. Agent or Collateral Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or, in the case of a successor Canadian Agent, shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify Airgas and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Airgas to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Airgas and such successor. After a retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article X and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Bank of America as U.S. Agent pursuant to this Section shall also constitute its resignation as U.S. Swingline Lender, Collateral Agent (and, if applicable, as a U.S. Issuing Lender). Upon the acceptance of a successor’s appointment as U.S. Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring U.S. Swingline Lender, Collateral Agent (and, if applicable, retiring U.S. Issuing Lender), (b) such retiring U.S. Swingline Lender, Collateral Agent (and, if applicable, retiring U.S. Issuing Lender) shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) if Bank of America is also a retiring U.S. Issuing Lender, the successor U.S. Issuing Lender shall issue letters of credit in substitution for the U.S. Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring U.S. Issuing Lender to effectively assume the obligations of the retiring U.S. Issuing Lender with respect to such U.S. Letters of Credit.

Any resignation by BNS as Canadian Agent pursuant to this Section shall also constitute its resignation as Canadian Issuing Lender and Canadian Swingline Lender. Upon the acceptance of a successor’s appointment as Canadian Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Canadian Issuing Lender and Canadian Swingline Lender, (b) the retiring Canadian Issuing Lender and Canadian Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Canadian Issuing Lender shall issue letters of credit in substitution for the Canadian Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Canadian Issuing Lender to effectively assume the obligations of the retiring Canadian Issuing Lender with respect to such Canadian Letters of Credit.

10.7 Non-Reliance on Agents and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other

Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

10.9 U.S. Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the U.S. Agent (irrespective of whether the principal of any Loan, LOC Obligation or other extension of credit hereunder shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the U.S. Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations (other than obligations under Hedging Agreements to which the U.S. Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 4.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the U.S. Agent and, in the event that the U.S. Agent shall consent to the making of such payments directly to the Lenders, to pay to the U.S. Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the U.S. Agent and its agents and counsel, and any other amounts due the U.S. Agent under Sections 4.5 and 11.5.

Nothing contained herein shall be deemed to authorize the U.S. Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the U.S. Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the U.S. Agent and/or the Collateral Agent, as applicable, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Asset Disposition permitted hereunder or under any other Credit Document or any Involuntary Disposition, (iii) upon the occurrence of a Collateral and Guarantor Release Date or (iv) as approved in accordance with Section 11.6; and

(b) to release any Guarantor from its obligations under Article XII if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or on the occurrence of a Collateral and Guarantor Release Date.

Upon request by the U.S. Agent at any time, the Required Lenders will confirm in writing the U.S. Agent’s and/or the Collateral Agent’s, as applicable, authority to release its interest in particular types or items of Property, or to release any Guarantor from its obligations under Article XII, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS.

11.1 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Airgas or any other Credit Party, the U.S. Agent, the Canadian Agent, the Collateral Agent, a U.S. Issuing Lender, the Canadian Issuing Lender, the U.S. Swingline Lender or the Canadian Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the U.S. Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II.A, Article II.B, Article III or Article IV if such Lender has notified the U.S. Agent that it is incapable of receiving notices under such Section by electronic communication. Each Agent or Airgas may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the U.S. Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Airgas, the Agents, the Collateral Agent, a U.S. Issuing Lender, the Canadian Issuing Lender, the U.S. Swingline Lender and the Canadian Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Airgas and the U.S. Agent and, in the case of any U.S. Revolving Lender, the U.S. Issuing Lenders and the U.S. Swingline Lender and, in the case of any Canadian Lender, the Canadian Issuing Lender and the Canadian Swingline Lender. In addition, each Lender agrees to notify the Agents from time to time to ensure that the Agents have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance. The Agents, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify each Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the an Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Airgas or any other Credit Party against any and all of the obligations of Airgas or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of Airgas or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Airgas and the U.S. Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.3 Benefit of Agreement.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of each Agent and each affected Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in U.S. Swingline Loans or Canadian Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes outstanding Loans thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the U.S. Agent and, if applicable, the Canadian Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) $5,000,000 in the case of an assignment of U.S. Revolving Loans or Foreign Currency Loans, (y) C$1,500,000 in the case of an assignment of Canadian Revolving Loans and BA Outstandings and (z) $1,000,000 in the case of an assignment of U.S. Term Loans unless each of the U.S. Agent, the Canadian Agent (in the case of assignments of Canadian Revolving Commitments) and, so long as no Event of Default has occurred and is continuing, Airgas otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations hereunder, assigned, except that this clause (ii) shall not apply to rights in respect of Competitive U.S. Loans, U.S. Swingline Loans, Canadian Swingline Loans or the U.S. Term Loan; (iii) any assignment of a U.S. Revolving Commitment must be approved by the U.S. Agent, the U.S. Issuing Lenders and the U.S. Swingline Lender (such approvals not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a U.S. Revolving Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) any assignment of a Foreign Currency Commitment must be approved by the U.S. Agent (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Foreign Currency Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (v) any assignment of a Canadian Revolving Commitment must be approved by the Canadian Agent, the Canadian Issuing Lender and the Canadian Swingline Lender unless the Person that is the proposed assignee is itself a Canadian Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (vi) in the case of assignments of Canadian Revolving Commitments, the parties to each assignment shall execute and deliver to the Canadian Agent and the U.S. Agent an Assignment and Assumption, together with (in cases other than an assignment to an Affiliate of the assigning Lender) a processing and recordation fee of C$2,500 to the Canadian Agent, and the Eligible Assignee, if it shall not be a Canadian Lender, shall deliver to the U.S. Agent and the Canadian Agent an

Administrative Questionnaire and (vii) in all other cases, the parties to each assignment shall execute and deliver to the U.S. Agent an Assignment and Assumption, together with (in cases other than an assignment to an Affiliate of the assigning Lender) a processing and recordation fee of $2,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the U.S. Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the applicable Agents pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and the Intercreditor Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement and the Intercreditor Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement and the Intercreditor Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.6, 4.9, 4.10, 4.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Each Agent, acting solely for this purpose as an agent of the applicable Borrowers, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each applicable Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the U.S. Issuing Lenders and the Canadian Issuing Lender, in each case, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the U.S. Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agents, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations, U.S. Swingline Loans and/or Canadian Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of Section 11.6(a) that affects such Participant. Subject to subsection (e) of this Section, Airgas agrees that each Participant shall be entitled to the benefits of Sections 4.6, 4.9, 4.10, 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 4.13 as though it were a Lender.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.10 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Airgas’ prior written consent. A Participant that is not incorporated under the laws of the United States or a state thereof shall not be entitled to the benefits of Section 4.10 unless Airgas is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.11(b) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as by Bank of America as a U.S. Issuing Lender or U.S. Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its U.S. Revolving Commitment pursuant to subsection (b) above, Bank of America may, (i) if Bank of America is a U.S. Issuing Lender, upon thirty days’ notice to Airgas and the Lenders, resign as a U.S. Issuing Lender and/or (ii) upon thirty days’ notice to Airgas, resign as U.S. Swingline Lender. In the event of any such resignation as U.S. Issuing Lender or U.S. Swingline Lender, Airgas shall be entitled to appoint from among the Lenders a successor U.S. Issuing Lender or U.S. Swingline Lender hereunder; provided, however, that no failure by Airgas to appoint any such successor shall affect the resignation of Bank of America as a U.S. Issuing Lender or U.S. Swingline Lender, as the case may be. If Bank of America resigns as a U.S. Issuing Lender, it shall retain all the rights and obligations of a U.S. Issuing Lender hereunder with respect to all U.S. Letters of Credit outstanding as of the effective date of its resignation as a U.S. Issuing Lender and all U.S. LOC Obligations with respect thereto (including the right to require the U.S. Revolving Lenders to make U.S. Base Rate Loans or fund risk participations in unreimbursed drawings under U.S. Letters of Credit pursuant to Section 2A.3(c)). If Bank of America resigns as U.S. Swingline Lender, it shall retain all the rights of the U.S. Swingline Lender provided for hereunder with respect to U.S. Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the U.S. Revolving Lenders to make U.S. Base Rate Loans or fund risk participations in outstanding U.S. Swingline Loans pursuant to Section 2A.4(b).

11.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between an Agent, the Collateral Agent or any Lender and the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents, the Collateral Agent or any Lender would otherwise have. No notice to or demand on the Credit Parties in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents, the Collateral Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Payment of Expenses, Etc.

(a) The Credit Parties agree to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the U.S. Agent and the Collateral Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Agents and the Collateral Agent as well as Canadian counsel to the Agents) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (B) of the U.S. Agent, the Collateral Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the U.S. Agent, the Collateral Agent and each of the Lenders); (ii) pay and hold each Agent, the Collateral Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Agent, the Collateral Agent, each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not any Agent or Lender is a party thereto) occurring subsequent to and as the result of the occurrence of a Default or Event of Default and related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (B) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by any Consolidated Party, or the failure by any Consolidated Party to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

(b) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under Section 11.5(a) to be paid by them to the Agents (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the applicable Agent (or any such sub-agent), the Collateral Agent or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or the Collateral Agent in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity; and provided further that only the Canadian Lenders shall have any obligation to make any payment to the Canadian Agent pursuant to this Section 11.5(b). The obligations of the Lenders under this Section 11.5(b) are subject to the provisions of Section 4.12(d).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any other Person to be indemnified under Section 11.5(a), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or other extension of credit hereunder or the use of the proceeds thereof. No Person to be indemnified under Section 11.5(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than thirty Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Commitments of all the Lenders and the repayment, satisfaction or discharge of all the other Credit Party Obligations.

11.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Credit Parties, provided further that:

(a) no such amendment, change, waiver, discharge or termination shall:

(i) extend the final maturity of any Loan or of any reimbursement obligations arising from drawings under Letters of Credit, or any portion thereof without the written consent of each Lender whose Loans, reimbursement obligations or portions thereof that are being so extended;

(ii) postpone any date fixed by this Credit Agreement for the payment of principal of any Loan (excluding mandatory prepayments) or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on any Loan or of any reimbursement obligations arising from drawings under Letters of Credit or fees hereunder without the written consent of each Lender entitled to receive such payment;

(iii) reduce the principal amount on any Loan or of any reimbursement obligations arising from drawings under Letters of Credit or the amount of any accrued interest or fees, or increase the Commitment of any Lender over the amount thereof in effect without the written consent of each Lender entitled to receive such payment or each Lender whose Commitment is being increased (it being understood and agreed that a waiver of any Default or Event of Default or of a mandatory reduction in the total commitments shall not constitute a change in the terms of any Commitment of any Lender);

(iv) amend, modify or waive any provision of this Section 11.6(a) or Section 4.13 or 4.14(b) without the written consent of each Lender directly affected thereby;

(v) reduce any percentage specified in, or otherwise modify, the definition of “Required Lenders”, “Required U.S. Lenders” and “Required Canadian Lenders” without the written consent of each Lender directly affected thereby;

(vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Credit Documents to which it is a party without the written consent of each Lender; or

(vii) except as the result of or in connection with a dissolution, merger, amalgamation or disposition of a Restricted Subsidiary (other than a Borrower whose Credit Party Obligations have not been assumed by another Borrower) not prohibited by Section 8.4, on the occurrence of a Collateral and Guarantor Release Date or as otherwise permitted by any Credit Document, release the Borrowers or substantially all of the other Credit Parties from its or their obligations under the Credit Documents without the written consent of each Lender that has Credit Party Obligations owing by the Person to be released; and

(viii) to the extent the Credit Party Obligations are secured by the Collateral, release all or substantially all of the Collateral, except on the occurrence of a Collateral and Guarantor Release Date or as the result of or in connection with an Asset Disposition not prohibited by Section 8.4(b) or as otherwise permitted by any Credit Document without the written consent of each Lender whose Credit Party Obligations are secured by the Collateral to be released;

(b) no provision of Article II.A may be amended without the consent of the Required U.S. Lenders (provided further that (i) no provision of Section 2A.3 may be amended without the consent of the U.S. Issuing Lender and (ii) no provision of Section 2A.4 may be amended without the consent of the U.S. Swingline Lender);

(c) no provision of Article II.B may be amended without the consent of the Required Foreign Currency Lenders, and no amendment, change, waiver, discharge or termination shall (i) reduce any percentage specified in, or otherwise modify, the definition of “Required Foreign Currency Lenders,” (ii) modify the definition of “Foreign Currency”, (iii) modify Section 5.2(viii) or (iv) modify the unanimous consent requirements set forth in Section 2B.3 or Section 2B.5(b) without the written consent of each Foreign Currency Lender;

(d) no provision of Article III may be amended without the consent of the Required Canadian Lenders (provided further (i) that no provision of Section 3.2 may be amended without the consent of the Canadian Swingline Lender and (ii) no provision of Section 3.3 may be amended without the consent of the Canadian Issuing Lender); and

(e) no provision of Article X may be amended without the consent of the Agents and the Collateral Agent.

11.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

11.8 Headings.

The headings of the articles, sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Survival.

All indemnities set forth herein, including, without limitation, in Section 2A.3(i), 4.9, 4.11 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive the making of the Loans hereunder.

11.10 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the U.S. Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction.

(b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) With respect to the obligations of the Canadian Credit Parties and the Foreign Credit Parties under the Credit Documents:

(i) Without limiting the generality of subsections (a) and (b) of this Section 11.10, each such Credit Party agrees that any controversy or claim with respect to it arising out of or relating to this Credit Agreement or the other Credit Documents may, at the option of (1) the Canadian Agent and the Canadian Lenders, in the case of claims or controversies with respect to Canadian Credit Parties and (2) the U.S. Agent and the Foreign Currency Lenders, in the case of claims or controversies with respect to Foreign Credit Parties, be settled immediately by submitting the same to binding arbitration in the City of New York, New York (or such other place as the parties may agree) in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association. Upon the request and submission of any controversy or claim for arbitration hereunder, the applicable Agent shall give the applicable Credit Parties not less than 45 days written notice of the request for arbitration, the nature of the controversy or claim, and the time and place set for arbitration. Each Canadian Credit Party and each Foreign Credit Party agrees that such notice is reasonable to enable it sufficient time to prepare and present its case before the arbitration panel. Judgment on the award rendered by the arbitration panel may be entered in any court in which any action could have been brought or maintained pursuant to subparagraph (iii) below, including without limitation any court of the State of New York or any Federal court sitting in the State of New York. The expenses of arbitration shall be paid by the Canadian Credit Parties or the Foreign Credit Parties, as applicable.

(ii) The provisions of subparagraph (i) above are intended to comply with the requirements of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “Convention”). To the extent that any provisions of such subparagraph (i) are not consistent with or fail to conform to the requirements set out in the Convention, such subparagraph (i) shall be deemed amended to conform to the requirements of the Convention.

(iii) Each Canadian Credit Party and each Foreign Credit Party hereby specifically consents and submits to the jurisdiction of the courts of the State of New York and courts of the United States located in the State of New York for purposes of entry of a judgment or arbitration award entered by the arbitration panel.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date and satisfaction of the conditions precedent set forth in Section 5.1 when it shall have been executed by the Credit Parties and the Agents, and the U.S. Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agents and each Lender and their respective successors and assigns. Airgas and the Lenders party to the Existing Credit Agreement each hereby agrees that, at such time as this Credit Agreement shall have become effective pursuant to the terms of the immediately preceding sentence, (i) the Existing Credit Agreement and the Commitments thereunder and as defined therein automatically shall be terminated and (ii) all of the promissory notes, if any, executed by Airgas in connection with the Existing Credit Agreement automatically shall be canceled.

(b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

11.14 Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Hedging Agreement relating to Loans outstanding under this Credit Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the Central Bank (Banco de Mexico) and including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the written consent of Airgas or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to an Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

In addition to the foregoing, each Foreign Borrower organized under the laws of Mexico authorizes the Lenders to share Information with respect to such Foreign Borrower, to the extent required by applicable law, with Mexican credit bureaus (sociedades de informacion crediticia) with which such Lenders operate and to other clients of such credit bureaus, as well as to request information from such credit bureaus relating to the such Foreign Borrower and its operations. Each such Foreign Borrower represents that it has full knowledge of (i) the type of information that the credit bureaus customarily deliver to the Lenders, (ii) the use by the Lenders of such information and (iii) the fact that the Lenders may carry out periodic consultations with such credit bureaus regarding the credit history of the Borrowers.

11.15 Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control; provided, however, the Intercreditor Agreement contains additional provisions with respect to the allocation of certain recoveries from the Credit Parties that are binding only among the Lenders.

11.16 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and each Agent that is subject to the Act (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or such Agent, as applicable, to identify the Borrowers in accordance with the Act.

11.17 Replacement of Lenders.

If (i) any Lender requests compensation under Sections 4.6 or 4.9, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, (iii) any Lender is a Defaulting Lender or (iv) if any Lender refuses to consent to an amendment, modification and/or waiver of this Credit Agreement, then Airgas may, at its sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Airgas shall have paid to the U.S. Agent or the Canadian Agent, as applicable, the assignment fee specified in Section 11.3(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Sections 4.6, 4.9, 4.10 and 4.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.6 or 4.9 or payments required to be made pursuant to Section 4.10, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, modification and/or waiver of this Credit Agreement that Airgas has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.17).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Airgas to require such assignment and delegation cease to apply.

11.18 Designation as Senior Debt.

All Credit Party Obligations are hereby designated by the Credit Parties as “Designated Senior Debt” for purposes of and as defined in each of the Subordinated Note Indentures.

11.19 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Credit Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their respective Affiliates, on the one hand, and the Agents, Banc of America Securities LLC (“BAS”) and J.P. Morgan Securities Inc. (“JPMS”, together with BAS, the “Arrangers”), on the other hand, and each of the Credit Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agents and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agents nor the Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Agents or the Arrangers have advised or is currently advising any of the Credit Parties or any of their respective Affiliates on other matters) and neither the Agents nor the Arrangers have any obligation to any of the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Agents nor the Arrangers have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Credit Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the applicable Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Agent of any sum adjudged to be so due in the Judgment Currency, the applicable Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Agent in such currency, the applicable Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE XII

GUARANTY

12.1 The Guaranty.

(a) U.S. Subsidiary Guarantors. Each of the U.S. Subsidiary Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement with a Borrower, the Agents and the Collateral Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The U.S. Subsidiary Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the U.S. Subsidiary Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Canadian Guarantors. Each of the Canadian Guarantors hereby jointly and severally guarantees to each Canadian Lender, each Affiliate of a Canadian Lender that enters into a Hedging Agreement with a Canadian Borrower, the Agents and the Collateral Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Canadian Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Canadian Guarantors hereby further agree that if any of the Canadian Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Canadian Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Canadian Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c) Foreign Guarantors. Each of the Foreign Guarantors hereby jointly and severally guarantees to each Foreign Currency Lender, each Affiliate of a Foreign Currency Lender that enters into a Hedging Agreement with a Foreign Borrower, the Agents and the Collateral Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Foreign Guarantors hereby further agree that if any of the

Foreign Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Foreign Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code of the United States, if applicable, or any comparable provisions of any other applicable Bankruptcy Code.

12.2 Obligations Unconditional.

The obligations of Airgas and the U.S. Subsidiary Guarantors under Section 12.1 with respect to the Credit Party Obligations, the obligations of the Canadian Guarantors under Section 12.1 with respect to the Canadian Obligations and the obligations of the Foreign Guarantors under Section 12.1 with respect to the Foreign Obligations are, in each case, joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Hedging Agreements between any Lender or Affiliate of a Lender and the applicable Borrower, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations or the Canadian Obligations, as the case may be, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the respective obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the applicable Borrower or any other applicable Guarantor for amounts paid under this Article XII until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements with the applicable Borrower) have been paid in full in respect of all Credit Party Obligations or all Canadian Obligations, as the case may be, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents or Hedging Agreements between the applicable Borrower and any Lender, or any Affiliate of a Lender. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations or Canadian Obligations, as the case may be, shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between the applicable Borrower and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

(c) the maturity of any of the Credit Party Obligations or Canadian Obligations, as the case may be, shall be accelerated, or any of the Credit Party Obligations or Canadian Obligations, as the case may be, shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between the applicable Borrower and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit

Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or Canadian Obligations, as the case may be, or any applicable security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, any Agent, the Collateral Agent or any Lender or Lenders as security for any of the Credit Party Obligations or the Canadian Obligations, as the case may be, shall fail to attach or be perfected; or

(e) any of the Credit Party Obligations or Canadian Obligations, as the case may be, shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any applicable Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of applicable Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agents, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between the applicable Borrower and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations or Canadian Obligations, as the case may be. The rights of the Agents, the Collateral Agent and the Lenders and the Affiliates of any of the Lenders contained herein shall be in addition to and independent of all other rights which they may at any time have or hold in respect of any of the Credit Party Obligations or Canadian Obligations.

12.3 Reinstatement.

The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations or the Canadian Obligations, as the case may be, is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations or the Canadian Obligations, as the case may be, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agents, the Collateral Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by such Agent, the Collateral Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.4 Certain Additional Waivers.

Without limiting the generality of the provisions of this Article XII, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive, to the extent applicable. Each Guarantor further agrees that it shall have no right of recourse to security for the Credit Party Obligations or the Canadian Obligations, as the case may be, except through the exercise of the rights of subrogation pursuant to Section 12.2.

12.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the applicable Guarantors, on the one hand, and the Agents, the Collateral Agent and the Lenders, on the other hand, the Credit Party Obligations or the Canadian Obligations, as the case may be, may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations and/or the Canadian Obligations, as the case may be, (whether or not due and payable by any other Person) shall forthwith become due and payable by the applicable Guarantors for purposes of Section 12.1. The Guarantors acknowledge and agree that to the extent their obligations hereunder become secured in accordance with the terms of the Collateral Documents, the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

12.6 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments have terminated.

12.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

12.8 Collateral and Guarantor Release Date; Subsequent Collateralization Date.

(a) Upon the occurrence of any Collateral and Guarantor Release Date (and until the occurrence of any Collateralization Date thereafter), each Guarantor (other than Airgas) shall be fully released and discharged from its obligations under, and, as applicable, the security interests under, this Credit Agreement and the other Credit Documents to which such Person is a party. Promptly upon the request of Airgas, the U.S. Agent and the Collateral Agent (on behalf of the Lenders) shall, at Airgas’ expense, execute such documents and take such other action reasonably requested by Airgas to evidence such release and discharge from all such obligations and security interests.

(b) Immediately upon the occurrence of a Collateralization Date, the guarantees of each U.S. Subsidiary Guarantor, Foreign Subsidiary Guarantor and Canadian Subsidiary Guarantor under this Article XII shall automatically and without any further action be reinstated, and the Credit Parties will comply with Sections 7.12 and 7.13.

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Schedule 1.1A

EXCLUDED ASSET DISPOSITIONS

Capital Stock and all or substantially all the assets of:

(1)	Red-D-Arc., Inc. and its subsidiaries.

(2)	Airgas Canada, Inc. and its subsidiaries, provided that the Canadian Obligations of such Person are paid in full prior to or concurrently with such disposition.

(3)	The Air Separation Units of Airgas Carbonic, Inc. and its subsidiaries.

(4)	National Welders Supply Company, Inc. and its subsidiaries.

(5)	Airgas Gaspro, Inc. and its subsidiaries.

Schedule 1.1B

EXISTING CANADIAN LETTERS OF CREDIT

Subsidiary	Beneficiary	Issue Date	Maturity Date	Amount
Red-D-Arc Limited	Strathcona County	4/28/05	4/28/07	$10,000

Schedule 1.1C

EXISTING U.S. LETTERS OF CREDIT

Region	Beneficiary	Issue Date	Maturity Date	LC #	Bank	Amount
North Central	John F. Jacox	1/14/2005	9/1/2006	S2000048455	BONY	$197,275
East	Anaren Properties LLC	1/14/2005	2/28/2007	S2000049357	BONY	$150,000
Airgas, Inc.	Teacher’s Insurance & Annuity	1/14/2005	4/16/2007	S1000049696	BONY	$75,000
Great Lakes	General Electric Capital	5/26/05	11/11/06	S0000051592	BONY	$100,000
South	Metropolitan Life Insurance Co.	8/9/05	7/28/06	S0000051937	BONY	$350,000
Total						$872,275

Schedule 1.1D

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (“FSA”) (or, in either case, any other authority which replaces all or any of its functions);

(b)	the requirements of the European Central Bank; or

(c)	the requirements of the Mexican Central Bank and/or other Mexican Governmental Authorities.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the U.S. Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the U.S. Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The U.S. Agent will, at the request of Airgas or any Lender, deliver to Airgas or such Lender, as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State or Mexico will be the percentage notified by that Lender to the U.S. Agent. This percentage will be certified by such Lender in its notice to the U.S. Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank or the Mexican Central Bank (and/or other Mexican Governmental Authorities), as the case may be, in respect of Loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the U.S. Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Percentage, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 4.1 and, in the case of interest (other than on overdue amounts) charged at the default rate of interest specified in the Credit Agreement, without counting any increase in interest rate effected by the charging of such default interest rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the U.S. Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the U.S. Agent as being the average of the most recent rates of charge supplied by the Lenders to the U.S. Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the U.S. Agent or Airgas, each Lender with a lending office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the FSA, supply to the U.S. Agent and Airgas, the rate of charge payable by such Lender to the FSA pursuant to the Fees Regulations in respect of the relevant financial year of the FSA (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the U.S. Agent or Airgas for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the lending office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the U.S. Agent or Airgas may reasonably require for such purpose.

Each Lender shall promptly notify the U.S. Agent and Airgas in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the U.S. Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the U.S. Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as such Lender’s lending office.

10.	The U.S. Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The U.S. Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the U.S. Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The U.S. Agent may from time to time, after consultation with Airgas and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the FSA or the European Central Bank or the Mexican Central Bank (and/or other Mexican Governmental Authorities) (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1E

LIENS

None.

Schedule 2.1(a)

LENDERS AND COMMITMENTS

Lender	U.S. Revolving Commitment	U.S. Revolving Commitment Percentage	U.S. Term Loan Commitment	U.S. Term Loan Percentage	Canadian Revolving Commitment	Canadian Commitment Percentage	Foreign Currency Commitment	Foreign Currency Commitment Percentage
Bank of America, N.A.	U.S.$94,158,334	9.501345510%	U.S.$45,046,875	9.687500000%	C$0	0%	U.S.$25,000,000	33.333333334%
Bank of America, N.A. (Canada Branch)	U.S.$0	0%	U.S.$0	0%	C$13,000,000	32.500000000%	U.S.$0	0%
JPMorgan Chase Bank, N.A.	U.S.$26,450,000	2.669021191%	U.S.$29,062,500	6.250000000%	C$0	0%	U.S.$25,000,000	33.333333333%
JPMorgan Chase Bank, N.A., Toronto	U.S.$0	0%	U.S.$0	0%	C$13,000,000	32.500000000%	U.S.$0	0%
The Bank of New York Mellon	U.S.$65,000,000	6.559031282%	U.S.$30,225,000	6.500000000%	C$0	0%	U.S.$0	0%
The Bank of Tokyo-Mitsubishi UFJ, Ltd., NY Branch	U.S.$43,750,000	4.414732593%	U.S.$20,343,750	4.375000000%	C$0	0%	U.S.$0	0%
The Bank of Nova Scotia (as US Lender)	U.S.$6,850,000	0.691220989%	U.S.$20,343,750	4.375000000%	C$0	0%	U.S.$25,000,000	33.333333333%
The Bank of Nova Scotia (as Canadian Lender)	U.S.$0	0%	U.S.$0	0%	C$14,000,000	35.000000000%	U.S.$0	0%
PNC Bank, NA	U.S.$43,750,000	4.414732593%	U.S.$20,343,750	4.375000000%	C$0	0%	U.S.$0	0%
Barclays Bank PLC	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
Branch Banking and Trust Co.	U.S.$67,708,333	6.832324218%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
Calyon, New York Branch	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
Citizens Bank of Pennsylvania	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
Goldman Sachs Credit Partners L.P.	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
Mizuho Corporate Bank, Ltd.	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
National City Bank	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
Sumitomo Mitsui Banking Corporation	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%
SunTrust Bank	U.S.$34,375,000	3.468718466%	U.S.$15,984,375	3.437500000%	C$0	0%	U.S.$0	0%

Lender	U.S. Revolving Commitment	U.S. Revolving Commitment Percentage	U.S. Term Loan Commitment	U.S. Term Loan Percentage	Canadian Revolving Commitment	Canadian Commitment Percentage	Foreign Currency Commitment	Foreign Currency Commitment Percentage
Bayerische Landesbank, New York Branch	U.S.$24,375,000	2.459636731%	U.S.$11,334,375	2.437500000%	C$0	0%	U.S.$0	0%
Commerzbank AG, New York and Grand Cayman Branches	U.S.$24,375,000	2.459636731%	U.S.$11,334,375	2.437500000%	C$0	0%	U.S.$0	0%
Fifth Third Bank	U.S.$24,375,000	2.459636731%	U.S.$11,334,375	2.437500000%	C$0	0%	U.S.$0	0%
Fortis Capital Corp.	U.S.$24,375,000	2.459636731%	U.S.$11,334,375	2.437500000%	C$0	0%	U.S.$0	0%
HSBC Bank USA, National Association	U.S.$24,375,000	2.459636731%	U.S.$11,334,375	2.437500000%	C$0	0%	U.S.$0	0%
Wachovia Bank, N.A.	U.S.$57,708,333	5.823242482%	U.S.$11,334,375	2.437500000%	C$0	0%	U.S.$0	0%
Wells Fargo Bank, National Association	U.S.$27,500,000	2.774974773%	U.S.$12,787,500	2.750000000%	C$0	0%	U.S.$0	0%
Regions Bank	U.S.$19,375,000	1.955095863%	U.S.$9,009,375	1.937500000%	C$0	0%	U.S.$0	0%
Sovereign Bank	U.S.$12,752,483.44	1.286829812%	U.S.$5,787,775.41	1.244682884%	C$0	0%	U.S.$0	0%
U.S. Bank, National Association	U.S.$19,375,000	1.955095863%	U.S.$9,009,375	1.937500000%	C$0	0%	U.S.$0	0%
Bank of China	U.S.$15,625,000	1.576690212%	U.S.$7,265,625	1.562500000%	C$0	0%	U.S.$0	0%
Comerica Bank	U.S.$15,625,000	1.576690212%	U.S.$7,265,625	1.562500000%	C$0	0%	U.S.$0	0%
Capital One National Association	U.S.$15,625,000	1.576690212%	U.S.$7,265,625	1.562500000%	C$0	0%	U.S.$0	0%
Bank Leumi USA	U.S.$12,500,000	1.261352170%	U.S.$5,812,500	1.250000000%	C$0	0%	U.S.$0	0%
Bank of Hawaii	U.S.$9,375,000	0.946014127%	U.S.$4,359,375	0.937500000%	C$0	0%	U.S.$0	0%
People’s United Bank	U.S.$9,375,000	0.946014127%	U.S.$4,359,375	0.937500000%	C$0	0%	U.S.$0	0%
Chang Hwa Commercial Bank, Ltd., New York Branch	U.S.$6,250,000	0.630676085%	U.S.$2,906,250	0.625000000%	C$0	0%	U.S.$0	0%
Mega International Commercial Bank Co.	U.S.$6,250,000	0.630676085%	U.S.$2,906,250	0.625000000%	C$0	0%	U.S.$0	0%
E. Sun Commercial Bank, Ltd., Los Angeles Branch	U.S.$6,250,000	0.630676085%	U.S.$2,906,250	0.625000000%	C$0	CU.S.$0	U.S.$0	0%
Hua Nan Commercial Bank, Ltd., New York Agency	U.S.$6,250,000	0.630676085%	U.S.$2,906,250	0.625000000%	C$0	0%	U.S.$0	0%
Tristate Capital Bank	U.S.$6,622,516.56	0.668266050%	U.S. $3,221,599.59	0.692817116%	C$0	0%	U.S.$0	0%
TOTAL	U.S.$991,000,000.00	100.00%	U.S.$465,000,000.00	100.00%	C$40,000,000.00	100%	$75,000,000.00	100.00%

Schedule 5.1(d)

LEGAL OPINIONS

Airgas - West, Inc.

Schedule 6.14

SUBSIDIARIES1

Eastern Region

Airgas-East, Inc.	17 Northwestern Drive Salem, NH 03079 Incorporated: Delaware

Airgas-Great Lakes, Inc	311 Columbus Avenue Bay City, MI 48708 Incorporated: Delaware

Airgas-Mid America, Inc.	2950 Industrial Drive Bowling Green, KY 42101 Incorporated: Delaware

Airgas-North Central, Inc.	1250 W. Washington Street West Chicago, IL 60185 Incorporated: Delaware

Airgas-South, Inc.	821-D Livingston Court Marietta, GA 30067 Incorporated: Delaware

Airgas-Gulf States, Inc.	5480 Hamilton Blvd. Theodore, AL 36582 Incorporated: Delaware

Western Region

Airgas Gaspro, Inc.	2305 Kamehameha Highway Honolulu, HI 96819 Incorporated: Delaware

Airgas-Intermountain, Inc.	4810 Vasquez Blvd. Denver, CO 80216-3008 Incorporated: Colorado

[1]	Unless otherwise noted, Airgas owns 100% of the issued and outstanding Capital Stock of each subsidiary.

Airgas-Mid South, Inc.	31 North Peoria, Main Building Tulsa, OK 74120 Incorporated: Delaware

Airgas-NorPac, Inc.	11900 NE 95th Street Vancouver, WA 98682 Incorporated: Delaware

Airgas-Northern California & Nevada, Inc.	6790 Florin Perkins Road Sacramento, CA 95828 Incorporated: Delaware

Airgas-Southwest, Inc.	4817 Agnes Street Corpus Christi, TX 78405 Incorporated: Delaware

Airgas-West, Inc.	4007 Paramount Blvd., Ste. 100 Lakewood, CA 90712 Incorporated: California

Missouri River Holdings, Inc.	259 N. Radnor-Chester Rd. Radnor, PA 19087 Incorporated: Kansas

ADI

Airgas-Safety, Inc.	128 Wharton Road Bristol, PA 19007 Incorporated: Delaware

Gas Operations

Airgas Carbonic, Inc.	6340 Sugarloaf Parkway Duluth, GA 30097 Incorporated: Delaware

Airgas Specialty Gases, In.	6340 Sugarloaf Parkway Duluth, GA 30097 Incorporated: Texas

Nitrous Oxide Corp.	6340 Sugarloaf Parkway Duluth, GA 30097 Incorporated: Delaware

Airgas Specialty Products, Inc.	6340 Sugarloaf Parkway Duluth, GA 30097 Incorporated: Delaware

Other

Red-D-Arc Limited	667 South Service Road Grimsby, Ontario L3M 4G1 Canada Incorporated: Canada

Red-D-Arc, Inc.	685 A Lee Industrial Blvd. Austell, GA 30001 Incorporated: Nevada

Airgas Canada Inc.	Bay 133 3016 10th Ave. NE Calgary, Alberta T2A 6A3 Incorporated: Canada

ATNL, Inc.	210 G Baynard Bldg. 3411 Silverside Rd. Wilmington, DE 19810 Incorporated: Delaware

Airgas Data, LLC	259 N. Radnor-Chester Rd. Radnor, PA 19087 Ownership - Airgas-Mid America: 99% Airgas, Inc: 1% Incorporated: Delaware

Airgas Investments, Inc.	259 N. Radnor-Chester Rd. Radnor, PA 19087 Incorporated: Delaware

Airgas, S.A. De C.V.	Monterrey, Mexico Ownership - Airgas-Southwest, Inc: 99.80% Airgas, Inc: 0.20% Incorporated in Mexico

Red-D-Arc, S.A. De C.V.	Veracruz, Mexico Ownership - Red-D-Arc, Inc: 99.90% Airgas, Inc: 0.10% Incorporated in Mexico

Airgas West, S.A. De C.V.	Tijuana, Mexico Ownership - Airgas-West, Inc: 99% Airgas, Inc: 1% Incorporated in Mexico

Schedule 6.19

PERFECTION INFORMATION

	Chief Executive Office	Tax ID	Organizational ID

Airgas, Inc.	259 N. Radnor-Chester Rd. Radnor, PA 19087 Incorporated: Delaware	56-0732648	2099413-8300

Airgas-East, Inc.	17 Northwestern Drive Salem, NH 03079 Incorporated: Delaware	06-1463355	2662560-8300

Airgas-Great Lakes, Inc (formerly Airgas-Michigan, Inc.)	311 Columbus Avenue Bay City, MI 48708 Incorporated: Delaware	38-2518089	2030471-8300

Airgas-Mid America, Inc.	2950 Industrial Drive Bowling Green, KY 42101 Incorporated: Delaware	61-1237230	2331148-8300

Airgas-North Central, Inc.	1250 W. Washington Street West Chicago, IL 60185 Incorporated: Delaware	39-1845894	2601122-8300

Airgas-South, Inc.	821-D Livingston Court Marietta, GA 30067 Incorporated: Delaware	52-1390683	2057336-8300

Airgas-Gulf States, Inc.	5480 Hamilton Blvd. Theodore, AL 36582 Incorporated: Delaware	52-1633106	2195788-8300

Airgas Gaspro, Inc.	2305 Kamehameha Hwy. Honolulu, HI 96819 Incorporated: Delaware	20-1081552	3790715-8300

Airgas-Intermountain, Inc.	4810 Vasquez Blvd. Denver, CO 80216-3008 Incorporated: Colorado	84-0590677	871209774

Airgas-Mid South, Inc.	31 North Peoria, Main Building Tulsa, OK 74120 Incorporated: Delaware	71-0775603	2522474-8300

Airgas-NorPac, Inc.	1190 NE 95th Street Vancouver, WA 98682 Incorporated: Delaware	91-1428840	2177846-8300

Airgas-Northern California & Nevada, Inc.	6790 Florin Perkins Rd. Suite 300 Sacramento, CA 95828 Incorporated: Delaware	23-2491493	2144042-8300

Airgas-Southwest, Inc.	4817 Agnes Street Corpus Christi, TX 78405 Incorporated: Delaware	74-2768918	2566821-8300

Airgas-West, Inc.	4007 Paramount Blvd., Ste. 100 Lakewood, CA 90712 Incorporated: California	95-1525207	2892281-8100M

Airgas-Safety, Inc.	128 Wharton Road Bristol, PA 19007 Incorporated: Delaware	23-2840701	2604535-8300

Airgas Carbonic, Inc.	6340 Sugarloaf Parkway Suite 300 Duluth, GA 30097 Incorporated: Delaware	58-2298979	2717576-8300

Airgas Specialty Gases, Inc.	6340 Sugarloaf Parkway Suite 300 Duluth, GA 30097 Incorporated: Texas	76-0182866	00783329

Nitrous Oxide Corp.	6340 Sugarloaf Parkway Suite 300 Duluth, GA 30097 Incorporated: Delaware	23-2359281	2049053-8300

ATNL, Inc.	210 G Baynard Bldg. 3411 Silverside Rd. Wilmington, DE 19810 Incorporated: Delaware	51-0371219	2550379-8300

Airgas Data, LLC	259 N. Radnor-Chester Rd. Radnor, PA 19087 Incorporated: Delaware	38-3398137	2864273-8300

Red-D-Arc, Inc.	685 A Lee Industrial Blvd. Austell, GA 30001 Incorporated: Nevada	88-0259460	5490-90

Missouri River Holdings, Inc.	259 N. Radnor-Chester Rd. Radnor, PA 19087 Incorporated: Kansas	48-0559310	0092080

Airgas Investments, Inc.	259 N. Radnor-Chester Rd. Radnor, PA 19087 Incorporated: Delaware	20-2903777	3975805

Airgas Specialty Products, Inc.	6340 Sugarloaf Parkway Suite 300 Duluth, GA 30097 Incorporated: Delaware	20-2529374	3942132

Schedule 8.1

INDEBTEDNESS

(1)	Approximately $30,000,000 in principal amount of acquisition notes, capital leases and other indebtedness.

(2)	Indenture, dated as of March 8, 2004, among Airgas, the guarantors named therein and The Bank of New York, as Trustee, as amended, supplemented or otherwise modified from time to time, in an approximate principal amount of $150,000,000.

(3)	Indenture, dated as of June 10, 2008, among Airgas, the guarantors named therein and The Bank of New York, as Trustee, as amended, supplemented or otherwise modified from time to time, in an approximate principal amount of $400,000,000.

Schedule 8.5

INVESTMENTS

(1)	Investments in National Welders Supply Company, Inc.

(2)	Investments in Consolidated Parties.

Schedules 11.1

CERTAIN NOTICES

BORROWER:

Airgas, Inc.

Radnor Court, Suite 100

259 Radnor-Chester Road

Radnor, PA 19087

Attention: Chief Financial Officer

Tel: (610) 687-5253

Fax: (610) 225-3271

With a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: Ronald Cami, Esq.

Tel: (212) 474-1048

Fax: (212) 474-3700

AGENTS:

U.S. Agent:

for payments and Requests for Credit Extensions:

Bank of America, N.A.

101 N Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attention: Linda Dunlap

Telephone: 704-388-1114

Telecopier: 704-409-0065

Electronic Mail: linda.p.dunlap@bankofamerica.com

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

335 Madison Avenue, 4th Floor

Mail Code: NY1-503-04-03

New York, NY 10017

Attention: Liz Gordon

Telephone: 212-503-8327

Telecopier: 212-901-7841

Electronic Mail: elizabeth.gordon@bankofamerica.com

Operations Contact:

Bank of America, N.A.

Credit Services

One Independence Center

101 N Tryon Street

Charlotte, NC 28255

Telephone: 704-388-1114

Telecopier: 704-409-0065

Electronic Mail: linda.p.dunlap@bankofamerica.com

Canadian Agent:

The Bank of Nova Scotia

720 King Street West

3rd Floor

Toronto, Ontario M5V2T3

Telephone: 416-866-5901

Telecopier: 416-866-5991

Electronic Mail: john_hall@scotiacapital.com

L/C ISSUERS:

Bank of America, N.A.

Trade Operations-Los Angeles #22621

333 S. Beaudry Avenue, 19th Floor

Mail Code: CA9-703-19-23

Los Angeles, CA 90017-1466

Attention: Sandra Leon

Vice President

Telephone: 213.345.5231

Telecopier: 213.345.6694

Electronic Mail: Sandra.Leon@bankofamerica.com

The Bank of New York

One Wall Street - 21N

New York, NY 10286

Attention: Patricia Butler

Telephone: (212) 635-7937

Telecopier: (212) 908-9060

Electronic Mail: pbutler@bankofny.com

The Bank of Nova Scotia

720 King Street West

3rd Floor

Toronto, Ontario M5V2T3

Telephone: 416-866-5901

Telecopier: 416-866-5991

Electronic Mail: john_hall@scotiacapital.com

Exhibit 2A.1(b)(i)

FORM OF NOTICE OF U.S. BORROWING

TO:	Bank of America, N.A., as U.S. Agent

RE:	Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 among Airgas, Inc. (“Airgas”), Airgas Canada Inc. and Red-D-Arc Limited (each a “Canadian Borrower”), the Foreign Borrowers party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent, The Bank of Nova Scotia, as Canadian Agent and the Lenders party thereto (as amended or modified from time to time, the “Credit Agreement”).

DATE: __________________, 20__

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that Airgas is requesting a U.S. Revolving Loan in the amount of $ be funded on , 20 to accrue interest at the interest rate set forth in paragraph 3 below. Subsequent to the funding of the requested Loan, the aggregate amount of outstanding U.S. Revolving Loan will be $ .

3.	The interest rate option applicable to the requested Loan set forth in paragraph 2 above shall be:

a.              the U.S. Base Rate plus the Applicable Percentage for U.S. Base Rate Loans; or

b.              the Eurocurrency Rate plus the Applicable Percentage for Eurocurrency Loans for an Interest Period of:

             one month

             two months

             three months

             six months

             twelve months

4.	The representations and warranties made in Article VI of the Credit Agreement are true and correct in all material respects at and as if made on the date hereof (except for those which expressly relate to an earlier date) unless the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect.

5.	As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested Loan.

6.	The incurrence by Airgas of the Indebtedness evidenced by such Loan is permitted by the Subordinated Note Indenture and constitutes “Senior Debt” (as defined in the Subordinated Note Indenture).

7.	Immediately after giving effect to the making of the requested U.S. Revolving Loan, the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount.

By:
Title:

Exhibit 2B.1(b)(i)

FORM OF NOTICE OF FOREIGN CURRENCY BORROWING

TO:	Bank of America, N.A., as U.S. Agent

RE:	Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 among Airgas, Inc. (“Airgas”), Airgas Canada Inc. and Red-D-Arc Limited (each a “Canadian Borrower”), the Foreign Borrowers party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent, The Bank of Nova Scotia, as Canadian Agent and the Lenders party thereto (as amended or modified from time to time, the “Credit Agreement”).

DATE: ________________, 20__

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.

Please be advised that the undersigned Borrower is requesting a Foreign Currency Loan in the principal amount of                  to be denominated in                      [1] be funded on                 , 20     to accrue interest at the interest rate set forth in paragraph 3 below.

3.	The interest rate option applicable to the requested Foreign Currency Loan set forth in paragraph 2 above shall be:

a.              the U.S. Base Rate plus the Applicable Percentage for U.S. Base Rate Loans.2

b.              the Eurocurrency Rate plus the Applicable Percentage for Eurocurrency Loans for an Interest Period of3:

             one month

             two months

             three months

             six months

             twelve months

c.              the Peso Rate plus the Applicable Percentage for Peso Rate Loans for an Interest Period of4

             twenty-eight days

             ninety-one days

[1]	Identify either U.S. Dollars or a Foreign Currency.
[2]	U.S. Base Rate Loans must be denominated in U.S. Dollars and may only be requested by Airgas.
[3]	Eurocurrency Loans may be denominated in U.S. Dollars or Foreign Currencies (other than Pesos).
[4]	Peso Rate Loans must be denominated in Mexican Pesos and shall be made only to a Foreign Borrower organized under the laws of Mexico.

4.	The representations and warranties made in Article VI of the Credit Agreement are true and correct in all material respects at and as if made on the date hereof (except for those which expressly relate to an earlier date) unless the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect.

5.	As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested Foreign Currency Loan.

6.	The incurrence by the undersigned Borrower of the Indebtedness evidenced by such Loan is permitted by the Subordinated Note Indenture and constitutes “Senior Debt” (as defined in the Subordinated Note Indenture).

7.	To the best of the undersigned Borrower’s knowledge based on exchange rate information available as of the date hereof, immediately after giving effect to the making of the requested Foreign Currency Loan, the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans shall not exceed the Foreign Currency Committed Amount.

By:
Title:

Exhibit 2B.5(a)

FORM OF FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date:                 ,

To:	Bank of America, N.A., as U.S. Agent

Ladies and Gentlemen:

This Foreign Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2B.5(b) of that certain Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, the Lenders, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and The Bank of Nova Scotia, as Canadian Agent. All capitalized terms used in this Foreign Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                                  (the “Foreign Borrower”) and Airgas hereby confirms, represents and warrants to the U.S. Agent and the Lenders that the Foreign Borrower is a wholly-owned Foreign Subsidiary of Airgas.

The documents required to be delivered to the U.S. Agent under Section 2B.5(b) of the Credit Agreement will be furnished to the U.S. Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Foreign Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Foreign Borrower would have had if the Foreign Borrower had been an original party to the Credit Agreement as a Foreign Borrower. The Foreign Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement, including, without limitation, Section 11.5.

The parties hereto hereby request that the Foreign Borrower be entitled to receive Foreign Currency Loans under the Credit Agreement.

This Foreign Borrower Request and Assumption Agreement shall constitute a Credit Document under the Credit Agreement.

THIS FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE U.S. AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER U.S. FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Foreign Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[FOREIGN BORROWER]

By:
Name:
Title:

AIRGAS, INC.

By:
Name:
Title:

Exhibit 2B.5(b)

FORM OF FOREIGN BORROWER NOTICE

Date:                 ,

To:	Airgas, Inc., a Delaware corporation
The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Foreign Borrower Notice is made and delivered pursuant to Section 2B.5(b) of that certain Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, the Lenders, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and The Bank of Nova Scotia, as Canadian Agent. All capitalized terms used in this Foreign Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The U.S. Agent hereby notifies Airgas and the Lenders that effective as of the date hereof [                                                 ] shall be a Foreign Borrower and may receive Foreign Currency Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Foreign Borrower Notice shall constitute a Credit Document under the Credit Agreement.

BANK OF AMERICA, N.A., as U.S. Agent

By:
Name:
Title:

Exhibit 3.1(b)(i)

FORM OF NOTICE OF CANADIAN BORROWING

TO:	The Bank of Nova Scotia, Canadian Agent

RE:	Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 among Airgas, Inc. (“Airgas”), Airgas Canada Inc. and Red-D-Arc Limited (each a “Canadian Borrower”), the Guarantors party thereto, Bank of America, N.A., as U.S. Agent, The Bank of Nova Scotia, as Canadian Agent and the Lenders party thereto (as amended or modified from time to time, the “Credit Agreement”).

DATE: ________________, 200__

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that [insert name of Canadian Borrower] is requesting:

(a)              a Canadian Revolving Loan in the amount of C$                 be funded on                  200     to accrue interest at the Canadian Base Rate plus the Applicable Percentage. Subsequent to the funding of the requested Canadian Revolving Loan, the aggregate amount of outstanding Canadian Revolving Loans will be C$                ; or

(b)              the Canadian Lenders to create Bankers’ Acceptances in the aggregate amount of C$                   on                 , 200     for the following period:

             30 days

             60 days

             90 days

             120 days

             180 days

             [        ] days

3.	The representations and warranties made in Article VI of the Credit Agreement are true and correct in all material respects at and as if made on the date hereof (except for those which expressly relate to an earlier date) unless the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect.

4.	As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested Canadian Revolving Loan or Bankers’ Acceptances.

5.	The incurrence by the applicable Borrower of the Indebtedness evidenced by such Loan or Banker’s Acceptance is permitted by the Subordinated Note Indenture and constitutes “Senior Debt” (as defined in the Subordinated Note Indenture).

6.	Immediately after giving effect to the making of the requested Loan or of the creation of the requested Bankers’ Acceptance, as the case may be, the sum of the aggregate principal amount of outstanding Canadian Revolving Loans plus the aggregate principal amount of outstanding Canadian Swingline Loans plus Canadian LOC Obligations outstanding plus BA Outstandings shall not exceed the Canadian Revolving Committed Amount.

By:
Name:
Title:

Exhibit 4.2

FORM OF NOTICE OF EXTENSION/CONVERSION

Bank of America, N.A.,

as U.S. Agent for the Lenders

Ladies and Gentlemen:

The undersigned (the “Borrower”) refers to the Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among Airgas, Inc., the other Borrowers party thereto, the Lenders, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and The Bank of Nova Scotia, as Canadian Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 4.2 of the Credit Agreement that it requests an extension or conversion of a [                         ]1 Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)	Date of Extension or Conversion (which is the last day of the applicable Interest Period)	_______________________________

(B)	Principal Amount of Extension or Conversion	_______________________________

(C)	Interest rate basis	_______________________________

(D)	Interest Period and the last day thereof	_______________________________

(E)	Applicable currency[2]	_______________________________

Very truly yours,

[BORROWER]

By:
Title:

[1]	Identify if the applicable Loan is a U.S. Revolving Loan, U.S. Term Loan or Foreign Currency Loan
[2]	Applies only to Foreign Currency Loans. Foreign Currency Loans may only be extended in the same currency.

Exhibit 4.4

FORM OF

NEW COMMITMENT AGREEMENT

Reference is made to the Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 (as amended, modified, extended or restated from time to time, the “Credit Agreement”) by and among Airgas, Inc., a Delaware corporation (“Airgas”), the other Credit Parties party thereto, the Lenders party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and The Bank of Nova Scotia, as Canadian Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

1. Effective as of the Effective Date set forth below, the undersigned Lender hereby confirms its Additional Commitment, in an aggregate principal amount of up to the amount specified below to [(i) make U.S. Revolving Loans in accordance with the provisions of Section 2.1(a), (ii) purchase participation interests in U.S. Letters of Credit in accordance with the provisions of Section 2.3(c) and (iii) to purchase participation interests in the U.S. Swingline Loans in accordance with the provisions of Section 2.4(b)(iii).]* [to make U.S. Term Loans in accordance with the provisions of Section 2.5(a).]** [to make Canadian Revolving Loans in accordance with the provisions of Section 3.1(a).]*** If the undersigned Lender is already a Lender under the Credit Agreement, such Lender acknowledges and agrees that such Additional Commitment is in addition to any existing Commitment of such Lender under the Credit Agreement. If the undersigned Lender is not already a Lender under the Credit Agreement, such Lender hereby acknowledges, agrees and confirms that, by its execution of this New Commitment Agreement, such Lender will, as of the Effective Date, be a party to the Credit Agreement and the Intercreditor Agreement and be bound by the provisions of the Credit Agreement and the Intercreditor Agreement and, to the extent of its Commitment, have the rights and obligations of a Lender thereunder.

2. This New Commitment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Amount of Additional Commitment	______________________________

Effective Date of Additional Commitment	_________________________, 20__

*	To be used if the New Commitment being provided is a U.S. Revolving Commitment
**	To be used if the New Commitment being provided is a U.S. Term Commitment
***	To be used if the New Commitment being provided is a Canadian Revolving Commitment

The terms set forth above are hereby agreed to:

[Lender]

By:
Title:

CONSENTED TO (as required by the Credit Agreement):

BANK OF AMERICA, N.A., as U.S. Agent	AIRGAS, INC

By:	By:
Title:	Title:

Exhibit 7.1(c)

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

For the fiscal quarter ended                                     , 20    .

I,                                                      , [Title] of Airgas, Inc. (“Airgas”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 (as amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among Airgas, Inc., the Canadian Borrowers, the Lenders party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and The Bank of Nova Scotia, as Canadian Agent:

a.	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP (subject to Section 1.3 of the Credit Agreement) applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

b.	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred and is continuing under the Credit Agreement; and

Delivered herewith are detailed calculations demonstrating compliance by the Consolidated Parties with the financial covenants contained in Section 7.10 of the Credit Agreement as of the end of the fiscal period referred to above.

This                  day of                     , 20__.

AIRGAS, INC.

Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20__, is by and between _____________________, a _________________________ (the “Restricted Subsidiary”), BANK OF AMERICA, N.A., in its capacity as U.S. Agent (the “U.S. Agent”) under that certain Twelfth Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of July 25, 2006, by and among AIRGAS, INC., a Delaware corporation (“Airgas”), certain Subsidiaries of Airgas from time to time party thereto as Borrowers, the Guarantors, the Lenders, the U.S. Agent and The Bank of Nova Scotia, as the Canadian Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Credit Parties are required by Section 7.12 of the Credit Agreement to cause the Restricted Subsidiary to become a “Guarantor”.

Accordingly, the Restricted Subsidiary hereby agrees as follows with the U.S. Agent, for the benefit of the Lenders:

1. The Restricted Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Restricted Subsidiary will be deemed to be a party to the Credit Agreement and a [“U.S. Subsidiary Guarantor”][“Canadian Subsidiary Guarantor”][“Foreign Subsidiary Guarantor”] for all purposes of the Credit Agreement, and shall have all of the obligations of a [U.S. Subsidiary Guarantor][Canadian Subsidiary Guarantor] [Foreign Subsidiary Guarantor] thereunder as if it had executed the Credit Agreement. The Restricted Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the [U.S. Subsidiary Guarantors][Canadian Subsidiary Guarantors] [Foreign Subsidiary Guarantors] contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Restricted Subsidiary hereby (i) jointly and severally together with the other applicable Guarantors, guarantees to the applicable Lenders and the Agents, as provided in Article XII of the Credit Agreement, the prompt payment and performance of the [Canadian Obligations][Credit Party Obligations][Foreign Obligations] in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

[2. The Restricted Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Restricted Subsidiary will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The Restricted Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the Restricted Subsidiary hereby pledges and assigns to Collateral Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of the Restricted Subsidiary in and to the Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement) listed on Schedule 1 attached hereto

[3. The Restricted Subsidiary’s jurisdiction of formation, chief executive office and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 2 attached hereto.]1

[1]	Applies only to Domestic Subsidiaries

4. The address of the Restricted Subsidiary for purposes of all notices and other communications is _______________________, __________________________, Attention of ______________ (Facsimile No. __________).

5. The Restricted Subsidiary hereby waives acceptance by the Agents and the applicable Lenders of the guaranty by the Restricted Subsidiary under Article XII of the Credit Agreement upon the execution of this Agreement by the Restricted Subsidiary.

6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of New York.

IN WITNESS WHEREOF, the Restricted Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the U.S. Agent, for the benefit of the applicable Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N. A., as U.S. Agent

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Pledged Collateral]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Jurisdiction of Formation, and

Chief Place of Business of Subsidiary]

Exhibit 11.3

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the effective date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the effective date inserted by the [U.S.][Canadian] Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and the Intercreditor Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, LOC Obligations, U.S. Swingline Loans and Canadian Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement and the Intercreditor Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________________________________

2.	Assignee:	____________________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	[Airgas, Inc.][Airgas Canada, Inc.][Red-D-Arc Limited][insert applicable Foreign Borrower]

4.	Agents:	Bank of America, N.A., as the U.S. Agent under the Credit Agreement and The Bank of Nova Scotia, as the Canadian Agent under the Credit Agreement

5.	Credit Agreement:	Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006 among Airgas, Inc., the Canadian Borrowers, the Foreign Borrowers, the Lenders party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and The Bank of Nova Scotia, as Canadian Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: _______________________][3]

effective date: ______________________ _____________, 200__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A. as U.S. Agent

By
Title:

[Consented to and]5 Accepted:

[THE BANK OF NOVA SCOTIA, as Canadian Agent

By
Title:]

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “U.S. Revolving Commitment,” “U.S. Term Loan Commitment,” etc.)

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the effective date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	To be added only if the consent of the U.S. Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Canadian Agent is required by the terms of the Credit Agreement.

[Consented to:]1

[_________________, as [[U.S.][Canadian] Issuing Lender]

By
Title:

[Consented to:]2

[________________, as [[U.S.][Canadian] Swingline Lender]

By
Title:

AIRGAS, INC.

By
Title:

[1]	To be added only if the consent of the Company and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Company and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Airgas, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the effective date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the U.S. Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the U.S. Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the effective date, the Agents shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the effective date and to the Assignee for amounts which have accrued from and after the effective date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.